Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02, this “Agreement”) is made and entered into as of August 18, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses ((a)) and ((b)) of this preamble, collectively, the “Parties”):1

(a)	Valaris plc, a company incorporated under the Laws of England and Wales (“Valaris” or the “Company”), and each of its affiliates to this Agreement listed in Exhibit D that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Noteholders, or any affiliates that have, following the Agreement Effective Date, executed and delivered signature pages to a Joinder (as applicable) to counsel to the Consenting Noteholders (the Entities in this clause (a), collectively, the “Company Parties”); and

(b)	the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Senior Note Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties and counsel to the Consenting Noteholders (the Entities in this clause (b), collectively, the “Consenting Noteholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Noteholders have in good faith and at arms’ length negotiated and agreed to seek to implement certain restructuring and recapitalization transactions with respect to the Group’s and Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit A hereto (the “Restructuring Term Sheet”);

WHEREAS, the Company Parties intend to implement such restructuring and recapitalization transactions consistent with the Restructuring Term Sheet, by commencing voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Chapter 11 Cases”) with respect to the Filing Entities, and pursuing the implementation of the Plan in the Chapter 11 Cases, and through Administration, a Shareholder Scheme, a UK Restructuring Plan or one or more of the other Implementation Mechanisms (as determined with the consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld, conditioned or delayed)) (such transactions being, the “Restructuring Transactions”), provided that no such consent shall be required in relation to the Ancillary Proceedings;

1 Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;

WHEREAS, the members of the Ad Hoc Group have committed to provide $500 million debtor-in-possession financing to the Company during the Chapter 11 Cases on terms consistent with the DIP Commitment Letter and DIP Term Sheet (each as defined herein); and

WHEREAS, the members of the Ad Hoc Group have committed to backstop a rights offering of $500 million new money notes to be issued by the Company upon consummation of the Plan on terms, and in accordance with, the New Secured Notes Term Sheet and the Backstop Agreement (each as defined herein).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.               Definitions and Interpretation.

1.01.         Definitions. The following terms shall have the following definitions:

“2020 Notes” means the 6.875% Senior Notes due 2020, issued by Pride International, LLC., a Delaware limited liability company.

“2021 Notes” means the 4.700% Senior Notes due 2021, issued by Ensco plc, a public limited company organized under the laws of England and Wales.

“2022 Notes” means the 4.875% Senior Notes due 2022, originally issued by Rowan Companies, Inc., a Delaware corporation, and assumed by Valaris.

“2026 Notes” means the 7.75% Senior Notes due 2026, issued by Ensco plc, a public limited company organized under the laws of England and Wales.

“2027 Debentures” or “Ensco International Bonds” means the 7.20% Debentures due 2027, issued by ENSCO International Incorporated, a Delaware corporation.

“2040 Notes” means the 7.875% Senior Notes due 2040, issued by Pride International, LLC., a Delaware limited liability company.

“2042 Notes” means the 5.40% Senior Notes due 2042, originally issued by Rowan Companies, Inc., a Delaware corporation, and assumed by Valaris.

“3.0% 2024 Notes” or “Jersey Bonds” means the Exchangeable 3.0% Senior Notes due 2024, issued by ENSCO Jersey Finance Limited, a Jersey corporation.

“4.5% 2024 Notes” means the 4.50% Senior Notes due 2024, issued by Ensco plc, a public limited company organized under the laws of England and Wales.

“4.75% 2024 Notes” means the 4.75% Senior Notes due 2024, originally issued by Rowan Companies, Inc., a Delaware corporation, and assumed by Valaris.

“5.2% 2025 Notes” means the 5.20% Senior Notes due 2025, issued by Ensco plc, a public limited company organized under the laws of England and Wales.

“5.85% 2044 Notes” means the 5.85% Senior Notes due 2044, originally issued by Rowan Companies, Inc., a Delaware corporation, and assumed by Valaris.

“5.75% 2044 Notes” means the 5.75% Senior Notes due 2044, issued by Ensco plc, a public limited company organized under the laws of England and Wales.

“7.375% 2025 Notes” means the 7.375% Senior Notes due 2025, originally issued by Rowan Companies, Inc., a Delaware corporation, and assumed by Valaris.

“8.0% 2024 Notes” means the 8.00% Senior Notes due 2024, issued by Ensco plc, a public limited company organized under the laws of England and Wales.

“Ad Hoc Group” means the ad hoc group of noteholders represented by Kramer Levin, Akin Gump, Houlihan Lokey, and Porter Hedges LLP.

“Administration” has the meaning set forth in the definition of “Implementation Mechanisms.”

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such entity was a debtor in a case under the Bankruptcy Code.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Akin Gump” means Akin Gump LLP as English legal counsel to the Ad Hoc Group.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Ancillary Proceedings” has the meaning set forth in the definition of “Implementation Mechanisms.”

“Backstop Agreement” means that certain backstop agreement, dated as of the Execution Date, by and among the Backstop Parties and Valaris, as may be amended, supplemented, or modified from time to time, setting forth, among other things, the terms and conditions of the Rights Offering, the Backstop Commitments, and the payment of the Backstop Premium, and is attached as Exhibit 3 to the Restructuring Term Sheet.

“Backstop Commitment” means the Backstop Parties’ commitment to backstop the Rights Offering on the terms and conditions set forth in the Restructuring Term Sheet and the Backstop Agreement.

“Backstop Parties” has the meaning set forth in the Restructuring Term Sheet.

“Backstop Premium” means the premium payable on, and as a condition to, the Plan Effective Date, to the members of the Ad Hoc Group in consideration for the Backstop Commitment on the terms set forth in the Restructuring Term Sheet and the Backstop Agreement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or in London, England.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Chosen Court” means the United States District Court for the Southern District of New York or any New York state court; provided, that if any of the Company Parties commence Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Company Parties.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the Credit Facility Claims, DIP Claims, and the Senior Notes Claims.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Noteholders Advisors” means, collectively, (i) Kramer Levin, (ii) Akin Gump, (iii) Houlihan Lokey, (iv) DNB Markets, (v) Porter Hedges LLP, (vi) the compensation consultant to be engaged pursuant to the MIP Term Sheet, and (vii) other local counsel and specialist advisors retained by the members of the Ad Hoc Group.

“Credit Facility” means the Fourth Amended and Restated Credit Agreement, dated as of May 7, 2013, among Valaris and Pride International, Inc., as borrowers, the banks party thereto, Citibank, N.A., as Administrative Agent, DNB Bank ASA, as Syndication Agent, Deutsche Bank Securities Inc., HSBC Bank USA, NA and Wells Fargo Bank, National Association, as Co-Documentation Agents, and Citibank, N.A., DNB Bank ASA, New York Branch, Deutsche Bank AG New York Branch, HSBC Bank USA, NA and Wells Fargo Bank, National Association, each as an Issuing Bank (as defined in the Credit Facility), as amended, restated, supplemented or modified from time to time.

“Credit Facility Claims” means any Claim against any Company Party with respect to: (a) the Credit Facility and (b) each Finance Document entered into pursuant to or in connection with the Credit Facility.

“Debtor” means, as applicable, each of the Company Parties in its capacity as a debtor in its respective Chapter 11 Case.

“Definitive Documents” means the documents listed in Section 3.01.

“DIP Claims” means any Claim on account of the DIP Facility Documents.

“DIP Commitment Letter” means the commitment letter setting forth the terms and conditions of the DIP Facility, attached as Exhibit 1 to the Restructuring Term Sheet.

“DIP Credit Agreement” means that certain debtor-in-possession credit agreement by and among certain Company Parties, consistent with the terms and conditions of the DIP Commitment Letter, the DIP Term Sheet and this Agreement and as approved by the Financing Order.

“DIP Facility” means the $500 million new-money superpriority secured term loans to be made by the members of the Ad Hoc Group in accordance with the DIP Credit Agreement.

“DIP Facility Documents” means the DIP Credit Agreement and any other documentation necessary to effectuate the incurrence of the DIP Facility.

“DIP Term Sheet” means the term sheet setting forth the terms and conditions of the DIP Facility.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Disclosure Statement Order” means an order entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by sections 1125 and 1126(b) of the Bankruptcy Code.

“Enforcement Action” means any action of any kind to:

(a)            declare prematurely due and payable or otherwise seek to accelerate payment of all or any part of any Company Claims/Interests;

(b)            recover, or demand cash cover in respect of, all or any part of any Company Claims/Interests (including by exercising any set-off, save as required by law);

(c)            petition for (or take or support any other step which may lead to) any corporate action, legal process (including legal proceedings, execution, distress, and diligence) or other procedure or step being taken in relation to any Company Party entering into Insolvency Proceedings; or

(d)            sue, claim, institute, or continue any legal process (including legal proceedings, execution, distress, and diligence) against any Company Party;

provided that, for the avoidance of doubt, the Harris County Litigation and the Pride Allegations shall be deemed Enforcement Actions.

“Ensco International Bond Claims” means any Claim against any Company Party with respect to the 2027 Debentures.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, units, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, units, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Fiduciary Out” has the meaning set forth in Section 12.02(b).

“Filing Entities” means those Company Parties which are debtors in the Chapter 11 Cases, in the first instance being those entities identified as such on Exhibit D.

“Finance Documents” means, collectively, (a) the Credit Facility and the Senior Notes Indentures and (b) all other documents entered into pursuant to or in connection with the foregoing documents in clause (a) of this definition.

“Financing Order” means the order of the Bankruptcy Court setting forth the terms of debtor-in-possession financing, which shall be consistent with the DIP Term Sheet and DIP Commitment Letter.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file.

“Governing Body” means the board of directors, board of managers, manager, general partner, investment committee, finance committee, special committee, investigation committee, or such similar governing body of any Entity.

“Group” means Valaris and each of its direct and indirect subsidiaries in which Valaris has at least a simple majority ownership or voting stake.

“Harris County Litigation” means the Original Petition captioned UMB Bank v. Darin Gibbins, 2020-18184, Harris County, Texas that was filed on March 19, 2020, as may be amended.

“Houlihan Lokey” means Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Group.

“Implementation Mechanisms” means one or more of the following implementation mechanisms for the purpose of implementing the Restructuring Transactions in a manner that conforms to and is consistent with the Restructuring Term Sheet and gives effect to or facilitates the implementation of the Plan (including with respect to (i) the compromise of all or a subset of the Company Claims/Interests, and (ii) the issuance of the Newco Valaris Equity) in the United Kingdom and (if and as applicable) the Cayman Islands, Jersey, or other jurisdictions:

(a)            an administration of Valaris under Part II of the Insolvency Act 1986 (United Kingdom) (an “Administration”);

(b)            a members’ scheme of arrangement with respect to Valaris under Part 26 of the Companies Act 2006 (United Kingdom) (a “Shareholder Scheme”);

(c)            a restructuring plan under Part 26A of the Companies Act 2006 (United Kingdom) (a “UK Restructuring Plan”); and/or

(d)            ancillary proceedings to the Chapter 11 Cases or any of the foregoing Implementation Mechanisms including to implement or effect cross-border recognition of the Chapter 11 Cases, the Restructuring Transactions and the Plan including proceedings under the UK Cross-Border Insolvency Regulations 2006, the appointment of administrators or equivalent officeholders (howsoever described) under applicable law, dissolution proceedings under applicable law, and joint provisional liquidations under the Laws of any other relevant jurisdiction (collectively, the “Ancillary Proceedings”), in each case as determined with the consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld, conditioned or delayed), provided that no such consent shall be required in relation to any Ancillary Proceedings.

“Insolvency Proceeding” means any corporate action, legal proceeding, or other procedure or step taken in any jurisdiction in relation to:

(a)            the suspension of payments, a moratorium of any indebtedness, winding-up, bankruptcy, liquidation, dissolution, administration, receivership, administrative receivership, judicial composition or reorganization (by way of voluntary arrangement, scheme or otherwise) of any member of the Group, including under the Bankruptcy Code;

(b)            a composition, conciliation, scheme of arrangement, compromise or arrangement with the creditors generally of any member of the Group or an assignment by any member of the Group of its assets for the benefit of its creditors generally or any member of the Group becoming subject to a distribution of its assets;

(c)            the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, or other similar officer in respect of any member of the Group or any of its assets;

(d)            enforcement of any security over any assets of any member of the Group; or

(e)            any procedure or step in any jurisdiction analogous to those set out in paragraphs (a) to (d) above.

“Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Company Party, including all issued, unissued, authorized, or outstanding shares of capital stock of the Company Parties, and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Company Party.

“Jersey Bond Claims” means any Claim against any Company Party with respect to the 3.0% 2024 Notes.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit C.

“Kramer Levin” means Kramer Levin Naftalis & Frankel LLP, as legal counsel to the Ad Hoc Group.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Legacy Rowan Bond Claims” means any Claim against any Company Party with respect to the Legacy Rowan Bonds.

“Legacy Rowan Bonds” means the 2022 Notes, the 2042 Notes, the 4.75% 2024 Notes, the 5.85% 2044 Notes, and the 7.375% 2025 Notes.

“Material Adverse Effect” means one or more Events or a series of Events that taken alone or together has a material adverse effect on (i) the Group’s ability to implement the Restructuring Transactions or (ii) the financial condition of the Group taken as a whole, other than the following:

(a)            a breach of any financing arrangement (i) which has been waived, including, without limitation, under this Agreement or any other document in each case with the consent of the Required Consenting Noteholders, (ii) which arises as a result of the Restructuring Transactions (including any of the factors identified in (e) below) or (iii) provided that Valaris or any other Debtor is taking reasonable steps to remedy the breach;

(b)            (i) the failure to meet any projections or estimated revenues or profits (provided that the underlying cause of any such failure may constitute, or be taken into account in determining, a Material Adverse Effect to the extent not otherwise excluded under this definition of “Material Adverse Effect”) or (ii) the occurrence of exceeding any estimated costs or expenses;

(c)            any enforcement action which has been stayed, suspended or dismissed;

(d)            any litigation or similar action against any Company Party which arises from or relates to the Restructuring Transactions with respect to the Company Parties’ capital structure and is being defended by a Company Party in good faith;

(e)            the commencement or pendency of any UK Restructuring Plan, any Chapter 11 Case, any Shareholder Scheme, any Administration or any Ancillary Proceedings, if any, or any other aspect of the Implementation Mechanisms in accordance with and materially consistent with this Agreement;

(f)            the execution, announcement or performance of this Agreement or other Definitive Documents or the transactions contemplated hereby or thereby (including any act or omission of Valaris or any other Debtor expressly required or prohibited, as applicable, by this Agreement);

(g)           any matters known or expressly disclosed to any Consenting Noteholder prior to the date of this Agreement; or

(j)            any material changes after the date of this Agreement in applicable Law or GAAP or enforcement thereof, provided, that such exception shall not apply to the extent that such event is disproportionately adverse to the Group, taken as a whole, as compared to other companies in the industries in which the Group operates.

“Milestones” means the dates set forth in Section 8, as they may be extended in accordance with this Agreement.

“MIP Term Sheet” means the term sheet attached as Exhibit 6 to the Restructuring Term Sheet.

“Newbuild Debtors” has the meaning set forth in the Restructuring Term Sheet.

“New Secured Notes” has the meaning set forth in the Restructuring Term Sheet.

“New Secured Notes Documents” means the New Secured Notes Indenture and any other documentation necessary to effectuate the incurrence of the New Secured Notes.

“New Secured Notes Indenture” means the indenture governing the New Secured Notes which shall be consistent with the New Secured Notes Term Sheet.

“New Secured Notes Term Sheet” means the term sheet setting forth the terms of the New Secured Notes Indenture attached as Exhibit 2 to the Restructuring Term Sheet.

“New Warrants” means those certain warrants to purchase Newco Valaris Equity on the terms set forth in the New Warrant Agreement.

“New Warrant Agreement” means that certain agreement providing for, among other things, the issuance and terms of the New Warrants issued by Newco Valaris as set forth in the Restructuring Term Sheet.

“Newco Valaris” means a newly-formed limited company, or other legal entity, in form and substance and incorporated in such jurisdiction as is reasonably determined in each case by the Company Parties and the Required Consenting Noteholders (such determination not to be unreasonably withheld, conditioned or delayed), that will be the ultimate parent of the Filing Entities (other than, in certain scenarios, Valaris) and the issuer of the Newco Valaris Equity, as from the Plan Effective Date.

“Newco Valaris Equity” means equity securities in Newco Valaris.

“Outside Date” has the meaning set forth in Section 8.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transfer” means each Transfer of Company Claims/Interests which meets the requirements of Section 9.01.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Petition Date” means the first date any of the Filing Entities commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization filed by the Filing Entities under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Pride Allegations” means any Claim or cause of action, whether known or unknown, that is asserted or assertable against the Company Parties or any of the Company Parties’ Related Parties, related to or arising out of: (a) certain of the Company Parties’ arbitration with Samsung Heavy Industries in 2016, or the settlement or proceeds thereof; or (b) historical transactions related to the acquisition of Pride Global II by certain Company Parties.

“Pride Bond Claims” means any Claim against any Company Party with respect to the Pride Bonds.

“Pride Bonds” means collectively the 2020 Notes and the 2040 Notes.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any Governing Body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such person’s or Entity’s respective heirs, executors, estates, and nominees.

“Required Consenting Noteholders” means, as of the relevant date, Consenting Noteholders holding at least 50.01% of the aggregate outstanding principal amount of Senior Notes that are held by Consenting Noteholders at the relevant time.

“Restructuring Steps Plan” means the steps plan which sets out the relevant steps for the Restructuring Transactions, including the reorganization of the Company Parties and issuance of the Newco Valaris Equity, through the Chapter 11 Cases, the Plan and the Administration, Shareholder Scheme, UK Restructuring Plan or other Implementation Mechanism.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rights Offering” has the meaning set forth in the Restructuring Term Sheet.

“Rights Offering Documents” means collectively, the Backstop Agreement and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offering, including the Rights Offering Procedures.

“Rights Offering Procedures” means those certain rights offering procedures with respect to the Rights Offering, which rights offering procedures shall be set forth in the Rights Offering Documents.

“Rowan Ad Hoc Group Fees” means all pre- and post-petition fees of the ad hoc group of Rowan bondholders including reimbursement of charges by Quinn Emanuel Urquhart & Sullivan LLP, the indenture trustee and its counsel Katten Muchin Rosenman LLP and local counsel, which for the avoidance of doubt includes all fees and expenses related to the Harris County Litigation.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Section 510(b) Claim” means any Claim against a Company Party arising from rescission of a purchase or sale of a security (as defined in section 2(a)(1) of the Securities Act) of any Company Party or an Affiliate of any of the Company Parties, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes” means, collectively, the 2020 Notes, the 2021 Notes, the 2022 Notes, the 4.5% 2024 Notes, the 3.0% 2024 Notes, the 4.75% 2024 Notes, the 8.0% 2024 Notes, the 5.2% 2025 Notes; the 7.375% 2025 Notes, the 2026 Notes, the 2027 Debentures, the 2040 Notes, the 2042 Notes, the 5.85% 2044 Notes, and the 5.75% 2044 Notes.

“Senior Notes Claim” means any Claim on account of the Senior Notes.

“Senior Notes Indentures” means, collectively, those certain indentures or bond agreements, as amended, supplemented or modified from time to time, for the Senior Notes, as applicable.

“Solicitation Materials” means all solicitation materials in respect of the Plan.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.03, 12.04, or 12.05.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit B.

“Trustee” means any indenture trustee or other trustee or similar entity under the Senior Notes Indentures.

“UK Restructuring Plan” has the meaning set forth in the definition of Implementation Mechanisms.

“UK Restructuring Plan Meeting” means each meeting convened by a Company Party, pursuant to an order of a court of competent jurisdiction, of the UK Restructuring Plan Stakeholders in order to vote on the UK Restructuring Plan, or in the event such meeting is adjourned, the date of such reconvened meeting.

“UK Restructuring Plan Stakeholder” means a creditor (whether actual or contingent) or (as applicable) a member of the proposing Company Party, who is entitled to consider and cast its vote in relation to the relevant UK Restructuring Plan.

“Valaris” has the meaning set forth in the preamble to this Agreement.

“Valaris Bond Claims” means any Claim against any Company Party with respect to the 2021 Notes, the 4.5% 2024 Notes, the 8.0% 2024 Notes, the 5.2% 2025 Notes, the 7.75% 2026 Notes, and the 5.75% 2044 Notes (and collectively, the “Valaris Bonds”).

1.02.        Interpretation. For purposes of this Agreement:

(a)            in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)            capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)            unless otherwise specified, any reference herein to a contract, lease, instrument, order, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)            unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)            unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)            the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)            captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)            references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)             the use of “include” or “including” is without limitation, whether stated or not; and

(j)             the phrase “counsel to the Consenting Noteholders” refers in this Agreement to each counsel specified in Section 14.10 other than counsel to the Company Parties.

Section 2.              Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)            each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)            each of the Company Parties shall have executed and delivered counterpart signature pages of the Backstop Agreement to counsel to each of the Parties;

(c)            holders of at least 45% of the aggregate outstanding principal amount of Senior Notes Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties; and

(d)            counsel to the Company Parties shall have given notice to counsel to the Consenting Noteholders in the manner set forth in Section 14.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

Section 3.             Definitive Documents.

3.01.        The Definitive Documents governing the Restructuring Transactions shall, subject always to Section 3.02, include:

(a)            irrespective of Implementation Mechanism:

(i)             the Restructuring Steps Plan;

(ii)            any organizational documents of Newco Valaris;

(iii)           the Backstop Agreement and all other Rights Offering Documents;

(iv)           the New Secured Notes Documents;

(v)            any and all documentation required to implement, issue, and distribute the Newco Valaris Equity and New Warrants (including the New Warrant Agreement); and

(vi)            all opinions, certificates, filings and other deliverables required to satisfy the conditions precedent to the effectiveness of the foregoing documents and agreements; and

(b)            if a UK Restructuring Plan is to be pursued:

(i)            a practice statement letter (to the extent applicable);

(ii)            an explanatory statement including the scheme/plan document itself;

(iii)            an order of the relevant court in which the UK Restructuring Plan has been filed, giving orders for directions with respect to, among other things, the convening of creditor and/or member meetings to vote on the UK Restructuring Plan;

(iv)            an order of the court in which the UK Restructuring Plan has been filed sanctioning the relevant UK Restructuring Plan; and

(v)            any other document, deed, agreement, filing, notification, letter or instrument necessary or desirable (in the opinion of the proponent of the UK Restructuring Plan, acting reasonably) whether entered into by a Company Party and/or Consenting Noteholder in connection with implementation of the UK Restructuring Plan (including, for the avoidance of doubt, where such documents are referred to or described in the explanatory statement) (the documents in sub-paragraphs (b)(i) to (b)(v) together, the “UK Restructuring Plan Documents”);

(c)            if a Shareholder Scheme is to be pursued:

(i)             a practice statement letter (to the extent applicable) and an explanatory statement (including for the avoidance of doubt, the scheme document itself);

(ii)            an order of the relevant court in which the Shareholder Scheme has been filed, giving orders for directions with respect to, among other things, the convening of member meetings to vote on the Shareholder Scheme;

(iii)            an order of the court in which the Shareholder Scheme has been filed sanctioning the Shareholder Scheme; and

(iv)           any other document, deed, agreement, filing, notification, letter or instrument necessary or desirable (in the opinion of the proponent of the Shareholder Scheme, acting reasonably) entered into by a Company Party in connection with implementation of the Shareholder Scheme (including, for the avoidance of doubt, where such documents are referred to or described in the explanatory statement); and

(d)            in relation to an Administration, an order of the relevant court in which the application for Administration has been filed and any material documents to which the Company is party in relation to the administration process (including in relation to the quantum and structure of funding of the administrators and any sale and purchase agreements and related documents to be entered into or used in connection with the direct or indirect sale of any of the Company Parties to Newco Valaris) where such documents are entered into prior to the Restructuring Effective Date, provided that this shall not include, without limitation, any witness statements in respect of the application for Administration, any protocol entered into between any of the Company Parties and an administrator, where such protocol otherwise complies with this Agreement, nor any document, deed, agreement, filing, notification, letter or instrument required to be issued, produced or otherwise created by an administrator pursuant to applicable Law;

(e)            in relation to the Chapter 11 Cases: (i) the Plan; (ii) the Confirmation Order; (iii) the Disclosure Statement; (iv) the Disclosure Statement Order and the other Solicitation Materials and any related motions seeking the approval thereof; (v) the DIP Facility Documents and the Financing Order; (vi) the First Day Pleadings and all orders sought pursuant thereto and all other material pleadings filed in the Chapter 11 Cases; (vii) the Plan Supplement; and (viii) any other documentation relating to distributions provided to the holders of any Claims or Equity Interests, exit financing or other related documents and such other agreements and documentation reasonably desired or necessary to consummate and document the transactions contemplated by this Agreement and the Restructuring Term Sheet; and

(f)            such other documents as the Company Parties or the Required Consenting Noteholders reasonably determine are necessary to implement the Restructuring Transactions, or reasonably identify as documents which should be treated as Definitive Documents.

3.02.        The Parties acknowledge that the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. The final form of each of the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants materially consistent in all respects with the terms of this Agreement and the Restructuring Term Sheet, as they may be modified, amended, or supplemented in accordance with Section 13. Each of the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall be in a form and substance reasonably acceptable to the Company Parties and the Required Consenting Noteholders; provided that any Definitive Documents in respect of a UK Restructuring Plan or Shareholder Scheme need only be reasonably acceptable to the Required Consenting Noteholders with Company Claims/Interests against the Company Parties subject to such UK Restructuring Plan or Shareholder Scheme.

Section 4.             Commitments of the Consenting Noteholders.

4.01.         General Commitments.

(a)            During the Agreement Effective Period, each Consenting Noteholder agrees, in respect of all of its Company Claims/Interests, to:

(i)            support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii)            use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii)            use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 4.01(b);

(iv)            use commercially reasonable efforts to give any notice, order, instruction, or direction to the applicable Trustees necessary to give effect to the Restructuring Transactions;

(v)            consider in good faith any amendments to this Agreement proposed by the Company Parties that may assist in obtaining approval of or additional support for the Restructuring Transactions; and

(vi)            negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are materially consistent with this Agreement, the Restructuring Term Sheet, and the Restructuring Steps Plan, to which it is required to be a party.

(b)            During the Agreement Effective Period, each Consenting Noteholder agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly, or direct or encourage any person to:

(i)            object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)            propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)            file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, any Implementation Mechanism or the Plan;

(iv)            initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to a UK Restructuring Plan, the Chapter 11 Cases, an Administration, this Agreement, a Shareholder Scheme, the Ancillary Proceedings, or the other Restructuring Transactions contemplated herein against the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under or contemplated by this Agreement, or as otherwise agreed in writing to be necessary or desirable for the implementation of the Restructuring Transactions by the Company Parties and the Required Consenting Noteholders; provided, for the avoidance of doubt, that nothing in this Agreement shall limit the right of any Party hereto to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any other Definitive Document or to file any pleading in the Chapter 11 Cases, UK Restructuring Plan, the Chapter 11 Cases, an Administration, a Shareholder Scheme or any Ancillary Proceedings if the relief sought by the Company is inconsistent with this Agreement, the Confirmation Order or any other Definitive Document or was filed without the consent of the Required Consenting Noteholders;

(v)            (A) take (directly or indirectly) any Enforcement Actions; (B) direct or encourage any person to take any Enforcement Action; or (C) vote or direct any proxy appointed by it to vote in favor of any Enforcement Action, in each case except as contemplated by this Agreement or the Definitive Documents or as otherwise agreed in writing to be necessary or desirable for the implementation of the Restructuring Transactions by the Company Parties and the Required Consenting Noteholders; or

(vi)           object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

4.02.         Commitments with Respect to a UK Restructuring Plan. During the Agreement Effective Period, each Consenting Noteholder agrees in respect of each of its Company Claims/Interests pursuant to this Agreement:

(a)            to use commercially reasonable efforts to (i) take all necessary steps, and (ii) to execute all necessary documents, in order to authorize and direct a vote on such Consenting Noteholder’s behalf in favor of any UK Restructuring Plan proposed by a Company Party in respect of each of its Company Claims/Interests against the Company Party that is subject to that UK Restructuring Plan and any Ancillary Proceedings pursuant to this Agreement;

(b)            without limiting the binding nature of any UK Restructuring Plan, to comply with the terms of each UK Restructuring Plan that it is subject to and to take all commercially reasonable actions and steps (including executing any document) to give effect to the terms of each UK Restructuring Plan and any Ancillary Proceedings that it is subject to;

(c)            to the extent a class of Company Claims/Interests is permitted to vote to accept or reject the UK Restructuring Plan, to attend (in person or by proxy) any relevant UK Restructuring Plan Meeting (as appropriate) and vote (or cause the relevant person to vote, to the extent it is legally entitled to cause that person to vote) each of its Company Claims/Interests, in favor of any matter necessary to facilitate, implement and/or consummate the relevant UK Restructuring Plan (provided that its terms are consistent with the Restructuring Term Sheet), including promptly instructing any relevant Trustee to take any step to facilitate, implement, and/or consummate the UK Restructuring Plan and to vote with respect to any amendment or modification to the UK Restructuring Plan or adjournment to a UK Restructuring Plan Meeting (as relevant) in each case to the extent consistent with the Restructuring Term Sheet;

(d)            to not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote referred to in clause (c) above; and

(e)            to otherwise support and take all commercially reasonable actions necessary or reasonably requested by Valaris or the relevant Company Party to give effect to the UK Restructuring Plan and/or any Ancillary Proceedings.

4.03.         Commitments with Respect to Chapter 11 Cases

(a)            During the Agreement Effective Period, each Consenting Noteholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Noteholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)            vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)            to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)            not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (a)(ii) above.

(b)            During the Agreement Effective Period, each Consenting Noteholder, in respect of each of its Company Claims/Interests, will support the Restructuring Transactions.

(c)            As soon as is reasonably practicable after the Agreement Effective Date, each Consenting Noteholder agrees to: (i) consult in good faith with the Company Parties regarding the form and substance of the Plan, the Disclosure Statement, and the other proposed Definitive Documents, and (ii) negotiate the form and substance of the Plan, the Disclosure Statement, and the other proposed Definitive Documents in good faith.

4.04.         Backstop Commitments. Upon the terms and subject to the conditions hereof, (i) Valaris shall conduct the Rights Offering and (ii) the Backstop Parties shall provide their respective Backstop Commitment, in each case pursuant to and in accordance with the Backstop Agreement.

4.05.         Forbearances and Waivers. Each Consenting Noteholder, during the Agreement Effective Period, hereby temporarily waives, and agrees to forbear from exercising or directing any Entity to exercise remedies on account of, any breach by any Company Party of, and any default or event of default (howsoever described) under, any Senior Notes Indenture which shall or may arise as a result of, directly or indirectly:

(a)            the commencement of any Chapter 11 Cases, UK Restructuring Plans, Administration, Ancillary Proceedings, or other Implementation Mechanisms or any of the steps, actions, or transactions required by, specified or contemplated in and/or implemented by or undertaken pursuant to this Agreement;

(b)            failing to make any payment of principal, amortization, interest, or other amounts due under any Credit Facility or Senior Notes Indenture to any Trustee or Consenting Noteholder; or

(c)            failing to comply with (i) prior to the commencement of any Chapter 11 Cases, UK Restructuring Plans, Administration, Shareholder Scheme, Ancillary Proceedings, or other Implementation Mechanisms, any affirmative covenant, the financial covenants (including any minimum liquidity covenant) or any other covenant (other than any negative covenant) under any Senior Notes Indentures and (ii) upon and following the commencement of any Chapter 11 Cases, UK Restructuring Plans, Administration, Shareholder Scheme, Ancillary Proceedings, or other Implementation Mechanisms, any covenant under their Senior Notes Indenture.

Section 5.             Additional Provisions Regarding the Consenting Noteholders’ Commitments.

Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Noteholder to consult with any other Consenting Noteholder, the Company Parties, or any other party in interest in the Restructuring Transactions or the Chapter 11 Cases (including any official committee and the United States Trustee) or any other Implementation Mechanism; (b) impair or waive the rights of any Consenting Noteholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) be construed to prohibit any Consenting Noteholder from appearing as a party-in-interest in a Chapter 11 Case, Shareholder Scheme or any UK Restructuring Plan, so long as such appearance and any positions advocated in connection therewith are not materially inconsistent with this Agreement; (d) be construed to prohibit any Consenting Noteholder from asserting, whether any matter, factor, or thing is a breach of, or is materially inconsistent with, this Agreement; (e) obligate any Consenting Noteholder to waive (to the extent waivable by such Consenting Noteholder) any condition set forth in any Definitive Document; or (f) require any Consenting Noteholder to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that are reasonably likely to result in expenses, liabilities, or other obligations to any Consenting Noteholder or any of its affiliates; provided that nothing in the foregoing clause (f) shall serve to limit, alter, or modify any Consenting Noteholder’s obligations under the terms of this Agreement or the Definitive Documents.

Section 6.             Commitments of the Company Parties.

6.01.         Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a)            support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement and the Restructuring Term Sheet, including:

(i)            negotiate in good faith and use commercially reasonable efforts to execute and implement the Restructuring Steps Plan;

(ii)            in consultation with the advisors to the Consenting Noteholders and keeping them reasonably informed throughout, prepare to implement the Restructuring Transactions in England and Wales pursuant to one or more of the Implementation Mechanisms (as determined with the consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed), provided that no such consent shall be required in relation to the Ancillary Proceedings;

(iii)           consult with the advisors to the Consenting Noteholders throughout the Agreement Effective Period regarding any Implementation Mechanisms that are being considered, and the proposed details thereof;

(iv)           use commercially reasonable efforts to agree with the Required Consenting Noteholders as soon as reasonably practicable the preferred Implementation Mechanism(s), provided that if the Company has not determined the preferred Implementation Mechanism(s) by the date falling 14 Business Days after the Disclosure Statement Order has been entered by the Bankruptcy Court and the Debtors have commenced solicitation for the Plan, the Required Consenting Noteholders may – by written notice to the Company – require that the Company determines the preferred Implementation Mechanism(s) (with the consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed) within 7 Business Days (or such longer period as agreed by the Required Consenting Noteholders, acting reasonably) of such written notice;

(v)            if the Company determines to commence any UK Restructuring Plan with the consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld, conditioned or delayed) (A) complete the preparation, as soon as reasonably practicable of each of the UK Restructuring Plan Documents, (B) provide the draft UK Restructuring Plan Documents to, and afford reasonable opportunity of comment and review of such documents by counsel to the Consenting Noteholders with Company Claims/Interests against the Company Parties subject to such UK Restructuring Plan, (C) consult in good faith with counsel to the Consenting Noteholders with Company Claims/Interests against the Company Parties subject to such UK Restructuring Plan regarding the form and substance of the UK Restructuring Plan Documents in advance of the filing, execution, distribution or use (as applicable) thereof, and (D) negotiate in good faith, execute, perform its obligations under, and consummate the transactions contemplated by, the UK Restructuring Plan Documents to which it is (or will be) a party; provided, however, that the obligations under this Section 6.01(a) shall in no way alter or diminish any right expressly provided to any applicable Consenting Noteholder under this Agreement to review, comment on, and/or consent to the form and/or substance of any document; and/or

(vi)            in relation to the Chapter 11 Cases: (A) completing the preparation, as soon as reasonably practicable after the Agreement Effective Date, of each of the Plan, the Disclosure Statement and the other Definitive Documents; (B) providing drafts of the Plan, the Disclosure Statement and all other Definitive Documents and any other material pleadings to, and affording reasonable opportunity of comment and review of such documents by, the Consenting Noteholders in advance of any filing, execution, distribution or use (as applicable) thereof; (C) consulting in good faith with the Consenting Noteholders regarding the form and substance of the Plan, the Disclosure Statement, and the other Definitive Documents in advance of the filing, execution, distribution or use (as applicable) thereof, and negotiating in good faith, executing, performing its obligations under, and consummating the transactions contemplated by, the Definitive Documents to which it is (or will be) a party; provided, however, that the obligations under this Section 6.01(a) shall in no way alter or diminish any right expressly provided to any applicable Consenting Noteholder under this Agreement to review, comment on, and/or consent to the form and/or substance of any document; (D) timely filing a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order (1) directing the appointment of an examiner with expanded powers or a trustee, (2) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code (unless it is the Debtors filing such motion with the consent of the Consenting Noteholders, not to be unreasonably withheld, conditioned, or delayed), (3) dismissing the Chapter 11 Cases, or (4) for relief that (x) is materially inconsistent with this Agreement, or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions; and (E) timely filing a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order modifying or terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(b)            to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(c)            use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(d)            negotiate in good faith and use commercially reasonable efforts to agree to the form of, execute, and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e)            use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(f)            in each case in a manner that is, taking into account the Restructuring Transactions, consistent insofar as reasonably possible, with past practices, and in compliance with Law (where non-compliance with such Law might have a Material Adverse Effect), use commercially reasonable efforts to (i) conduct, and cause their respective subsidiaries to conduct, their businesses and operations in the ordinary course; (ii) maintain their physical assets, properties, and facilities in their working order condition and repair; (iii) maintain their respective books and records in the ordinary course; (iv) maintain all insurance policies (including all directors and officers policies), or suitable replacements therefor, in full force and effect, in the ordinary course; and (v) use reasonable best efforts to preserve intact their business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors, franchisors and customers) and employees in the ordinary course;

(g)            promptly notify counsel to the Consenting Noteholders (and in any event within two (2) Business Days after obtaining actual knowledge thereof) of (i) any Material Adverse Effect; (ii) the happening or existence of any Event that Valaris’ board of directors, special committee or similar governing bodies of the Debtors determine, in good faith and based upon advice of legal counsel, are likely to make any of the conditions precedent set forth in (or to be set forth in) any of the Definitive Documents incapable of being satisfied prior to the Outside Date; (iii) the occurrence of any termination event pursuant to Section 12; and (iv) the receipt of notice from any governmental entity or other third party alleging that the consent of such person is or may be required in connection with the consummation of any part of the Restructuring Transactions, unless such notice is disclosed on the docket maintained in the Chapter 11 Cases, provided that the foregoing obligation shall not require any Company Party to (1) take any action which is restricted or prohibited by obligations of confidentiality binding on the Company Parties, applicable Law or the rules of any applicable securities exchange (provided, that such Company Party must only withhold the portion of such information or materials that are actually subject to such confidentiality obligations, applicable Law or rules of any applicable securities exchange, and unless otherwise restricted from doing so by any of the aforementioned, use commercially reasonable efforts to provide such withheld information or materials to counsel to the Consenting Noteholders pursuant to a Confidentiality Agreement) nor (2) disclose any document or share any information over which any Company Party asserts any legal professional privilege nor waive or forego the benefit of any applicable legal professional privilege;

(h)            upon request keep the Consenting Noteholders reasonably informed about the operations of the Company and its direct and indirect subsidiaries, and, subject to applicable non-disclosure agreements and the terms thereof, use commercially reasonable efforts to provide the Consenting Noteholders any information reasonably requested regarding the Company or any of its direct and indirect subsidiaries and provide, and direct the Company’s current employees, officers, advisors and other representatives to provide, to the Consenting Noteholders Advisors: (i) reasonable access to the Company’s books, records, and facilities, and (ii) reasonable access to the senior management and advisors of the Company for the purposes of evaluating the Company’s assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs, provided that the foregoing obligation shall not require any Company Party or any of their employees, officers, advisors or other representatives to (1) take any action or share any information which is restricted or prohibited by obligations of confidentiality binding on the Company Parties, applicable Law or the rules of any applicable securities exchange (provided, that such Company Party must only withhold the portion of such information or materials that are actually subject to such confidentiality obligations, applicable Law or rules of any applicable securities exchange, and unless otherwise restricted from doing so by any of the aforementioned, use commercially reasonable efforts to provide such withheld information or materials to counsel to the Consenting Noteholders pursuant to a Confidentiality Agreement) nor (2) disclose any document or share any information over which any Company Party asserts any legal professional privilege nor waive or forego the benefit of any applicable legal professional privilege;

(i)            unless otherwise required by the Bankruptcy Court, the rules of any applicable securities exchange or applicable Law, cause the amount of the Claims and Interests held by the Consenting Noteholders and the identity of the Consenting Noteholders as set forth on the signature pages attached to this Agreement (or, with respect to any Consenting Noteholder that becomes a party hereto after the date hereof, to any Joinder Agreement) to be redacted to the extent this Agreement or the Restructuring Term Sheet is (A) filed on the docket maintained in the Chapter 11 Cases, or (B) otherwise made publicly available; provided that if such disclosure is required, then the Debtors shall, unless prohibited or restricted from doing so by applicable Law or the rules of any applicable securities exchange, afford the relevant Consenting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure; and

(j)            promptly pay the fees and expenses of the Consenting Noteholder Advisors and Rowan Ad Hoc Group Fees pursuant to Section 14.21.

6.02.        Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)           object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)            pursue an Implementation Mechanism in England and Wales without the prior consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed), provided that no such consent shall be required in relation to the Ancillary Proceedings;

(c)            take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions described in, this Agreement or the Plan, including, but not limited to, (i) initiating any Proceeding or taking any other action to oppose the execution or delivery of any of the Definitive Documents, the performance of any obligations of any party to any of the Definitive Documents or the consummation of the transactions contemplated by any of the Definitive Documents, (ii) initiating any Proceeding or taking any other action to amend, supplement or otherwise modify any of the Definitive Documents, which amendment, modification, or supplement is inconsistent with this Agreement or otherwise not reasonably acceptable to the Required Consenting Noteholders, or (iii) initiating any Proceeding or taking any other action that is barred by or is otherwise inconsistent with this Agreement, the Restructuring Term Sheet, or any of the other Definitive Documents;

(d)           announce publicly, or announce to any of the Consenting Noteholders or other holders of Claims and Interests, its intention not to support the Restructuring Transactions;

(e)            modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(f)             file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(g)           move for an order (which order may be the Confirmation Order) from the Bankruptcy Court authorizing the assumption or rejection of any executory contract or unexpired lease, other than any assumption or rejection except (A) with the prior written consent of the Required Consenting Noteholders, not to be unreasonably withheld, conditioned or delayed, or (B) as is expressly contemplated by the Plan (which, for the avoidance of doubt, contemplates assumption of all executory contracts and unexpired leases of the Debtors);

(h)            (A) prepare or commence an avoidance action or other legal Proceeding that challenges the amount, validity, allowance, character, enforceability, or priority of any Senior Notes Claim held by a Consenting Noteholder, or (B) support any third party in connection with any of the acts described in clause (A);

(i)            enter into any commitment or agreement with respect to debtor-in-possession financing, cash collateral usage, exit financing and/or other financing arrangements, other than as expressly contemplated under the Plan or this Agreement;

(j)            in respect of any person who is an insider (as defined in the Bankruptcy Code) of the Company Parties, and other than in the ordinary course of business, (A) grant or agree to grant any increase in the wages, salary, bonus, commissions, retirement benefits, severance or other compensation or benefits of any director, manager, officer or employee of any of the Debtors or any of their respective subsidiaries, except for any increase that is done with the consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed); or (B) enter into, adopt or establish any new compensation or employee benefit plans or arrangements (including employment agreements), or amend or agree to amend any existing compensation or employee benefit plans or arrangements (including employment agreements), except for any of the foregoing that is done with the written consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed); or

(k)            authorize, create or issue any additional Equity Interests, or redeem, purchase, acquire, declare any distribution on or make any distribution on any Equity Interests.

Section 7.              Additional Provisions Regarding Company Parties’ Commitments.

7.01.         Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar Governing Body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions, including terminating this Agreement pursuant to Section 12.02(b), to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement; provided that this Section 7.01 shall not impede any Party’s right to terminate this Agreement pursuant to Section 12, including, for the avoidance of doubt, the Consenting Noteholder’s rights to terminate in accordance with Section 12.01; provided, further, that the Company Parties shall provide notice as soon as reasonably practicable (before or after) to the Ad Hoc Group (with email to Kramer Levin being sufficient) of (a) any such action or inaction in reliance on this Section 7 or (b) the board of directors, board of managers, or such similar Governing Body of any Company Party having made a determination to terminate this Agreement pursuant to Section 12.02(b).

7.02.        Notwithstanding anything to the contrary in this Agreement, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) solicit, encourage, consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, facilitate, and respond to any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Noteholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals.

7.03.        Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8.             Milestones.

8.01.         Milestones. The Company Parties shall use commercially reasonable efforts to achieve each of the following Milestones, as applicable, unless otherwise expressly and mutually agreed in writing among the Company Parties and the Required Consenting Noteholders:

(a)            by no later than August 19, 2020, the Debtors shall have filed their Chapter 11 Cases in the Bankruptcy Court;

(b)            by no later than September 30, 2020, the Debtors shall have obtained final approval by the Bankruptcy Court of the Financing Order;

(c)            by no later than October 15, 2020, the Debtors shall have filed the Plan, Disclosure Statement and motion seeking approval of the Disclosure Statement and related solicitation procedures;

(d)            by no later than February 15, 2021, the Disclosure Statement Order has been entered by the Bankruptcy Court;

(e)            by no later than May 15, 2021, the Debtors shall have obtained entry of the Confirmation Order by the Bankruptcy Court; and

(f)             by no later than June 15, 2021, the Plan Effective Date shall have occurred (the “Outside Date”).

8.02.        Milestone Extension. Upon payment by the Company Parties of the Extension Fee (as defined in the Backstop Agreement), the Milestones in Sections 8.01(d) through 8.01(f) (Disclosure Statement Order, Confirmation Order, and Plan Effective Date) shall be deemed extended by 60 days.

Section 9.              Transfer of Interests and Securities.

9.01.        During the Agreement Effective Period, no Consenting Noteholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)           in the case of any Company Claims/Interests, the authorized transferee is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (iii) an institutional accredited investor (as defined in the Rules), or (iv) a Consenting Noteholder; and

(b)           either (i) the transferee executes and delivers to counsel to the Company Parties and counsel to the Consenting Noteholders, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Noteholder and the transferee provides notice of such Transfer (including the amount and type of Company Claims/Interest Transferred) to counsel to the Company Parties and counsel to the Consenting Noteholders at or before the time of the proposed Transfer; provided, that if the transferor of Senior Notes Claims is a Backstop Party, the transferee of such Senior Notes Claims (or any subsequent transferee) may not become or be deemed to become a Backstop Party with respect to such Senior Notes Claims.

9.02.        Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations, subject to Section 14.19 herein) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. With respect to Company Claims/Interests held by the relevant transferee upon consummation of a Transfer, such transferee is deemed to make all of the representations and warranties of a Consenting Noteholder and undertake all obligations relevant to such transferor (including, for the avoidance of doubt, the commitments made in Section 4) set forth in this Agreement. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03.        This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Noteholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Noteholders) and (b) such Consenting Noteholder must provide notice of such acquisition (including the amount and type of Company Claims/Interest acquired) to counsel to the Company Parties and counsel to the Consenting Noteholders within five (5) Business Days of such acquisition.

9.04.        This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Noteholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05.       Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (a) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 9.01; and (c) the Transfer otherwise is a Permitted Transfer under Section 9.01. To the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Noteholder without the requirement that the transferee be a Permitted Transferee.

9.06.       Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10.           Representations and Warranties.

(a)          Each Consenting Noteholder severally, and not jointly, represents and warrants that, as of the date such Consenting Noteholder executes and delivers this Agreement, on each date of a UK Restructuring Plan Meeting, and on the Plan Effective Date:

(i)            it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Noteholder’s signature page to this Agreement or a Joinder or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(ii)           it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(iii)          such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Noteholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(iv)          it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(v)           solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Noteholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

(b)          Each Company Party severally, and not jointly, represents and warrants that, as of the date such Company Party executes and delivers this Agreement, on each date of a UK Restructuring Plan Meeting, and on the Plan Effective Date:

(i)            it has not, and no member of the Group has, entered into an arrangement in respect of any of the Finance Documents (including with any individual lender thereunder) on terms that are not reflected in the Restructuring Term Sheet; and

(ii)           following the incentive and retention programs put in place in May 2020, it has not established any further, new or amended incentive or retention programs.

Section 11.          Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, on each date of a UK Restructuring Plan Meeting and on the Plan Effective Date:

(a)          it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)          except as expressly provided in this Agreement (including the Restructuring Term Sheet), the Plan, and the Bankruptcy Code or as expressly contemplated by the Implementation Mechanisms, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)          the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)          except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)          except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12.           Termination Events.

12.01.      Consenting Noteholder Termination Events. This Agreement may be terminated by the Required Consenting Noteholders by the delivery to the Company Parties of a written notice in accordance with Section 14.10 hereof upon the occurrence of the following events:

(a)           the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the one or more of the Consenting Noteholders seeking termination pursuant to this provision and (ii) remains uncured for seven (7) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b)           the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c)           the court enters an order denying the convening or sanctioning of the UK Restructuring Plan; provided, that no termination event shall occur under this Section 12.01(c) if it remains reasonably possible to implement the Restructuring Transactions notwithstanding such order (including, without limitation, through an alternative Implementation Mechanism in England and Wales);

(d)           the Bankruptcy Court enters an order denying confirmation of the Plan, or the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed), or a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and the Company Parties have failed to timely object to such motion;

(e)           the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Noteholders, not to be unreasonably withheld, conditioned, or delayed), (i) converting one or more of the Chapter 11 Cases of a Filing Entity to a case under Chapter 7 (other than the Newbuild Debtors) of the Bankruptcy Code absent the consent of the Required Consenting Noteholders to such conversion (not to be unreasonably withheld, conditioned, or delayed), (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) rejecting this Agreement, or (iv) terminating any Debtor’s exclusive right to file and/or solicit acceptances of a chapter 11 plan without the approval of the Required Consenting Noteholders;

(f)            the acceleration of amounts outstanding under the DIP Facility pursuant to a DIP Termination Event (as defined in the Financing Order) and expiration of the applicable Remedies Notice Period (as defined in the Financing Order) without reversal by the Bankruptcy Court;

(g)           termination of the DIP Commitment Letter prior to the DIP Facility being funded, or the termination of the DIP Facility;

(h)           the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets (other than the assets underlying the Newbuild Contracts) of any Debtor having an aggregate fair market value in excess of $50 million without the approval of the Required Consenting Noteholders and which remains uncured for seven (7) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 14.10 hereof detailing any such Event;

(i)            the Bankruptcy Court grants relief that (A) (i) is materially inconsistent with this Agreement in any respect or (ii) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions without the approval of the Required Consenting Noteholders and (B) (i) is adverse to one or more of the Consenting Noteholders seeking termination pursuant to this provision and (ii) remains uncured for seven (7) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(j)            the Bankruptcy Court enters an order authorizing or directing the assumption, assumption and assignment, or rejection of an executory contract or unexpired lease which remains uncured for seven (7) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 14.10 hereof detailing any such Event; provided, however, that this clause (j) shall not apply to any assumption, assumption and assignment, or rejection that (A) is consented to by the Required Consenting Noteholders, which consent shall not be unreasonably withheld, conditioned, or delayed, or (B) is expressly contemplated by the Plan;

(k)           any of the Debtors file or seek the approval of a chapter 11 plan which is not the Plan without the approval of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed) and which remains uncured for seven (7) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(l)            any Debtor (A) withdraws the Plan; (B) publicly announces or states in writing its intention to (i) withdraw the Plan or not support the Plan or the UK Restructuring Plan (if relevant) or (ii) enter into an Alternative Restructuring Proposal; (C) moves to voluntarily dismiss any of the Chapter 11 Cases (other than the cases of the Newbuild Debtors) absent the consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed); (D) moves for conversion of any of the Chapter 11 Cases (other than the cases of the Newbuild Debtors) to cases under chapter 7 under the Bankruptcy Code absent the consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed); or (E) moves for the appointment of an examiner with expanded powers or a chapter 11 trustee;

(m)          the waiver, amendment, or modification of any material term or condition of the Plan, any UK Restructuring Plan (as applicable), or any of the other Definitive Documents, or the filing by any Debtor of a pleading seeking to waive, amend, or modify any material term or condition of the Plan, any UK Restructuring Plan (as applicable), or any of the other Definitive Documents, in each case which waiver, amendment, modification, or filing contains any provision that is inconsistent with this Agreement, unless it is otherwise acceptable to the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed), in each case which remains uncured for seven (7) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 14.10 hereof detailing any such Event;

(n)           any of the Debtors files any action or initiates any Proceeding, or the Debtors publicly or in writing support any action or Proceeding seeking to challenge the amount, validity, allowance, character, enforceability, or priority of any Senior Notes Claim held by a Consenting Noteholder, in each case which remains uncured for seven (7) Business Days after such terminating Consenting Noteholder transmits a written notice in accordance with Section 14.10 hereof detailing any such Event; provided, however, that only holders of the affected Senior Notes may terminate this Agreement pursuant to this subsection (n) and each such holder shall have an individual termination right under this subsection (n);

(o)           any of the Debtors takes any action inconsistent with this Agreement that materially and adversely affects the holders of Senior Notes or adversely modifies the treatment of the related Claims of such Senior Notes, without the approval of the Consenting Noteholders who own or control at least 50.1% of the aggregate principal amount of the respective Senior Notes as of such date and which remains uncured for seven (7) Business Days after such terminating Consenting Noteholder transmits a written notice in accordance with Section 14.10 hereof detailing any such Event; provided, however, that only holders of the affected Senior Notes may terminate this Agreement pursuant to this subsection (o) and each such holder shall have an individual termination right under this subsection (o);

(p)           the failure to obtain entry of the Financing Order substantially on the terms set forth in the DIP Commitment Letter except to the extent such Financing Order is modified with the consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed), or the Debtors file a motion seeking authority to secure post-petition or exit financing without the consent of the Required Consenting Noteholders other than as contemplated by this Agreement, and which Event remains uncured for seven (7) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 14.10 hereof detailing any such Event; or

(q)           the failure to satisfy any one of the Milestones unless such Milestone is extended with the express prior written consent of the Required Consenting Noteholders, which consent may be provided via email from counsel; provided, further, that the determination of whether the Company Parties failed to satisfy any Milestone on a date specified in Section 8 above (as modified, waived, or extended in accordance with this Agreement) shall be without regard to the Company Parties’ use of commercially reasonable efforts to satisfy such Milestone.

12.02.      Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a)           the breach in any material respect by one or more of the Consenting Noteholders of any provision set forth in this Agreement that (i) is adverse to the Company Parties seeking termination pursuant to this provision, but only if the non-Breaching Consenting Noteholders then hold less than 66.67% of the outstanding aggregate principal amounts of the Senior Notes and (ii) remains uncured for a period of seven (7) Business Days after such terminating Company Parties transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b)           the board of directors, board of managers, or such similar Governing Body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c)           the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d)           the Bankruptcy Court enters an order denying confirmation of the Plan.

12.03.      UK Restructuring Plan Termination. The obligations under Section 4.02 of this Agreement may be terminated with respect to the Consenting Noteholders, by the Required Consenting Noteholders by the delivery to the Company Parties of a written notice in accordance with Section 14.10 hereof upon the occurrence of a Material Adverse Effect.

12.04.      Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Noteholders and (b) each Company Party.

12.05.      Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice (i) upon termination of the Backstop Agreement in accordance with its terms or (ii) immediately after the Plan Effective Date.

12.06.      Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, that any Consenting Noteholder withdrawing or changing its vote pursuant to this Section 12.06 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Noteholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Noteholder, and (b) any right of any Consenting Noteholder, or the ability of any Consenting Noteholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Noteholder. No purported termination of this Agreement shall be effective under this Section 12.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.02(b) or Section 12.02(d). Nothing in this Section 12.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(b). Termination by any individual Consenting Noteholder pursuant to Section 12 shall only be effective as to such Consenting Noteholder and this Agreement shall continue in full force and effect as to all other Parties.

Section 13.            Amendments and Waivers.

(a)           This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b)           This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing (including by email through counsel) by each Company Party and the Required Consenting Noteholders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Noteholder, then the consent of each such affected Consenting Noteholder shall also be required to effectuate such modification, amendment, waiver or supplement.

(c)           Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

(d)           The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.           Miscellaneous.

14.01.      Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.02.      Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

14.03.      Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

14.04.      Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

14.05.      GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Chosen Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

14.06.      Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.07.      Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08.      Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Noteholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.09.      Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity, except in compliance with Section 9.

14.10.      Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)           if to a Company Party, to:

Valaris plc
110 Cannon Street

London EC4N 6EU

Attention: Michael McGuinty, General Counsel
E-mail address: Michael.McGuinty@valaris.com

with copies to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Anup Sathy, P.C., Ross M. Kwasteniet, P.C., and Spencer Winters
E-mail addresses: anup.sathy@kirkland.com; ross.kwasteniet@kirkland.com;
spencer.winters@kirkland.com

and

Slaughter and May
One Bunhill Row
London EC1Y 8YY
Attention: Hywel Davies and Ian Johnson
E-mail addresses: hywel.davies@slaughterandmay.com;
ian.johnson@slaughterandmay.com; ProjectPhoenixSM@slaughterandmay.com

(b)           if to a Consenting Noteholder, to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention: Thomas Moers Mayer, Stephen Zide, and Nathaniel Allard

E-mail addresses: TMayer@kramerlevin.com; SZide@kramerlevin.com; and
NAllard@kramerlevin.com

and

Akin Gump Strauss Hauer & Feld

Ten Bishops Square, Eighth Floor
London, E1 6EG United Kingdom

Attention: James Terry, Jakeob Brown and Diana Dai

E-mail address: james.terry@akingump.com; jakeob.brown@akingump.com; and
diana.dai@akingump.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.11.      Independent Due Diligence and Decision Making. Each Consenting Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

14.12.      Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

14.13.      Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. This Agreement shall in no event be construed as, or deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims and defenses which it has asserted or could assert. No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any person, or the Company, and nothing in this Agreement, expressed or implied, is intended to, or shall be construed as to, impose upon any Party any obligation in respect of this Agreement except as expressly set forth herein. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. To the extent applicable under Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, (a) this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement, and (b) this Agreement, the Restructuring Term Sheet and the Plan shall not be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim, fault, liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

14.14.      Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.15.      Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.16.      Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.17.      Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.18.      Capacities of Consenting Noteholders. Each Consenting Noteholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

14.19.      Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with Section 9 or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 14 shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

14.20.      Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, or otherwise, including a written approval by the Company Parties or the Required Consenting Noteholders or any subset thereof, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

14.21.      Fees & Expenses. Upon the Agreement Effective Date, the Company shall pay all reasonable and documented unpaid fees and expenses of the Consenting Noteholder Advisors and the Rowan Ad Hoc Group fees (other than those fees and expenses incurred in pursuing the Harris County Litigation) incurred prior to the Execution Date. Through the Plan Effective Date, the Debtors shall pay currently in cash all reasonable and documented fees and expenses of the Consenting Noteholders Advisors; provided, however, the Debtors shall not be required to make any payments during the Chapter 11 Cases absent authorization by the Bankruptcy Court. On the Plan Effective Date, all remaining unpaid and/or unreimbursed reasonable and documented fees and expenses (including for the avoidance of doubt, any value added tax or equivalent tax) of the Consenting Noteholders Advisors and the Rowan Ad Hoc Group Fees in connection with the Company Parties or the Restructuring Transactions shall be paid in full in cash by the Debtors, and the Debtors hereby agree, on a joint and several basis, to pay such fees and expenses in full in cash, without any requirement for Bankruptcy Court review or further Bankruptcy Court order.

14.22.      Public Disclosure. Under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting Noteholders (including the signature pages hereto, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Noteholder, in each case without the prior written consent of such Consenting Noteholder or the order of a Bankruptcy Court or other court with competent jurisdiction.

IN WITNESS WHEREOF, the undersigned Parties hereto have executed this Agreement on the day and year first above written.

Company Parties’ Signature Page to
the Restructuring Support Agreement

Valaris plc

Alpha Achiever Company

Alpha Admiral Company

Alpha Archer Company

Alpha Offshore Drilling Services Company

Alpha Orca Company

Atlantic Maritime Services LLC

Atwood Australian Waters Drilling Pty Ltd

Atwood Deep Seas, Ltd.

Atwood Oceanics Australia Pty. Limited

Atwood Oceanics LLC

Atwood Oceanics Pacific Limited

Atwood Offshore Drilling Limited

Atwood Offshore Worldwide Limited

Ensco (Thailand) Limited

ENSCO Asia Pacific Pte. Limited

Ensco Associates Company

Ensco Australia Pty Limited

ENSCO Capital Limited

ENSCO Corporate Resources LLC

ENSCO Development Limited

Ensco do Brasil Petroleo E Gas Ltda.

Ensco Drilling I Ltd.

ENSCO Drilling Mexico LLC

Ensco Endeavors Limited

ENSCO Global GmbH

ENSCO Global Investments LP

Ensco Global IV Ltd

ENSCO Global Resources Limited

ENSCO Holding Company

Ensco Holdings I Ltd.

Ensco Holland B.V.

ENSCO Incorporated

ENSCO Intercontinental GmbH

ENSCO International Inc.

Ensco International Ltd.

ENSCO Investments LLC

ENSCO Jersey Finance Limited

ENSCO Limited

Ensco Management Corp.

ENSCO Maritime Limited

Ensco Mexico Services, S. de R.L. de C.V.

Ensco Ocean 2 Company

ENSCO Oceanics Company LLC

Ensco Oceanics International Company

Ensco Offshore Company

ENSCO Offshore International Company

[Company Parties' Signature Page to Restructuring Support Agreement]

ENSCO Offshore International Holdings Limited

Ensco Offshore International Inc.

ENSCO Offshore U.K. Limited

ENSCO Overseas Limited

ENSCO Transcontinental II LP

Ensco Transnational I Limited

Ensco UK Drilling Limited

ENSCO United Incorporated

ENSCO Universal Limited

Ensco Vistas Limited

ENSCO Worldwide GmbH

Great White Shark Limited

Green Turtle Limited

Offshore Drilling Services LLC

Pride Foramer S.A.S.

Pride Forasol S.A.S.

Pride Global II Ltd.

Pride International LLC

Pride International Management Company LP

Ralph Coffman Limited

Ralph Coffman Luxembourg S.a r.l.

RCI International, Inc.

RD International Services Pte. Ltd.

RDC Arabia Drilling, Inc.

RDC Holdings Luxembourg S.a r.l.

RoCal Cayman Limited

Rowan Companies Limited

Rowan Companies LLC

Rowan Drilling (Trinidad) Limited

Rowan Drilling (U.K.) Limited

Rowan Drilling, S. de R.L. de C.V.

Rowan International Rig Holdings S.a r.l.

Rowan Marine Services, LLC

Rowan N-Class (Gibraltar) Limited

Rowan No. 1 Limited

Rowan Norway Limited

Rowan Offshore (Gibraltar) Limited

Rowan Offshore Luxembourg S.a r.l.

Rowan Rex Limited

Rowan Rigs S.a r.l.

Rowan Services LLC

Rowan, S. de R.L. de C.V.

Rowandrill, LLC

By:	/s/ Jonathan H. Baksht

Name: Jonathan H. Baksht

Authorized Signatory

[Company Parties' Signature Page to Restructuring Support Agreement]

Consenting Noteholder Signature Page to
the Restructuring Support Agreement

[Consenting Noteholder SIGNATURE PAGE OMITTED]

Name:
Title:

Address:

E-mail address(es):

principal amount of beneficially owned Valaris Bonds:1 $_____________

principal amount of beneficially owned Legacy Rowan Bonds: $_____________

principal amount of beneficially owned Jersey Bonds: $_____________

principal amount of beneficially owned Pride Bonds: $_____________

principal amount of beneficially owned Ensco International Bonds: $_____________

Credit Facility Claims: $_____________

Equity Interests in VAL: $_____________

1 Capitalized terms as defined in the Restructuring Support Agreement.

[Consenting Noteholder Signature Page to Restructuring Support Agreement]

EXHIBIT A

Restructuring Term Sheet

Valaris plc Restructuring Term Sheet August 18, 2020

This term sheet (the “Restructuring Term Sheet”) sets forth certain material terms of a restructuring (the “Restructuring Transactions”) of the debt obligations and equity of Valaris plc (“Valaris”) on the terms set forth in the restructuring support and lock-up agreement (the “Restructuring Support Agreement”) to which this Restructuring Term Sheet is attached as Exhibit A.[1]

This Restructuring Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions. This Restructuring Term Sheet is confidential and subject to applicable confidentiality provisions and agreements.

The transactions described herein will be subject to the negotiation and completion of definitive documents incorporating the terms set forth herein and the closing of any transaction shall be subject to the terms and conditions set forth in such agreed and executed definitive documents.

Overview of Restructuring Transactions
Implementation	The Restructuring Support Agreement contemplates the Restructuring Transactions will be implemented, by commencing voluntary cases under chapter 11 of title 11 of the United States Code (the “Chapter 11 Cases”) with respect to the Filing Entities, and pursuing the implementation of the Plan in the Chapter 11 Cases, through an Administration, a Shareholder Scheme, a UK Restructuring Plan or one or more of the other Implementation Mechanisms (as determined with the consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld, conditioned, or delayed), provided that no such consent shall be required in relation to any Ancillary Proceedings).
DIP Facility	The members of the Ad Hoc Group shall provide a $500 million new-money debtor-in-possession financing facility (the “DIP Facility”), which shall be on the terms set forth in the term sheet attached hereto as Exhibit 1 (the “DIP Commitment Letter”). In addition to funding the $500 million DIP Facility, the members of the Ad Hoc Group will backstop the $500 million new money notes to the Company upon consummation of the Plan on the terms set forth below. The deadline for entering into the Restructuring Support Agreement (as set forth in the DIP Commitment Letter) and commencement of the 75 basis points crediting shall be extended to August 18, 2020.

1        Capitalized terms used but not immediately defined herein have the meaning given to them in the Restructuring Support Agreement.

Rights Offering

Newco Valaris shall effectuate a rights offering (the “Rights Offering”) for $500 million of first lien secured notes (the “New Secured Notes”) on the terms set forth in the term sheet attached hereto as Exhibit 2 (the “New Secured Notes Term Sheet”) backstopped by the members of the Ad Hoc Group[2] (the “Initial Backstop Parties,” and, together with any additional backstop parties the “Backstop Parties”) on the terms set forth in the backstop commitment agreement attached hereto as Exhibit 3 (the “Backstop Agreement”). The rights issued pursuant to the Rights Offering (the “Subscription Rights”) shall be offered to record holders as of a specified record date (the “Record Date”) of Senior Notes Claims.

The recipients of the Subscription Rights will not have oversubscription privileges.

Subject to the Holdback, each holder that participates in the Rights Offering shall receive its pro rata share (in respect of the Subscription Rights exercised by such holder) of 30.0% of the New Shares (subject to dilution by the New Warrants and the MIP) (the “Participation Equity”).

The Backstop Parties shall have the exclusive right and obligation to purchase 37.5% of the New Secured Notes offered in the Rights Offering (such amount, the “Holdback”). In addition to participating in the Holdback, the Backstop Parties shall be permitted to participate in the Rights Offering.

The Initial Backstop Parties shall receive a backstop premium (the “Backstop Premium”), paid-in-kind, of Notes equal to 10% of aggregate amount of New Secured Notes (i.e., $50 million principal amount of New Secured Notes) multiplied by such Initial Backstop Party’s Backstop Commitment Percentage (as defined in the Backstop Agreement).

The Backstop Parties shall receive 2.7% of the New Shares multiplied by such Backstop Party’s Backstop Commitment Percentage (subject to dilution by the New Warrants and the MIP).

All Backstop Parties shall maintain their commitment under the Backstop Agreement for 10 months commencing from the Agreement Effective Date. In connection with such commitment, the Initial Backstop Parties shall receive a commitment fee (the “Backstop Commitment Fee”) of 4.0% of the aggregate amount of New Senior Notes, paid in cash, multiplied by such Initial Backstop Party’s Backstop Commitment Percentage (as defined in the Backstop Agreement). On the Plan Effective Date, an amount equal to the Backstop Commitment Fee shall be lent to the Reorganized Company (as defined below). The Company Parties shall have the option to extend the commitment from all Backstop Parties for an additional two months in exchange for an incremental fee of 2.0% of the aggregate amount of New Senior Notes, paid in cash, to the Initial Backstop Parties in accordance with the Initial Backstop Party’s Backstop Commitment Percentage.

For a period of at least 15 business days after the commencement of the chapter 11 cases (the “Joinder Period”), qualified holders of Senior Notes Claims shall be eligible to become Backstop Parties; provided that if holders of Senior Notes Claims (by principal amount) that are entitled to more than 23% of the Senior Note Equity Pool become additional Backstop Parties, the percentage of the Holdback available to the Initial Backstop Parties shall not be diluted by such excess, unless otherwise agreed between the Initial Backstop Parties and the Company Parties. All Backstop Parties shall be required to join the Restructuring Support Agreement.

The Rights Offering shall be conducted by Newco Valaris and consummated on the terms and conditions of, and in accordance with procedures that are consistent in all material respects with, this Restructuring Term Sheet, the Backstop Agreement, and applicable securities laws and otherwise in form and substance reasonably acceptable to the Company Parties and the Required Consenting Noteholders in all respects (the “Rights Offering Procedures”).

2        “Ad Hoc Group” means the ad hoc group of noteholders represented by Kramer Levin Naftalis & Frankel LLP, Akin Gump LLP, Houlihan Lokey, and Porter Hedges LLP.

2

Equitization

On the Plan Effective Date:

•       if an Administration is pursued with the consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld, conditioned, or delayed) (“Alternative A”), Newco Valaris will issue 34.8% of the Newco Valaris Equity to holders of the Senior Notes and 32.5% of the Newco Valaris Equity to holders of the Credit Facility Claims; or

•       if a Shareholder Scheme or a UK Restructuring Plan is pursued with the consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld, conditioned, or delayed) (“Alternative B”) and such Shareholder Scheme or UK Restructuring Plan (as relevant) is sanctioned by a court of competent jurisdiction, Newco Valaris will issue Newco Valaris Equity with the Existing Shareholders holding shares in Newco Valaris on a diluted basis, such that holders of the Senior Notes shall hold at least 34.8% of the Newco Valaris Equity, holders of the Credit Facility Claims shall hold at least 32.5% of the Newco Valaris Equity (if applicable, in each case, minus an amount to allow for the Existing Shareholder Allocation), and the Existing Shareholders shall hold up to 0.01% of the Newco Valaris Equity (the “Existing Shareholder Allocation”). The Existing Shareholder Allocation shall be allocated to Existing Shareholders pro rata to their holdings of equity securities in Valaris as of a specified record date as determined by the Company in consultation with the Required Consenting Noteholders.

New Warrants

On the Plan Effective Date, Newco Valaris will issue to the Existing Shareholders, as applicable, 7-year warrants, with no Black Scholes protection, to purchase up to 7% of the Newco Valaris Equity with a strike price set at a price per share equal to the value at which holders of the Senior Notes would receive a 100% recovery on their Claims (calculated as of the Petition Date), subject to dilution on account of the Management Incentive Plan, as applicable (the “New Warrants”), provided that no New Warrants shall be issued to Existing Shareholders in the event that:

(i)             Alternative B is pursued (including if, Alternative A is subsequently pursued) and the requisite majority of Existing Shareholders does not approve the Shareholder Scheme or with respect to the UK Restructuring Plan, if (1) the Existing Shareholders are (at the discretion of the Company in consultation with the Required Consenting Noteholders) not requested to vote on the UK Restructuring Plan and have not, as a class, voted in favor of the Plan or, (2) if requested to vote, do not approve the UK Restructuring Plan; or

(ii)          Alternative A is pursued and the Existing Shareholders do not, as a class, vote in favor of the Plan.

Newbuild Claims	On or before the Plan Effective Date, those certain contracts for the construction and delivery of rigs (the “Newbuild Contracts”) between Alpha Admiral Company and Alpha Archer Company, each respectively as purchaser, and Atwood Oceanics Pacific Limited, as guarantor (collectively, the “Newbuild Debtors”) and the shipyard party to the Newbuild Contracts (the “Shipyard”) shall be rejected under section 365 of the Bankruptcy Code, unless otherwise agreed between the Shipyard and the Company Parties with the consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed).

3

Treatment of Claims and Interests
Each holder of an allowed Claim or Interest, as applicable in the Chapter 11 Cases, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s allowed Claim or Interest, except to the extent different treatment is agreed to by the reorganized Debtors (the “Reorganized Debtors” or “Reorganized Company”) and the holder of such allowed Claim or Interest, as applicable.
DIP Facility Claims	On the Plan Effective Date, all DIP Claims shall (i) be paid in full in cash, or (ii) receive such other treatment as may be consented to by the holders of DIP Claims.
Administrative, Priority Tax, and Other Priority Claims	Each holder of an allowed administrative, priority tax, or other priority claim (the “Administrative and Priority Claims”) shall be paid in full in cash on the Plan Effective Date or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code.
Other Secured Claims	On or as soon as practicable after the Plan Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for any secured claim that is not an Administrative and Priority Claim (an “Other Secured Claim”), the holder of such Other Secured Claim shall receive (i) payment in cash in an amount equal to such Other Secured Claim, (ii) the collateral securing such Other Secured Claim, or (iii) such other treatment so as to render such Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.
Credit Facility Claims	On the Plan Effective Date, each holder of an allowed Credit Facility Claim shall receive its pro rata share of 32.5% of Newco Valaris Equity.
Pride Bond Claims	On the Plan Effective Date, each holder of an allowed Pride Bond Claim shall receive its pro rata share of (x) 8.8% of (i) the Senior Note Equity Pool,[3] (ii) the Subscription Rights, and (y) an aggregate $1.25 million payment in cash.
Ensco International Bond Claims	On the Plan Effective Date, each holder of an allowed Ensco International Bond Claim shall receive its pro rata share of 1.5% of (i) the Senior Note Equity Pool and (ii) the Subscription Rights.
Jersey Bond Claims	On the Plan Effective Date, each holder of an allowed Jersey Bond Claim shall receive its pro rata share of 20.2% of (i) the Senior Note Equity Pool and (ii) the Subscription Rights.
Valaris Bond Claims	On the Plan Effective Date, each holder of an allowed Valaris Bond Claim shall receive its pro rata share of 36.8% of (i) the Senior Note Equity Pool and (ii) the Subscription Rights.
Legacy Rowan Bond Claims	On the Plan Effective Date, each holder of an allowed Legacy Rowan Bond Claim shall receive its pro rata share of (x) 32.6% of (i) the Senior Note Equity Pool, (ii) the Subscription Rights, and (y) an aggregate $23.75 million payment in cash.

3        “Senior Note Equity Pool” shall mean (a) if the Restructuring is implemented through Alternative A, 34.8% of the new equity securities of Newco Valaris, subject to dilution on account of the Management Incentive Plan and the New Warrants, as applicable; or (b) if the Restructuring is implemented through Alternative B, at least 34.8% of the Newco Valaris Equity (if applicable, minus an amount to allow for the Existing Shareholder Allocation), subject to dilution on account of the Management Incentive Plan and the New Warrants, as applicable. The allocation of the Senior Note Equity Pool among holders of Senior Note Claims is based on the methodology set forth on Exhibit 5.

4

General Unsecured Claims

Each holder of an allowed General Unsecured Claim against the Debtors (other than the Newbuild Debtors) shall receive payment in full in cash within 90 days after the later of (x) the Plan Effective Date and (y) the date such Claim comes due under applicable Law or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Claim.

Claims Against the Newbuild Debtors

On the Plan Effective Date, holders of Claims against the Newbuild Debtors shall receive their liquidation recovery amount in cash, unless otherwise agreed between the Shipyard and the Company Parties with the consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed).

Intercompany Claims

Subject to any specific provisions contained in the Plan Supplement, Intercompany Claims shall be, at the option of the Reorganized Debtors with the consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed), reinstated, set off, settled, distributed, contributed, cancelled, or released without any distribution on account of such Claims, or such other treatment as reasonably determined by the Reorganized Debtors and the Required Consenting Noteholders.

Intercompany Interests

Subject to any specific provisions contained in the Plan Supplement, Intercompany Interests shall be, at the option of the Reorganized Debtors with the consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed), reinstated, set off, settled, distributed, contributed, cancelled and released without any distribution on account of such Claims, or such other treatment as reasonably determined by the Reorganized Debtors and the Required Consenting Noteholders.

Section 510(b) Claims	Any Claims arising under section 510(b) of the Bankruptcy Code shall be discharged without any distribution.
Equity Interests

On the Plan Effective Date, each holder of an allowed Interest in Valaris (an “Existing Shareholder”) shall:

(a)    if determined by the Company with the consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld, conditioned, or delayed) to pursue Alternative B, and if the Shareholder Scheme or UK Restructuring Plan (as relevant) is sanctioned by a court of competent jurisdiction, (i) receive or retain its pro rata share of the Existing Shareholder Allocation (as defined and described above); and (ii) receive its pro rata share of the New Warrants. If the requisite majority of Existing Shareholders does not approve the Shareholder Scheme, no New Warrants shall be issued to Existing Shareholders and there shall be no Existing Shareholder Allocation (including in circumstances where Alternative A is subsequently pursued). If the Existing Shareholders (1) are, at the discretion of the Company in consultation with the Required Consenting Noteholders, not requested to vote on the UK Restructuring Plan and have not, as a class, voted in favor of the Plan or (2) if requested to vote, do not approve the UK Restructuring Plan, no New Warrants shall be issued to the Existing Shareholders and there shall be no Existing Shareholder Allocation (unless required for the UK Restructuring Plan to be legally feasible), including in circumstances where Alternative A is subsequently pursued; or

(b)    if determined by the Company with the consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld, conditioned, or delayed) to pursue Alternative A, and the Existing Shareholders, as a class vote in favor of the Plan, each Existing Shareholder shall receive its pro rata share of the New Warrants. If the Existing Shareholders do not, as a class, vote in favor of the Plan, no New Warrants shall be issued to Existing Shareholders. For the avoidance of doubt, there shall be no Existing Shareholder Allocation in connection with Alternative A.

5

Other Provisions
Harris County Litigation

The Plan shall implement a settlement of the Harris County Litigation[4] under which the Legacy Rowan Bonds shall receive the recoveries provided for in this Restructuring Term Sheet in exchange for the release of all claims asserted in the Harris County Litigation.

Within 1 Business Day after the Agreement Effective Date, the parties to the Harris County Litigation shall file a joint notice of stay that stays the Harris County Litigation and all deadlines in the Harris County Litigation shall be tolled until the earlier of (i) 60-days following the termination of the Restructuring Support Agreement or (ii) the Plan Effective Date.  Within 3 Business Days after the Plan Effective Date, the plaintiff in the Harris County Litigation, UMB Bank, shall file a notice of nonsuit with prejudice dismissing the Harris County Litigation.

Governance

The new board of directors or managers of Newco Valaris (as applicable) (the “New Board”) shall consist of 7 members, comprised of (i) the Chief Executive Officer of Newco Valaris; (ii) 4 members appointed by the Ad Hoc Group; and (iii) 2 members appointed by a majority of holders by principal amount of Credit Facility Claims.

Excluding the appointment of the members of the New Board as set forth above, all corporate governance matters related to Newco Valaris, and the definitive documents governing all corporate governance matters will be determined by the Required Consenting Noteholders in their reasonable discretion.

Reorganized Equity Interests / Listing

On the Plan Effective Date, Newco Valaris shall issue new ordinary shares (the “New Shares”) in accordance with the terms of the Plan, any organization documents of Newco Valaris, and applicable Law (including applicable securities laws). The New Shares will be issued pursuant to section 1145 of the Bankruptcy Code or otherwise be freely transferrable under applicable securities laws without further registration, subject to certain restrictions on affiliates and underwriters under applicable securities laws.

The New Secured Notes issued pursuant to the Rights Offering will be issued in reliance on the Section 1145 Exemption to the maximum extent possible and, to the extent the Section 1145 Exemption is unavailable, will be issued only to persons that are QIBs or IAIs in reliance on the exemption provided by Section 4(a)(2) under the Securities Act or another applicable exemption.

The New Secured Notes issued pursuant to the Backstop Agreement and the Holdback will be issued in reliance on the exemption provided by Section 4(a)(2) under the Securities Act or another applicable exemption.

The New Secured Notes issued pursuant to the Backstop Premium will be issued in reliance on the Section 1145 Exemption.

All New Shares not issued in reliance on the Section 1145 Exemption will be subject to a Registration Rights Agreement (as defined in the Backstop Agreement) providing for customary registration rights including, among other things, a resale shelf registration statement (the “Registration Statement”) to be filed by the Company within 30 days of the Plan Effective Date if the Company is eligible to use Form S-3, and 45 days if the Company is not eligible to use Form S-3 and, in the case of New Shares, customary piggyback registration rights. For the avoidance of doubt, the Registration Rights Agreement will provide for underwritten shelf takedowns. In addition, on the Plan Effective Date, to the extent that the Depository Trust Company (“DTC”) will accept such securities, all New Shares and New Secured Notes will be issued through DTC. The Company shall use commercially reasonable efforts to ensure that the New Secured Notes will be rated as promptly as possible.

Upon the Plan Effective Date, (i) the New Shares shall be registered under the Securities Act, and shall be listed for public trading on a securities exchange, and (ii) the Reorganized Debtors will be a reporting company under the Exchange Act.

4         “Harris County Litigation” means the Original Petition captioned UMB Bank v. Darin Gibbins, 2020-18184, Harris County, Texas that was filed on March 19, 2020, as may be amended.

6

Employee Matters

Pursuant to the Restructuring Support Agreement and this Restructuring Term Sheet, the Consenting Noteholders consent to (i) the continuation of the Company Parties’ wages, compensation, and benefits programs according to existing terms and practices, including executive compensation programs, and (ii) any motions in the Bankruptcy Court for approval thereof.

On the Plan Effective Date, Newco Valaris (as applicable) shall (i) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, supplemental executive retirement plans, change-in-control agreements, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Company Parties who served in such capacity before and after the effective date of the Restructuring Support Agreement; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Plan Effective Date for accrued vacation time arising prior to the effective date of the Restructuring Support Agreement and not otherwise paid in the ordinary course of business or pursuant to a court order. Notwithstanding the foregoing, in the event Chapter 11 Cases are commenced, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Plan Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. For avoidance of doubt, nothing herein shall impact or limit the ability of Newco Valaris to amend, modify, or terminate such arrangements in accordance with their terms following the Plan Effective Date.

The Company Parties shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies in effect prior to the Plan Effective Date, and any directors and officers of the Company Parties who served in such capacity at any time before or after the Plan Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Plan Effective Date. Notwithstanding anything herein to the contrary, the Company Parties shall retain the ability to supplement such directors’ and officers’ insurance policies as the Company Parties deem necessary, including by purchasing any tail coverage (including, without limitation, a tail policy).

Notwithstanding anything to the contrary above: (1) (i) all existing employment and change in control agreements, (ii) all existing severance arrangements, including the Executive Severance Plan, and (iii) all existing incentive awards denominated in cash shall be assumed subject to the modifications set forth in the Management Incentive Plan Term Sheet (defined below) and will be listed in the Plan Supplement, (2) in respect of any person who is an insider (as defined in the Bankruptcy Code) of the Company Parties, and other than in the ordinary course of business, there shall be no new or further incentive or retention programs put into place during the Chapter 11 Cases absent the consent of the Ad Hoc Group (such consent not to be unreasonably withheld, conditioned, or delayed), (3) the assets of the 2005 Benefit Reserve Trust and the Trust Agreement executed August 27, 2003 and revised and restated, effective January 1, 2004, by and between ENSCO International Incorporated, each participating affiliated company who is or becomes a signatory thereto and T. Rowe Price Trust Company rabbi trusts shall be used to satisfy the claims of creditors and shall be terminated, (4) no change in control provision under any employment or severance agreement shall be triggered as a result of the Plan or the Restructuring Transactions, and (5) any equity grant requirement in an employment agreement will be superseded by the MIP.

7

Indemnification Obligations

On and after the Plan Effective Date, the obligations of each of the Company Parties pursuant to its certificate of incorporation, bylaws, deeds of indemnity, or other agreements to indemnify the current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Company Parties, or such directors, officers, agents, and/or employees, based upon any act or omission relating to the Company Parties (collectively, the “Company Indemnity Obligations”), will be assumed and irrevocable and survive the effectiveness of the Restructuring Transactions. Newco Valaris’s new organizational documents, if any, will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Company Parties’ and Valaris’s or Newco Valaris’s, as applicable, current and former directors, officers, employees, and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Company Parties, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted.

None of the Company Parties, or Newco Valaris, as applicable, will amend and/or restate their respective governance documents before or after the Plan Effective Date to amend, augment, terminate, or adversely affect any of the Company Parties’ or Newco Valaris’s obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

Management Incentive Plan	The Plan will provide for a MIP (as defined in the Management Incentive Plan Term Sheet) consistent with the term sheet (the “Management Incentive Plan Term Sheet”) attached hereto as Exhibit 6.
Reasonable Assistance	The Company and the Consenting Noteholders shall use commercially reasonable efforts to provide assistance to each other with the matters contained in this Restructuring Term Sheet.
Releases, Third-Party Releases, and Exculpation	The Plan will include releases and exculpations on the terms set forth Exhibit 4 to this Restructuring Term Sheet.
Tax Structure	To the extent practicable, the Restructuring Transactions and the consideration received in the Restructuring Transactions shall be structured in a manner that (i) minimizes any current taxes payable as a result of the consummation of the Restructuring Transactions and (ii) optimizes the tax efficiency (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes, or potentially moving certain businesses to new entities incorporated in different jurisdictions) of the Restructuring Transactions to the Debtors (including Valaris), the Reorganized Debtors and the holders of equity or debt in the Reorganized Debtors going forward, in each case as reasonably determined by the Debtors and the Required Consenting Noteholders.

8

Executory Contracts and Unexpired Leases

All executory contracts and unexpired leases will be assumed under the Plan on the Plan Effective Date, except those executory contracts and unexpired leases that the Company Parties determine to reject with the consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed). The Company shall reasonably provide the Ad Hoc Group and its advisors with all reasonable information needed to analyze such decision to reject any material executory contract or material unexpired lease; provided that this shall not require any Company Party to (1) take any action which is restricted or prohibited by obligations of confidentiality binding on any Company Party, applicable Law or the rules of any applicable securities exchange (provided that the Company must only withhold the portion of such information or materials that are actually subject to such confidentiality obligations, applicable Law or rules of any applicable securities exchange) nor (2) disclose any document or share any information over which any Company Party asserts any legal professional privilege nor waive or forego the benefit of any applicable legal professional privilege.

Any executory contracts and unexpired leases assumed on the Plan Effective Date shall be deemed amended and modified to provide that the confirmation and consummation of the Plan shall not trigger any “change of control” provisions in such contract or lease.

Fees	The Plan will provide that on the Plan Effective Date, the Company will pay in cash all unpaid reasonable and documented fees and expenses of the Consenting Noteholder Advisors and the Rowan Ad Hoc Group Fees.
Conditions Precedent to the Plan Effective Date

The occurrence of the Plan Effective Date shall be subject to the following additional conditions precedent:

•     the Restructuring Support Agreement shall not have been terminated and shall remain in full force and effect;

•     the Restructuring Transactions have been implemented in accordance with the Restructuring Steps Plan in all material respects;

•     the orders approving the Disclosure Statement and the Plan shall have been entered and such orders shall not have been stayed, modified, or vacated on appeal;

•     the Backstop Agreement shall not have been terminated and shall remain in full force and effect;

•     the Plan, confirmation order, and all schedules, documents, supplements, and exhibits to the Plan, and any other Definitive Documents shall have become effective, subject to the consent and approval rights set forth in the Restructuring Support Agreement;

•     issuance of the New Secured Notes (with all conditions precedent thereto having been satisfied or waived);

•     payment of all invoiced professional fees and other amounts required to be paid pursuant to the Restructuring Support Agreement, in any Definitive Document, or in any order of the Bankruptcy Court related thereto;

•     any and all requisite governmental, regulatory, and third-party approvals and consents shall have been obtained; and

•     such other conditions as may be mutually agreed to by Valaris and the Ad Hoc Group.

9

Governing Law	The governing law for all applicable documentation shall be New York law (except in the event Newco Valaris is incorporated in the United Kingdom, in which case the corporate governance documents of the Newco Valaris shall be governed by English law).
Reservation of Rights

The execution of the Restructuring Term Sheet is without prejudice to the Company’s and the Ad Hoc Group’s respective rights to negotiate the Definitive Documents.

Nothing herein is an admission of any kind. If the Restructuring Transactions are not consummated for any reason, all parties reserve any and all of their respective rights.

10

Exhibit 1

DIP Commitment Letter

Execution Version

August 11, 2020

Valaris plc

110 Cannon Street

London, EC4N 6EU United Kingdom

Attention: Michael T. McGuinty, Senior Vice President and General Counsel

Commitment Letter

Ladies and Gentlemen:

Valaris plc, an English public limited company (the “Company” or “you”), has advised persons signatory hereto and as identified on Schedule I hereto as “DIP Lenders” (each, a “DIP Lender” and collectively, the “DIP Lenders”) that the Company, together with certain of its subsidiaries, is considering filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code, and that the Company desires to establish, subject to the conditions set forth herein, a senior secured super-priority debtor-in-possession term loan facility under Sections 364(c) and 364(d)(1) of the Bankruptcy Code in an aggregate principal amount not to exceed $500 million (the “DIP Facility”), on the terms and conditions set forth herein and in the Summary of Proposed Material Terms and Conditions attached as Exhibit A hereto (the “Term Sheet” and together with this commitment letter, the “Commitment Letter”). Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Term Sheet.

As used herein, the term “Transactions” means, collectively, the negotiation, entering into and funding of the DIP Facility and all other transactions described in and contemplated by the Commitment Letter and the DIP Agent Fee Letter (as defined below) and all transactions related thereto. The date on which the conditions precedent to effectiveness of the DIP Facility are satisfied is referred to herein as the “Closing Date”.

1.            Commitments.

In connection with the foregoing, each of the DIP Lenders, severally but not jointly with one another, is pleased to advise you of its commitment to provide 100% of the principal amount of the DIP Facility set forth opposite its name on Schedule I hereto (the aggregate amount of all such commitments, the “DIP Commitments”), solely upon the terms and subject to the conditions set forth in this Commitment Letter and the DIP Agent Fee Letter.

Notwithstanding any other provision of the Commitment Letter to the contrary, all or any of the DIP Lenders may, at their option, arrange for the documentation for the DIP Facility to be executed and their DIP Commitment to be funded by, one or more financial institutions selected by the applicable DIP Lenders and reasonably acceptable to the Company (the “Fronting Lender(s)”), each as an initial lender, in which case, the applicable DIP Lenders shall no later than five (5) business days after the Closing Date (or, if later, no later than five (5) business days after the first funding date of the DIP Facility) acquire 100% of their portion of the DIP Facility that is funded by their applicable Fronting Lender(s) by assignment from such Fronting Lender(s) in accordance with the assignment provisions of the documentation for the DIP Facility.

2.            Titles and Roles.

Wilmington Savings Fund Society, FSB (“WSFS”, and collectively with the DIP Lenders, the “Financial Institutions”, “we” or “us”), will (through itself and its designees and sub-agents) act as the sole administrative agent and collateral agent for the DIP Facility (in such capacities, the “DIP Agent”), upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. You agree that no other agents or arrangers will be appointed and no other titles will be awarded, in each case unless you and we shall so agree. Other than that compensation expressly contemplated by this Commitment Letter and the DIP Agent fee letter by and between the Company and the DIP Agent, dated on or about the date hereof and delivered herewith with respect to the Transactions (the “DIP Agent Fee Letter”), no compensation will be paid to the DIP Lenders in connection with providing commitments in respect of the DIP Facility except in accordance with the Credit Agreement and otherwise unless you and we shall so agree.

3.            Information.

You hereby represent that (a) all written information and written materials concerning you or any of your subsidiaries or the Transactions other than the Projections and information of a general economic or industry specific nature (the “Information”) that has been or will be made available to us by you or any of your representatives on your behalf, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the financial and/or business projections, estimates, budgets and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives on your behalf have been or will be prepared in good faith based upon assumptions that you believed to be reasonable at the time such Projections are delivered to us; it being recognized that (i) such Projections are merely a prediction as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, (ii) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material, and no assurance can be given that the projected results will be realized and (iii) are not a guarantee of performance. In particular, where the Projections take into account the current market volatility and widespread impact of the COVID-19 outbreak, the extent of the impact of these developments on the Company’s and its subsidiaries’ operational and financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions, and the impact of the COVID-19 outbreak on overall demand for the Company’s and its subsidiaries’ products and services, all of which are outside of the control of the Company or its subsidiaries, highly uncertain and cannot be predicted. You agree that if at any time prior to the Closing Date, you become aware that any of the representations of the preceding sentence would be incorrect in any material respect if the Information or the Projections previously furnished were being furnished, and such representations were being made, at such later time, then you will promptly supplement the Information and Projections so that such representations remain correct in all material respects; provided, for the avoidance of doubt, there will be no requirement to update previously delivered Projections to reflect new assumptions so long as the assumptions were reasonable at the time made and made available to us or any of our affiliates and there shall be no requirement to update previously delivered Information or Projections that by their terms speak to a specified date or period, if, at any later time, the representations of the preceding sentence would remain correct in all material respects with respect to such Information or Projections pertaining to such earlier specified date or period. In providing the DIP Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and we do not assume responsibility for the accuracy and completeness of the Information or the Projections.

2

4.            Fees.

As consideration for our commitments hereunder, and the DIP Agent’s agreement to perform the services, if any, described herein, you agree to pay to us the fees set forth in and in accordance with (a) the Term Sheet, including the Upfront Fee (as such term is defined in the Term Sheet), which shall be be due, earned and paid in cash on the date of execution of this Commitment Letter and shall be non-refundable under any and all circumstances; provided however part of the Upfront Fee may be credited back to Borrower as offset against any other fees or interest due and payable under the DIP Loan Documents as expressly set forth in the Term Sheet, (b) the DIP Agent Fee Letter and (c) any other fee letter that may be agreed and entered into among the Company and the Financial Institutions subject to the conditions set forth therein and herein; it being understood that, to the extent any such payments are to be made after the commencement of the Chapter 11 Cases under the Bankruptcy Code, such payments will also be subject to the entry of an order of the Bankruptcy Court authorizing the Company and its subsidiaries that are debtors under such Chapter 11 Cases to perform their obligations under this Commitment Letter and the DIP Agent Fee Letter and to pay the fees and expenses set forth herein.

5.            Conditions Precedent.

Our commitments under this Commitment Letter are subject solely to the terms and conditions set forth in the Term Sheet section titled “Conditions Precedent” and there shall be no other conditions (implied or otherwise) to the availability of the DIP Facility including compliance with the terms of this Commitment Letter or the Credit Agreement other than those set forth in the Term Sheet section titled “Conditions Precedent”.

6.            Indemnification; Expenses.

You agree (a) notwithstanding anything herein or in the DIP Agent Fee Letter to the contrary, to indemnify the Indemnified Parties (as defined in the Term Sheet) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, liabilities, actions, costs, expenses and disbursements (including irrecoverable VAT, reasonable and documented fees and out-of-pocket costs and expenses of the DIP Lender Professionals), joint or several, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of any defense or defending against, or participating in any such loss, damage, penalty, claim, demand, action, judgment, suit, liability or action or other proceeding or in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter, the DIP Agent Fee Letter or the DIP Loan Documents or any of the Transactions contemplated hereby or thereby, or the actual or proposed use of the proceeds DIP Facility (any of the foregoing, an “Action”), regardless of whether any such Indemnified Party is a party thereto (and regardless of whether such Action is initiated by your equity holders, creditors or any other third party or any of its respective subsidiaries or affiliates), except solely with respect to an Indemnified Party, to the extent such liability, obligation, loss, damage, penalty, claim, demand, action, judgment, suit, cost, expense or disbursement (i) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party, or (ii) arises out of a dispute solely among Indemnified Parties and not arising out of any act or omission of the Company or any of its subsidiaries (other than any claims, damages, losses, liabilities and expenses against the DIP Agent in its capacity as such); provided, however, Indemnified Parties shall not include Quinn Emanuel Urquhart & Sullivan, LLP or any other counsel or advisors in connection with any investigations, actions, claims or suits brought by any holders of the Borrower’s Prepetition Senior Notes against the Borrower or any of its affiliates or the respective directors, officers, employees, advisors, agents or representatives with respect to prepetition facts and circumstances (other than the DIP Facility), including the litigation filed on March 19, 2020, in Harris County District Court in Houston, Texas by UMB Bank relating to four series of bonds styled as UMB Bank Nat’l Ass’n v Rowan Cos. LLC, et al., No. 202018184-7 (Tex. Dist. Ct. Mar. 19, 2020) (collectively, “Noteholder Litigation”) and the Borrower shall have no obligation to indemnify any Indemnified Parties under this Commitment Letter for any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements in relation to any Noteholder Litigation and (b) to promptly pay or reimburse each of the Financial Institutions from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable and documented out-of-pocket costs and expenses (including but not limited to expenses of our due diligence investigation, syndication expenses, travel expenses and fees, disbursements, irrecoverable VAT and other charges of counsel (including the reasonable and documented fees and out-of-pocket costs and expenses of the DIP Lender Professionals)), in each case, incurred in connection with the Chapter 11 Cases, the DIP Facility and the preparation, negotiation, administration and enforcement of this Commitment Letter, the DIP Agent Fee Letter, the DIP Loan Documents and any ancillary documents or security arrangements in connection therewith; provided, however, no Financial Institutions shall be entitled hereunder to any payment or reimbursement for any costs or expenses of any kind or nature whatsoever in any way related to or in connection with any Noteholder Litigation.

3

No Indemnified Party shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, so long as such use and obtainment is not in violation of the confidentiality and information sharing provisions of this Commitment Letter and except to the extent such damages have resulted from (in each case as finally determined by a court of competent jurisdiction in a final and non-appealable judgment) the willful misconduct or gross negligence of such Indemnified Party. None of the Indemnified Parties or you or any of your affiliates or the respective directors, officers, employees, advisors, agents and representatives of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the DIP Agent Fee Letter, the DIP Facility or the Transactions; provided, that the foregoing shall not limit your indemnification or reimbursement obligations set forth herein to the extent any such indirect, special, punitive or consequential damages are included in any third-party claim with respect to which the applicable Indemnified Party is entitled to indemnification pursuant to this Section 6. You shall not be liable for any settlement, compromise or consent to the entry of any judgment in any Action effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final judgment in any such Action, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and to the extent required by, this Section 6. You shall not, without the prior written consent of the applicable Indemnified Party (which consent shall not be unreasonably withheld or delayed, it being understood that any consent withheld in connection with any settlement not effected in accordance with the succeeding clauses (a) and (b) shall be reasonable), effect any settlement of any pending or threatened Action in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (a) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability or claims that are the subject matter of such Action and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party.

4

7.            Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that each Financial Institution may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not use or furnish confidential information obtained from you or your subsidiaries, affiliates or representatives by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you, your subsidiaries or your affiliates in connection with or to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Financial Institution is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Financial Institution has advised or is advising you on other matters, (b) no Financial Institution has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Financial Institutions for such advice, (c) each Financial Institution, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Financial Institutions, (d) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (e) you have been advised that each Financial Institution is engaged in a broad range of transactions that may involve interests that differ from your interests and that the Financial Institutions do not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (f) you waive, to the fullest extent permitted by law, any claims you may have against any Financial Institution for breach of fiduciary duty or alleged breach of fiduciary duty arising hereunder and agree that no Financial Institution shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that certain of the Financial Institutions and their affiliates (collectively, the “Group”) are investment advisors, full service securities firms engaged in securities trading and/or brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, members of the Group may provide investment advisory, investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any member of the Group, or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. Accordingly, there may be situations where parts of the Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the Company’s interests. For example, the Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including, without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of the Company or its affiliates or other entities connected with the DIP Facility or the transactions contemplated hereby.

5

In recognition of the foregoing, the Company agrees that the Group is not required to restrict its activities as a result of this Commitment Letter (other than in respect of any confidentiality obligations hereunder) and that the Group may undertake any such business activity without further consultation with or notification to the Company. Neither this Commitment Letter nor the receipt by any Financial Institution of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including, without limitation, any duty of trust or confidence) that would prevent or restrict the Group from acting on behalf of other customers or for its own account except to the extent agreed herein. Furthermore, the Company agrees that neither the Group nor any member or business of the Group is under a duty to disclose to the Company or use on behalf of the Company any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities.

8.            Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by any party without the prior written consent of the other parties hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Parties), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Parties). Any and all obligations of, and services, if any, to be provided by, any Financial Institution hereunder may be performed and any and all rights of such Financial Institution hereunder may be exercised by or through any of its respective affiliates (other than a Disqualified Lender), branches or any Fronting Lender and the provisions of Section 6 shall apply with equal force and effect to any such entities duly so performing any such duties or activities, but no DIP Lender shall be relieved of its obligations under this Commitment Letter, including, without limitation, its obligation to fund or cause to be funded, the DIP Loans in accordance with the terms herein. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us (which shall not include, for the avoidance of doubt, any Fronting Lender) and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Transactions may be transmitted through Syndtrak, IntraLinks, the internet, e-mail or similar electronic transmission systems, and that none of us shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner unless resulting from the gross negligence or willful misconduct, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment, of such Financial Institution, Fronting Lender or any of its affiliates. Each Financial Institution may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as they may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you and your affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of such Financial Institution. You irrevocably designate and appoint C T Corporation System, with an office as of the date hereof at 28 Liberty Street, New York, New York, 10005 (the “Process Agent”) as your authorized agent upon which process may be served in any action, suit or proceeding arising out of or relating to this Commitment Letter or the DIP Agent Fee Letter that may be instituted by any Financial Institution or any other Indemnified Person in any Federal court or New York State court. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to the Process Agent, with written notice of said service to you at the address specified on the first page of this Commitment Letter, shall be effective service of process for any suit, action or proceeding brought in any such court. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6

9.           Jurisdiction.

Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of the New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan and any appellate court from any thereof, and after the Closing Date, the Bankruptcy Court or, if such court denies jurisdiction or the Company has not filed cases under the Bankruptcy Code, then any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the DIP Agent Fee Letter or the Transactions, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the DIP Agent Fee Letter or the Transactions, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court.

10.         Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE DIP AGENT FEE LETTER OR THE PERFORMANCE OF SERVICES, IF ANY, HEREUNDER OR THEREUNDER.

11.         Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the DIP Agent Fee Letter nor any of their terms or substance, shall be disclosed, directly or indirectly, by you to any other person except (a) to the DIP Lenders, the DIP Agent, any Fronting Lender(s), and their and your officers, directors, employees, attorneys, accountants, advisors, affiliates, agents, in each case involved in the consideration of the DIP Facility on a confidential and “need to know” basis, (b) as required by applicable law or regulation or legal, judicial or administrative proceedings or other compulsory process or as requested by any governmental authority (or necessary in connection with any of the foregoing) (in which case you agree, to the extent reasonably practicable and permitted by law, promptly to inform in writing in advance thereof), including as may be required to obtain court approval in connection with any acts or obligations to be taken pursuant to this Commitment Letter or the DIP Agent Fee Letter or the transactions contemplated hereby or thereby (but subject to the provisions of clause (ii) of the following sentence), and (c) in connection with any remedy or enforcement of any right under this Commitment Letter or the DIP Agent Fee Letter. Notwithstanding anything to the contrary in the foregoing, you shall be permitted to (i) provide unredacted copies of the Commitment Letter and the DIP Agent Fee Letter to the Bankruptcy Court and the Office of the United States Trustee in connection with any motion seeking approval of this Commitment Letter, the DIP Agent Fee Letter, the DIP Facility, the Transactions and any acts or obligations required thereunder, (ii) publicly disclose the Commitment Letter and the DIP Agent Fee Letter to the extent necessary to obtain approval of the Bankruptcy Court for the DIP Facility (including the Commitment Letter and the DIP Agent Fee Letter), the Transactions or any acts or obligations required thereunder, provided, that you agree to use commercially reasonable efforts to file and diligently pursue a motion or an ex parte request seeking an order authorizing you to file the DIP Agent Fee Letter under seal, (iii) provide unredacted copies of the Commitment Letter and the DIP Agent Fee Letter to the counsel and financial advisors to any official committee of unsecured creditors appointed in any of the Chapter 11 Cases, in each case so long as such disclosure is on a confidential “professionals eyes only” basis, (iv) publicly file the Commitment Letter in order to comply with any public disclosure requirements under the applicable rules of the Securities Exchange Commission, (v) publicly disclose the aggregate fee amounts as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials and (vi) otherwise share or disclose this Commitment Letter or the DIP Agent Fee Letter or the contents hereof and thereof as agreed to by us.

7

Each Financial Institution (and each any Fronting Lender) shall use all confidential information received by it in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of providing the services, if any, and entering into the Transactions and shall treat confidentially, together with the terms and substance of this Commitment Letter and the DIP Agent Fee Letter, all such information; provided, however, that nothing herein shall prevent a Financial Institution from disclosing any such information (a) to rating agencies (provided that we will disclose such information only through you and with your prior consent (not to be unreasonably withheld, delayed or conditioned)), (b) to any DIP Lenders or participants or bona fide prospective DIP Lenders (other than a Disqualified Lender) or participants or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any of its affiliates or any of their respective obligations; provided that the disclosure of any such information to any DIP Lenders or prospective DIP Lenders (other than a Disqualified Lender) or participants or prospective participants referred or any potential counterparty (or its advisors) to any swap or derivative transaction (in accordance with the terms of the Credit Agreement) relating to the Company or any of its affiliates or their respective obligations shall be made subject to the acknowledgment and acceptance by such DIP Lender or prospective DIP Lender (other than a Disqualified Lender) or participant or prospective participant or potential counterparty that such information is being disseminated on a confidential basis for the benefit of the Company and its affiliates (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Financial Institution, including, without limitation, as agreed in any confidential information memorandum or other marketing materials or pursuant to customary “click-through” or similar electronic agreements) in accordance with the standard syndication processes of such Financial Institution or customary market standards for dissemination of such type of information, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case such Financial Institution or Fronting Lender, if applicable, shall promptly notify you, in advance, to the extent reasonably practicable and permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Financial Institution, Fronting Lender or its affiliates, (e) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) of such Financial Institution or Fronting Lender, as applicable, who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential and each Financial Institution and Fronting Lender, as applicable, shall be responsible for its Representatives’ compliance with this paragraph, (f) to any of its respective affiliates and its affiliates’ Representatives (including any Representative of a Fronting Lender) (provided that any such affiliate and Representative is advised of its obligation to retain such information as confidential and each Financial Institution and Fronting Lender, as applicable, shall be responsible for its affiliates’ (and any Fronting Lenders’) compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Financial Institution, a Fronting Lender or any of its affiliates or its or their Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by such Financial Institution from a third party that is not, to such Financial Institution’s knowledge, subject to confidentiality obligations owing to you or any of your respective affiliates or related parties, (i) to the extent that such information is independently developed by any Financial Institution without reference to any Confidential Information or (j) for purposes of establishing a “due diligence” defense.

8

The provisions of this paragraph 11 shall automatically terminate on the earlier of (i) one year following the date of this Commitment Letter, (ii) the date of the filing of the Chapter 11 Cases and (iii) the date the DIP Loan Documents are entered into at which point any confidentiality undertaking in the DIP Loan Documents shall supersede the provisions of this paragraph. Notwithstanding the foregoing confidentiality obligation of any DIP Lender, to the extent such DIP Lender and you are party to any previously executed non-disclosure or similar confidentiality agreement(s) (each a “Prior NDA”), as between you and such DIP Lender and solely with respect to such DIP Lender and its Representatives (and not any other Person, including you), the confidentiality provisions of such Prior NDA shall apply to such DIP Lender and its Representatives and the foregoing confidentiality provision shall not apply to such DIP Lender and/or its Representatives.

Please note that the Financial Institutions and their affiliates do not provide tax, accounting or legal advice.

12.          Surviving Provisions.

The survival, compensation, reimbursement, indemnification, confidentiality (to the extent provided in Section 11 above), jurisdiction, governing law and waiver of jury trial provisions contained herein and in the DIP Agent Fee Letter shall remain in full force and effect regardless of whether the DIP Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the DIP Lenders’ commitments hereunder and our agreements, if any, to perform the services, if any, described herein; provided that your obligations under this Commitment Letter and the DIP Agent Fee Letter, other than those provisions relating to confidentiality and the first sentence of Section 3 above, shall automatically terminate and be superseded by the definitive documentation relating to the DIP Facility to the extent covered thereby upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time under this Commitment Letter to the extent such provisions are covered by the definitive documentation relating to the DIP Facility.

13.          PATRIOT Act Notification, Etc.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each DIP Lender is required to obtain, verify and record information that identifies the Company and the Guarantors, which information includes the name, address, tax identification number, beneficial owners and other information regarding the Company and the Guarantors that will allow such DIP Lender to identify such person in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to each Financial Institution and each DIP Lender.

9

14.          Miscellaneous.

All payments under this Commitment Letter and the DIP Agent Fee Letter will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York and will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (other than taxes imposed on or measured by net income and taxes resulting from any failure of a Financial Institution to timely provide any tax forms, certificates or other documents prescribed by law that are reasonably necessary to claim an exemption from or reduction in such taxes provided that the relevant Financial Institution is legally able to claim such exemption or reduction) (collectively, “Taxes”). If the Company is required by law to deduct any Taxes from or in respect of any sum payable to any Financial Institution, such sum will be increased as may be necessary so that after making the required deductions, such Financial Institution receives an amount equal to the sum it would have received had no such deductions been made. The Company will promptly pay any and all such Taxes and will indemnify each Financial Institution for and hold it harmless against any such Taxes and any liability arising therefrom or with respect thereto. In addition, the Company will pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made under this Commitment Letter or the DIP Agent Fee Letter or from the execution or delivery of, or otherwise with respect to, this Commitment Letter or the DIP Agent Fee Letter.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Fee Letter in dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures, the Financial Institutions could purchase (and remit in New York City) U.S. Dollars with such other currency on the business day preceding that on which final judgment is given.

The obligation of the Company in respect of any sum due from it to any Financial Institution under this Commitment Letter or the DIP Agent Fee Letter will, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the business day following receipt by such Financial Institution of any sum adjudged to be so due in such other currency such Financial Institution may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the amount of the U.S. Dollars so purchased is less than the sum originally due to such Financial Institution from the Company in U.S. Dollars, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Financial Institution to whom such obligation was owing against such loss, and if the amount of U.S. Dollars so purchased exceeds the sum originally due to such Financial Institution in U.S. Dollars, such Financial Institution agrees to remit to the Company such excess (or to any other Person who may be entitled thereto under applicable law). The Company waives any right it may have in any jurisdiction to pay any amount under this Commitment Letter and under the DIP Agent Fee Letter in a currency or currency unit other than that in which it is expressed to be payable.

This Commitment Letter supersedes all prior discussions, agreements, commitments, arrangements, negotiations and understandings, whether oral or written, of the parties with respect to the DIP Facility.

The parties hereto hereby expressly agree (a) that this Commitment Letter and the DIP Facility are entered into in contemplation of the Company commencing cases under chapter 11 of the Bankruptcy Code and are not subject to section 365(c)(2) of the Bankruptcy Code and (b) not to assert to the contrary in any court proceeding or otherwise. To the extent such section is applicable, the parties hereto hereby waive its applicability to this Commitment Letter and the DIP Facility. Notwithstanding anything to the contrary in this Commitment Letter, commencement of cases under chapter 11 of the Bankruptcy Code shall not be a breach of or default under, or give rise to a termination event under, this Commitment Letter.

10

15.          Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please (x) indicate your acceptance of the terms of this Commitment Letter and of the DIP Agent Fee Letter by returning to us executed counterparts hereof and of the DIP Agent Fee Letter and (y) pay to the DIP Lenders or cause to be paid to the DIP Lenders in cash the Upfront Fee (as such term is defined in the Term Sheet) in a total aggregate amount equal to $20,000,000, which shall be fully earned, due, non refundable and payable to the DIP Lenders by the Borrower, in each case of clauses (x) and (y), by not later than 6:00 p.m., New York City time, on August 11, 2020. Our commitments hereunder, and our agreements, if any, to perform the services, if any, described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts, the Upfront Fee in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur by 11:59 p.m., New York City time, on September 30, 2020 (or, if earlier, not later than 45-days after the filing of the Chapter 11 Cases), then, this Commitment Letter and our commitments hereunder, and the DIP Agent’s agreements to perform the services, if any, described herein, shall automatically terminate without further action or notice and without further obligation to you unless each of us shall, in our discretion, agree in writing (which writing may be from the DIP Lender Professionals) to an extension. You may terminate this Commitment Letter and the DIP Lenders commitments, in whole and not in part, at any time for any reason.

[Remainder of this page intentionally left blank]

11

We are pleased to have been given the opportunity to assist you in connection with the financings.

Very truly yours,

DIP Agent:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as DIP Agent

By:	/s/ Patrick J. Healy
Name: Patrick J. Healy
Title: Senior Vice President

[Valaris – Signature Page to DIP Commitment Letter]

[DIP Lenders Signature Pages Omitted]

DIP Lenders:

By:
Name:
Title:

[Valaris – Signature Page to DIP Commitment Letter]

Accepted and agreed to as of the date first above written:

VALARIS PLC

By	/s/ Darin Gibbins
Name: Darin Gibbins
Title: An Authorized Signatory

[Valaris – Signature Page to DIP Commitment Letter]

SCHEDULE I

DIP Lenders and/or, in each case, its participant funds, investment funds and/or investment vehicles	Commitment Amounts: DIP Facility
Schedule I, reflecting each of the DIP Lender’s total Commitment Amounts, has been sent to the Borrower’s counsel and the DIP Agent’s counsel by the DIP Lenders’ counsel via electronic mail sent at 5:45 p.m. New York City time on August 11, 2020.
TOTAL	$500,000,000

Schedule I

EXHIBIT A

Summary of Proposed Material Terms and Conditions

VALARIS PLC

SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT FACILITY TERM SHEET

Summary of Proposed Material Terms and Conditions

This Summary of Proposed Material Terms and Conditions (the “DIP Term Sheet”), dated as of August 11, 2020, sets forth the terms of the DIP Facility (as defined below) committed to be provided, subject to the conditions set forth below, pursuant to the Commitment Letter to which this DIP Term Sheet is attached (the “Commitment Letter”), by the DIP Lenders (as defined below) to Valaris plc. Valaris plc and its wholly-owned Subsidiaries (as defined below) that have filed on the petition date (the “Petition Date”) cases under chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) which cases are pending before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), and listed hereto on Annex A, are referred to, collectively, as the “Debtors” and, such cases, the “Chapter 11 Cases”.

Facility

The facility will be a senior secured superpriority debtor-in-possession credit facility (the “DIP Facility”, and the loans thereunder, the “DIP Loans” and the commitments thereunder the “DIP Commitments”) in an aggregate principal amount not to exceed $500 million (the aggregate principal amount of the DIP Commitments, the “Total DIP Commitments”).

The DIP Loans shall, subject to the borrowing conditions described below under the heading “Conditions Precedent”, be made in (i) an initial draw (the “Initial DIP Draw”) on the Closing Date (as defined below), in an aggregate principal amount up to $200 million, and (ii) additional draws of not less than $25 million (such additional draws under this clause (ii), collectively, the “Additional DIP Draws”, and together with the Initial DIP Draw, the “DIP Draws”) after the Closing Date, in each case in an aggregate amount not to exceed the then-remaining principal balance of the undrawn Total DIP Commitments at the time of such Additional DIP Draw. The DIP Draws shall be made available in U.S. Dollars and, at the option of the applicable DIP Lenders, the following currencies: Euros and Pounds Sterling.

DIP Lenders

Certain of the holders of the Borrower’s Prepetition Senior Notes (as defined below) and/or one or more of their respective affiliates, related/advised funds and/or managed accounts and/or designees (including fronting banks in accordance with the terms of the Commitment Letter) (the “DIP Lenders”) that have agreed to provide the DIP Facility on the terms and conditions set forth herein.

1

The DIP Lenders’ DIP Commitments as of the Closing Date are set forth in Schedule I attached to the Commitment Letter. The DIP Lenders’ DIP Commitments are several and not joint with one another.

“Required DIP Lenders” shall mean, at any time, two or more unaffiliated DIP Lenders holding at least a majority of the undrawn Total DIP Commitments and aggregate outstanding principal amount of the DIP Loans at such time.

DIP Agent	Wilmington Savings Fund Society, FSB will be the administrative agent and collateral agent for the DIP Facility (the “DIP Agent”).
Borrower	Valaris plc, an English public limited company (the “Borrower”, and collectively with the Material Subsidiaries (as defined below), the “Loan Parties”).
Guarantors

The Borrower’s obligations under the DIP Facility will be unconditionally guaranteed by each Subsidiary (as defined below) (i) that is as of the Closing Date, or after the Closing Date becomes, a Debtor and is not an Excluded Subsidiary (as defined below) and/or (ii) that as of the Closing Date owns, or after the Closing Date becomes the owner of, the equity interest of any owner of a Rig (as defined below) that is DIP Collateral (as defined below) and is not an Excluded Subsidiary (clauses (i) and (ii), each, a “Guarantor”, and collectively, the “Guarantors”).

Annex A attached hereto identifies, as of the date of the Commitment Letter, which of the Borrower’s Subsidiaries would be the (i) Debtors, (ii) Guarantors, (iii) Material Subsidiaries, (iv) Immaterial Subsidiaries and (v) Excluded Subsidiaries, in each case, as of the Closing Date; provided that Annex A is subject to ongoing analysis through the Closing Date with respect to whether any such Subsidiary is an Excluded Subsidiary under clause (b) of the definition thereof. “Subsidiary” shall mean any direct or indirect Subsidiary (as defined in the Prepetition Revolving Facility) of the Borrower.

For purposes hereof, “Excluded Subsidiaries” shall mean, at any time, (a) Rowan Rex Limited (“Rowan Rex”), (b) each person that is a Subsidiary on the Closing Date or that becomes a Subsidiary after the Closing Date, if as of the Closing Date or as of such time such person becomes a Subsidiary, as applicable, such Subsidiary’s guarantee is prohibited by (i) any governmental authority with authority over such Subsidiary, (ii) applicable law or regulation or analogous restriction, or such Subsidiary’s guarantee would result in a substantial risk to the officers or directors of such Subsidiary of civil or criminal liability or (iii) contractual restrictions not entered into in contemplation of such Subsidiary providing a guarantee (and not entered into in contemplation of, or following entry of, the Commitment Letter and/or the DIP Facility), and (c) any Subsidiary that is not wholly-owned directly or indirectly by the Borrower.

2

For the avoidance of doubt, none of the following entities shall be Debtors nor Guarantors: Saudi Aramco Rowan Offshore Drilling Company (“ARO”), P.T. ENSCO Sarida Offshore; Ocean Deep Drilling ESV Nigeria Limited; Ensco Ocean 1 Company; Sonamer Perfuracoes Ltd.; and ENSCO Arabia Co. Ltd.

Notwithstanding any provision of the DIP Loan Documents to the contrary, no corporate authorizations, guaranty agreements or local law governed documents shall be required to be delivered by any Guarantor (x) that is organized in a jurisdiction listed on Annex B (any such jurisdiction an “Excluded Jurisdiction”; provided that Annex B shall be amended from time to time to reflect that no Material Subsidiary shall be formed and organized in an Excluded Jurisdiction other than Pride Forasol S.A.S.) or (y) where the Required DIP Lenders determine (in consultation with the Borrower) that the cost (including, without limitation, legal fees, registration fees, notarization fees, stamp duty, taxes and adverse effects on interest deductibility), burden, difficulty or consequence of providing such guarantee at such time is excessive in relation to the value afforded thereby. In addition, notwithstanding any provision of the DIP Loan Documents to the contrary, the timing of delivery of corporate authorizations, guaranty agreements and local law governed documents, as applicable, by any such Guarantors that are not organized in an Excluded Jurisdiction shall be delivered in accordance with Annex D and the Collateral Principles (as defined below).

Prepetition Indebtedness	“Prepetition Indebtedness” means the indebtedness of the applicable Debtors and the non-Debtor Subsidiaries party thereto from time to time outstanding immediately prior to the Petition Date, which includes (a) indebtedness pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of May 7, 2013, by and among, inter alios, the Borrower and Pride International LLC, a Delaware limited liability company (“Pride”), as borrowers thereunder, the lenders party thereto (the “Prepetition Revolving Lenders”) from time to time, Citibank, N.A., as administrative agent (the “Prepetition Revolving Agent” and, collectively with the Prepetition Revolving Lenders, the “Prepetition Revolving Lender Parties”), and the lenders party thereto from time to time (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Prepetition Revolving Facility”); and (b) (i) the 6.875% Senior Notes due 2020 issued by Pride, (ii) the 7.875% Senior Notes due 2040 issued by Pride, (iii) the 7.20% Debentures due 2027 issued by ENSCO International Inc., a Delaware corporation, (iv) the 3.00% Exchangeable Senior Notes due 2024 issued by ENSCO Jersey Finance Limited, a company incorporated under the laws of Jersey, (v) the 4.70% Senior Notes due 2021 issued by the Borrower, (vi) the 8.00% Senior Notes due 2024 issued by the Borrower, (vii) the 4.50% Senior Notes due 2024 issued by the Borrower, (viii) the 5.20% Senior Notes due 2025 issued by the Borrower, (ix) the 7.75% Senior Notes due 2026 issued by the Borrower, (x) the 5.75% Senior Notes due 2044 issued by the Borrower, (xi) the 4.875% Senior Notes due 2022 issued by Rowan Companies, Inc. (“Rowan”), (xii) the 4.75% Senior Notes due 2024 issued by Rowan, (xiii) the 7.375% Senior Notes due 2025 issued by Rowan, (xiv) the 5.40% Senior Notes due 2042 issued by Rowan and (xv) the 5.85% Senior Notes due 2044 issued by Rowan (collectively, the notes in this clause (b), the “Prepetition Senior Notes”).

3

Term	The DIP Facility will mature and all DIP obligations will be due and payable in full in cash on the earliest to occur of (such date, the “DIP Maturity Date”): (i) the date that is 364 days following the Petition Date; (ii) the date of acceleration of the DIP Loans and the termination of the DIP Lenders’ DIP Commitments under the DIP Facility pursuant to the terms of the DIP Credit Agreement; (iii) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code, and which, for purposes hereof, shall be no later than the “effective date”) of any plan filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court; and (iv) the consummation of a sale of all or substantially all of the assets of the Borrower and the other Debtors under section 363 of the Bankruptcy Code.
Interest Rate	At the option of the Borrower, 8.0% per annum payable in kind or 7.0% payable in cash, in each case monthly in arrears.
Default Interest Rate	2% in excess of the “Interest Rate” described above on overdue principal, interest and other overdue amounts, paid in cash, during the existence of an Event of Default (as defined below).
Fees

The Borrower shall pay in cash a “Commitment Fee” of 4.00% (based on the Total DIP Commitments) (the “Upfront Fee”), which shall be fully earned, due, nonrefundable and payable in cash to the DIP Lenders by the Borrower upon the execution of the Commitment Letter; provided that if the DIP Lenders and the Borrower enter into a Restructuring Support Agreement by August 16, 2020, 0.75% of the Upfront Fee will be credited back to the Borrower as offset against any other fees or interest due and payable under the DIP Loan Documents.

In addition, from and after the Closing Date, the Borrower shall pay to the DIP Lenders an “Undrawn Commitment Fee” of 1.00% per annum on the average daily unused portion of the DIP Facility, calculated based on the actual number of days elapsed over a 360-day year, which fee shall be payable in kind monthly in arrears and on the DIP Maturity Date.

4

All such fees will, at the option of the DIP Lenders, be treated as original issue discount for U.S. income tax purposes.
Use of Proceeds	The proceeds of the DIP Facility shall be used by the Debtors to (i) provide working capital to the Borrower and its subsidiaries and for other general corporate purposes, in each case, as provided for in the then applicable Approved Budget (as defined below) (subject to the Permitted Variance (as defined below)) unless otherwise described below, (ii) pay interest, fees, costs and expenses related to the DIP Facility (including the fees, costs, disbursements and expenses of the DIP Agent and the DIP Lenders and their counsel and financial advisors, consultants and other professionals), (iii) pay the fees, costs and expenses of the estate professionals retained in the Chapter 11 Cases and approved by the Bankruptcy Court as provided for in the then applicable Approved Budget, (iv) make all permitted payments of costs of administration of the Chapter 11 Cases (including funding the Carve-Out (as defined below)), (v) pay such prepetition expenses as are consistent with the Approved Budget (subject to the Permitted Variance (as defined below)) and approved by the Bankruptcy Court, (vi) to fund the reasonable activities, costs and fees of administrators appointed in respect of the Borrower in England under the Insolvency Act 1986 of the United Kingdom (including by funding into a bank account held by the administrators such amounts required by the administrators to undertake this role), and (vii) make any other payments permitted by the then applicable Approved Budget.
Optional Prepayments	The Borrower may, at any time upon at least three (3) business days’ notice and at the end of any applicable monthly interest period, prepay in full or in part, without premium or penalty, the DIP Loans; provided that each such partial prepayment shall be in an aggregate amount of $10,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the then outstanding principal amount of the DIP Loans). Any amounts so repaid shall not be available to be reborrowed.
Mandatory Prepayments	Subject to the DIP Order (as defined below), limited to mandatory prepayment of the DIP Loans with 100% of (a) the net cash proceeds of any non-ordinary course asset sales or other dispositions of assets constituting DIP Collateral (subject to thresholds, exclusions and reinvestment rights to be agreed), (b) the net cash proceeds of any incurrence of indebtedness (other than any incurrence permitted under the DIP Credit Agreement) and equity (subject, in respect of equity, to thresholds and exclusions to be agreed), (c) insurance and condemnation proceeds received by any of the Borrower and/or any Guarantor not otherwise required to be transferred or turned over to an affiliate or any other third-party in connection with a previously binding contractual obligation that is not entered in contemplation of such receipt of such proceeds, excluding proceeds related to the Valaris ENSCO DS-8 non-drilling incident (subject to thresholds, exclusions and reinvestment/repair/replacement rights to be agreed) and (d) the net cash proceeds received by the Borrower and/or any Guarantor (including to the extent received by the Borrower and/or any Guarantor from Rowan Rex), in each case, from any asset sales or other dispositions of equity interest in or the assets of Rowan Rex, ARO JV or any other joint venture or any Rig (other than Rigs listed on Annex E) that is not DIP Collateral (subject to thresholds and exclusions to be agreed). Any proceeds of asset and equity sales and insurance and condemnation proceeds (in each case other than proceeds that are Excluded Collateral) received by any of the Debtors shall, whether or not required or used to pay the DIP Loans, constitute DIP Collateral.

5

DIP Collateral

Subject to the Carve-Out, the DIP obligations will be secured by all present and after-acquired property and assets of the Borrower and Guarantors and all proceeds thereof, including substantially all inventory, real property, equipment (including, but not limited to, spare parts), accounts, cash and cash equivalents, general intangibles, intercompany receivables and rights in intercompany arrangements, contract rights, supporting obligations and letter-of-credit rights, instruments (including, but not limited to, intercompany notes, receivables and other payment obligations), deposit accounts, investment property (including, but not limited to, 100% of the equity interests held by the Borrower and/or any Guarantor in their respective direct Subsidiaries), intellectual property, books and records, investments, vessels and mobile offshore drilling units (including without limitation any jackup rig, semi-submersible rig, drillship, and barge rig) (each such vessel or unit now or hereafter owned by the Borrower and/or any Guarantor, an “Owned Rig” and each such vessel or unit now or hereafter chartered or managed by the Borrower and/or any Guarantor and not owned by the Borrower and/or any Guarantor, a “Third Party Rig”) (each Owned Rig and Third Party Rig, individually a “Rig” and collectively, the “Rigs”), charters, intercompany charters, drilling contracts, rig or vessel construction contracts, any kind of agreement relating to the employment of Rigs, services agreement, insurance, insurance claims, rig or vessel earnings, proceeds of all owned and leased real estate and subject to and after entry of the DIP Order (on a final basis, if applicable), all proceeds or other assets recovered, unencumbered or otherwise, whether by judgment, settlement or otherwise, that is the subject of the Debtors’ claims and causes of action under Chapter 5 of the Bankruptcy Code (such claims and causes of action, the “Avoidance Actions”) (the assets described above, collectively the “DIP Collateral”). The DIP Collateral shall be secured by (i) first priority senior liens pursuant to section 364(c)(1) of the Bankruptcy Code to the extent such DIP Collateral is unencumbered as of the Petition Date and (ii) junior perfected liens pursuant to section 364(c)(3) of the Bankruptcy Code to the extent such DIP Collateral is subject to valid, properly perfected, enforceable and unavoidable liens existing as of the Petition Date or that are perfected as permitted by Section 546(b) of the Bankruptcy Code (collectively the “Prepetition Permitted Liens”); provided that, notwithstanding anything herein to the contrary, the DIP Collateral shall not include any Excluded Collateral (as defined below).

6

“Excluded Collateral” shall be: (i) the Rowan Rex ownership interests and any assets owned by Excluded Subsidiaries (other than, for the avoidance of doubt, any proceeds of any sale of equity interest of Rowan Rex and/or any Excluded Subsidiaries or any dividends and other distributions received from Rowan Rex and/or any Excluded Subsidiary, to the extent such proceeds, dividends or other distributions are received by the Borrower and/or any Guarantor, do not otherwise constitute Excluded Collateral and are not otherwise required to be transferred or turned over to an affiliate or any other third-party in connection with a previously binding contractual obligation that is not entered in contemplation of such receipt of such proceeds); (ii) equity interests in non-wholly owned Subsidiaries or any other person not a wholly-owned Subsidiary and rights in and to any joint venture agreements or shareholder agreements, including (without limitation) the Shareholder Instruments (as defined in that certain Shareholders’ Agreement dated November 21, 2016 between Saudi Aramco Development Company and Rowan Rex Limited (the “ARO JV Agreement”) and any rights in and to the ARO JV Agreement), in each case (other than in the case of ARO and the ARO JV Agreement) to the extent the relevant joint venture or shareholder agreement would prohibit, or would require the consent of any third party prior to, the granting of a security interest or lien on such equity interests or rights; (iii) all Avoidance Actions (other than, for the avoidance of doubt, any proceeds of Avoidance Actions); (iv) any motor vehicles and other assets (other than, for the avoidance of doubt, Rigs) subject to certificates of title (v) all commercial tort claims below $15,000,000, (vi) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or similar provisions under applicable foreign law), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or similar provisions under applicable foreign law) notwithstanding such prohibition or restriction; (vii) pledges and security interests prohibited or restricted by applicable law or by legally binding contractual restrictions (including any requirement to obtain the consent of any governmental authority or third party and any pledge by a Subsidiary that would result in a substantial risk to the officers or directors of such Subsidiary of civil or criminal liability) not entered into in contemplation thereof; (viii) margin stock; (ix) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement, in each case entered into in accordance with or otherwise permitted under the DIP Credit Agreement and to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or similar provisions under applicable foreign law), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or similar provisions under applicable foreign law) notwithstanding such violation or invalidation; (x) any assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower, any of its direct or indirect Subsidiaries, as reasonably determined by the Borrower in consultation with the Required DIP Lenders; (xi) letter of credit rights, except to the extent constituting a supporting obligation for other DIP Collateral as to which perfection of the security interest in such other DIP Collateral may be accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement); (xii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (xiii) any accounts used solely as payroll and other employee wage and benefit accounts, tax accounts (including, without limitation, sales tax accounts) and any tax benefits, escrow accounts, fiduciary or trust accounts and any funds and other property held in or maintained in any such accounts; (xiv) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the DIP Lenders afforded thereby as mutually agreed by the Borrower and the Required DIP Lenders; and (xv) any other assets mutually agreed by the Borrower and the Required DIP Lenders on or prior to the Closing Date. Notwithstanding the foregoing, proceeds of Excluded Collateral shall be DIP Collateral to the extent such proceeds are received by the Borrower and/or any Guarantor and do not otherwise constitute Excluded Collateral.

7

All liens granted to the DIP Lenders shall be subject to the Carve-Out.

All of the liens on the DIP Collateral securing the DIP Facility shall, to the fullest extent permitted by applicable law and bankruptcy jurisdiction, be effective and perfected upon entry of the DIP Order, all without the necessity of the execution of any mortgages, security agreements, pledge agreements, financing statements or other collateral agreements.

None of the Borrower or the Guarantors shall be required to take any other actions with respect to the creation or perfection of liens on any assets within or subject to the laws of the United States (except for the execution and delivery of, and performance under, the DIP Loan Documents, entry of the DIP Order, the Control Agreements and Mortgages, each as defined in the Collateral Principles, and UCC-1 financing statements).

In addition, no party other than the Borrower and the Material Subsidiaries (or with respect to cash and control agreements, Borrower and the Guarantors) shall be required to take any actions with respect to the creation or perfection of liens on any assets that are outside of, or subject to the laws of any jurisdiction other than, the United States and the United Kingdom. The Collateral Principles shall govern all actions and documentation with respect to any creation and perfection of security interests beyond the DIP Order (including with respect to security interests granted under the DIP Order that would not be enforceable or recognized in the relevant jurisdiction).

“Material Subsidiary” means any Subsidiary that is a Guarantor and that satisfies one or more of the foregoing criteria (a) is an issuer, borrower or guarantor of any of the Prepetition Indebtedness (as defined below), (b) either currently is, or in the future becomes, a charterer or an owner of any Owned Rig, (c) either currently is, or in the future becomes, a party to any charterparty agreement, pool agreement, agreement to operate or drilling contract in respect of any Owned Rig (in each case, whether owned by such or another Guarantor or the Borrower), (d) either currently is, or in the future becomes, a party to an agreement pursuant to which it manages a Third Party Rig, and/or (e) either currently has or in the future has intercompany receivables or other promissory notes or like receivables in an aggregate amount equal to greater than $50,000,000. In addition, the Subsidiary that owns the real property located at 620 Moulin Road, Broussard, LA, 70518, shall be a Material Subsidiary, but shall not be required to enter into a real property mortgage or deed of trust or any other documentation in respect of the security interests granted thereon. For the avoidance of doubt, no Material Subsidiary shall be formed and organized in an Excluded Jurisdiction (other than Pride Forasol S.A.S.).

8

“Immaterial Subsidiary” means any Subsidiary that (a) is not a Material Subsidiary and (b) (i) owns assets having a book value of less than 5% individually, of the book value of all assets of the Borrower and its consolidated Subsidiaries, and (ii) has annual revenue less than 5% individually of the annual revenue of the Borrower and its consolidated Subsidiaries, in each case as of the last day of the most recently ended fiscal year for which financial statements are available or required to be delivered. For purposes of this definition, any intercompany equity investments, loans, advances, or receivables shall not be deemed to constitute “assets” of a Debtor.

Superpriority DIP Claims	Subject to the Carve-Out, all of the claims of the DIP Agent and the DIP Lenders in respect of all obligations of the Debtors under the DIP Facility shall be entitled to the benefits of section 364(c)(1) of the Bankruptcy Code, having a superpriority over any and all administrative expenses of the kind that are specified in, or contemplated by, sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other relevant provisions of the Bankruptcy Code.
DIP Budget and Reporting

The Debtors shall, at the times and in the manner specified below, deliver to the DIP Agent and the DIP Lenders rolling 13-week cash flow forecasts setting forth all forecasted receipts and disbursements of the Borrower and its consolidated subsidiaries on a consolidated basis for such period, broken down by week (each, a “Budget”). The initial Budget shall cover the period beginning as of the week in which the Closing Date occurs through the week commencing 13 weeks thereafter, and shall be reasonably acceptable to the Required DIP Lenders (as the same may be reaffirmed or revised with the consent of the Required DIP Lenders (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing Date, the “Initial Approved Budget”).

The Borrower shall thereafter deliver to the DIP Agent (which may be through delivery to the financial or legal advisors to the DIP Agent and the DIP Lenders) a Budget on or before the last business day of the end of every four-week period (commencing with the fifth week beginning after the week in which the Closing Date occurs), and each such Budget shall cover a subsequent consecutive 13 weeks, beginning with the week in which such Budget is delivered (each such subsequent Budget delivered after the Initial Approved Budget, a “Budget Update”) in form and substance consistent with the Initial Approved Budget, and otherwise approved by the Required DIP Lenders (it being acknowledged and agreed that if the Required DIP Lenders do not object to any such Budget Update within five (5) days of delivery thereof, it shall be deemed to be approved by the Required DIP Lenders) (any such approved Budget Update, an “Approved Budget Update”); provided that if an Approved Budget Update is not approved (or deemed approved) by the Required DIP Lenders, the Approved Budget in effect immediately prior to the delivery of such latest Budget Update shall continue to govern and the DIP Lender Professionals shall work together with the Debtors in good faith to establish a Budget Update that is an Approved Budget Update for the same 13-week period (any such Approved Budget Update, together with the Initial Approved Budget, the “Approved Budget” in respect of the periods covered thereby).

9

The Borrower shall also deliver to the DIP Agent (i) on or before the last business day of the second week beginning after the week in which the Closing Date occurs, and every other week thereafter (such that, for the avoidance of doubt, beginning with the second such report, a report is delivered during the same week in which a Budget Update has been delivered), a budget variance report (each, a “Budget Variance Report”) for the immediately preceding four-week period; provided that the first and second Budget Variance Reports shall be in respect of the period from the Closing Date to the Saturday last ended prior to the date each such report is delivered (each, a “Test Period”), (1) showing for such Test Period actual total disbursements on a weekly and cumulative basis and in the same form as the Approved Budget, (2) noting therein cumulative variances from projected disbursements set forth for such Test Period in the Approved Budget in effect during such Test Period and (3) explaining all material variances (meaning variances in excess of 10% in actual disbursements (unless the dollar amount corresponding to such percentage variance is less $1,000,000) in reasonable detail for such Test Period.

Extensions to delivery timeframes for any Initial Approved Budget or Budget Update may be granted by electronic mail from the Required DIP Lender’s counsel.

Waivers of Section 506(c) and 552(b); No Marshaling

The DIP Order shall provide that the Debtors (and any successors thereto or any representatives thereof, including any trustees appointed in the Chapter 11 Cases) shall be deemed to have waived any rights or benefits of section 506(c) of the Bankruptcy Code with respect to the DIP Agent, the DIP Lenders and the DIP Collateral.

The DIP Order shall provide that the liens securing the extensions of credit under the DIP Facility shall not be subject to an assertion by the Debtors of the “equities of the case” exception of section 552 of the Bankruptcy Code.

The DIP Agent and the DIP Lenders shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral.

10

Conditions Precedent

Upon the satisfaction (or waiver) of the below exclusive conditions precedent, the DIP Facility shall be effective and the funding of the Initial DIP Draw shall be available (the date on which such effectiveness and availability occurs, the “Closing Date”):

(a)   the preparation, authorization, execution and delivery by the Borrower and Guarantors of the DIP Loan Documents in form and substance consistent with this DIP Term Sheet, the Commitment Letter and the Documentation Principles;

(b)   subject to the Collateral Principles, the DIP Agent shall have received, with respect to each of the Borrower and the applicable Guarantors and subject to the Collateral Principles, (i) customary officer’s certificates (or equivalent), (ii) customary evidence of corporate authority with respect to officers executing the DIP Loan Documents, (iii) good standing certificates (or the equivalent thereof, if any, in applicable foreign jurisdictions), and (iv) customary opinions of counsel to the Debtors (or, where customary in the relevant jurisdiction, the DIP Lenders’ counsel), addressing customary matters including, due authorization, capacity, consents, execution and delivery, status and incorporation, good standing (or the equivalent thereof, if any, in applicable foreign jurisdictions), legal validity, no conflicts with organizational documents or applicable law, no registration or filings, the enforceability of all DIP Loan Documents entered into as of the Closing Date (including, but not limited to the Guarantees contemplated hereby to be entered into on the Closing Date), and, where customary and applicable to the relevant entities, 1940 Act, Regulation T, U and X, margin stock, the creation of security interests as of the Closing Date, enforcement of judgments, choice of law, and submission to jurisdiction pursuant to the DIP Order;

(c)   entry by the Bankruptcy Court of all “first day orders” and “second day orders” (if applicable) in the Chapter 11 Cases, and the form and substance of such orders shall be reasonably satisfactory to the DIP Agent and the Required DIP Lenders;

(d)   entry by the Bankruptcy Court of an order satisfactory to the DIP Agent and the Required DIP Lenders and otherwise on terms consistent with this DIP Term Sheet, which shall approve the DIP Facility and the granting to the DIP Agent superpriority claims and liens securing the DIP Facility with the priority specified herein, and provide that any Subsidiary of the Borrower that becomes a Debtor shall be bound by the terms of such order and the DIP Loan Documents (whether entered on an interim or a final basis, each and collectively, the “DIP Order” and which shall be a reference to the DIP Order then in effect unless otherwise specified herein), which DIP Order shall not have been reversed, modified, amended, appealed, stayed or vacated;

11

(e)   entry by the Bankruptcy Court of an order (which shall be in form and substance reasonably satisfactory to the DIP Agent and the Required DIP Lenders) authorizing continued use of the Debtors’ existing cash management system, which cash management order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed;

(f)    subject to the Collateral Principles, the DIP Agent for the benefit of the DIP Lenders shall have a valid and perfected lien on and security interest (subject to permitted liens to be agreed in the Loan Documents) in the DIP Collateral having the priorities set forth in “DIP Collateral” above pursuant to the DIP Order and the applicable collateral documents (subject to any applicable exceptions described in “DIP Collateral” above and the Collateral Principles) necessary to, with respect to any non-U.S. DIP Collateral, create, and with respect to DIP Collateral wherever located, maintain or further evidence such valid and perfected lien and security interest; and provisions reasonably satisfactory to the DIP Agent;

(g)   the DIP Agent shall have received copies of a recent lien and judgment search in the relevant jurisdictions within the U.S.;

(h)   the Borrower shall have delivered an Initial Approved Budget, dated as of a date not more than five (5) business days prior to the Closing Date, and a business plan for a period of four quarters, broken down by quarter, including, projected income statements, capital expenditures, and asset sales (the “Business Plan”), to the DIP Agent, which shall be in form and substance reasonably satisfactory to the Required DIP Lenders (it being acknowledged and agreed that the Business Plan received by the DIP Agent on or about August 10, 2020 satisfies this condition in respect of the Business Plan);

(i)    the Closing Date shall have occurred on or prior to September 30, 2020 (or, if earlier, not later than 45-days after the filing of the Chapter 11 Cases), the Borrower shall have not terminated the Commitment Letter (and the commitments thereunder) and all fees required to have been paid, including the Upfront Fee, shall have been paid and shall not be subject to any challenge or motion to or other application;

12

(j)    as of the Petition Date, except as set forth on a schedule to the DIP Credit Agreement, there shall exist no action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases and any action, suit, investigation or proceeding arising from the commencement and continuation of the Chapter 11 Cases or the consequences that would normally result from the commencement and continuation of the Chapter 11 Cases) that is not stayed and could reasonably be expected to result in a Material Adverse Change (as defined below) (any such action, suit, investigation, litigation or proceeding, a “Material Litigation”);

“Material Adverse Change” means any event or occurrence which could reasonably be expected to result in a material adverse change in (i) the business, financial condition, operations or properties of the Loan Parties, taken as a whole, (ii) the ability of the Loan Parties to perform their respective material obligations under the DIP Loan Documents, or (iii) the ability of the DIP Agent and the DIP Lenders to realize the material benefits intended to be provided by the Borrower and the Guarantors under the DIP Loan Documents, in each case of the foregoing clauses (i), (ii) and (iii), other than material adverse changes, events or occurrences arising from the commencement or existence of the Chapter 11 Cases.

(k)   the representations and warranties under the DIP Loan Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” or similar qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such funding;

(l)    the Borrower shall have given the DIP Lenders three (3) business days’ notice of its request for the Initial DIP Draw under the DIP Facility;

(m)  no default or Event of Default under any of the DIP Loan Documents shall have occurred and be continuing;

(n)   other than the DIP Order, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that prohibits, restricts or imposes a materially adverse condition on the DIP Facility or the exercise by the DIP Agent at the direction of the Required DIP Lenders of its rights as a secured party with respect to any Owned Rig that is DIP Collateral and a material portion of the other DIP Collateral;

13

(o)   the Loan Parties shall have paid all reasonable and documented fees, costs, disbursements and expenses accrued or incurred by the DIP Lender Professionals (as defined herein) through the date that is three (3) business days prior to the Initial DIP Draw, in accordance herewith (and shall not include, for the avoidance of doubt, any Noteholder Litigation Fees (as defined herein));

(p)   no trustee, examiner, or receiver having expanded powers (beyond those set forth under section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed or designated with respect to any of the Debtors, their businesses, properties or assets; and

(q)   to the extent requested at least ten (10) business days prior to the Closing Date, the Borrower shall have delivered the documentation and other information to each DIP Lender that are required by regulatory authorities under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001), at least three (3) business days prior to the Closing Date.

The funding of all Additional DIP Draws shall be available upon the satisfaction (or waiver) of the below conditions:

(a)   the applicable DIP Order shall not have been reversed, modified, amended, appealed, stayed or vacated;

(b)   the representations and warranties under the DIP Loan Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” or similar qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such funding (other than any such representation and warranty that by its terms refers to a specified earlier date, in which case such representation and warranty shall be true and correct in all material respects or all respects, as applicable, as of such earlier date);

(c)   the Borrower shall have given the DIP Lenders three (3) business days’ notice of any request for such DIP Draw under the DIP Facility; and

(d)   no default or Event of Default under any of the DIP Loan Documents shall have occurred and be continuing.

14

Representations and Warranties

The DIP Loan Documents will exclusively contain the following representations and warranties applicable to the Debtors and their Subsidiaries (or, in certain cases, the Borrower, the Borrower and the Guarantors and/or the Material Subsidiaries, consistent with the Documentation Principles, but excluding, except as expressly set forth below, Rowan Rex), which shall be consistent with the Documentation Principles and subject to certain materiality thresholds, carve-outs and exceptions consistent with the Documentation Principles:

(a)   requisite power, due authorization, approvals and consents;

(b)   no conflict with constituent agreements (limited to agreements that are enforceable post-petition), judgments, material charter contracts (limited to charter contracts that are enforceable post-petition) or applicable law;

(c)   due execution, delivery, and enforceability of the DIP Loan Documents;

(d)   ownership of Subsidiaries;

(e)   material accuracy of financial statements and all other information provided;

(f)    no materially misleading information;

(g)   absence of Material Adverse Change since December 31, 2019;

(h)   absence of Material Litigation;

(i)    taxes;

(j)    margin regulations;

(k)   compliance with laws (including environmental laws) and governmental regulations;

(l)    sanctions, anti-corruption and anti-money laundering provisions;

(m)  beneficial ownership certification;

(n)   no Event of Default under the DIP Loan Documents;

(o)   no prior existing security interest in the DIP Collateral except Permitted Prior Liens;

(p)   inapplicability of Investment Company Act;

(q)   insurance;

(r)    ERISA;

(s)   ownership of and title to properties;

15

(t)    an accurate list of all Owned Rigs as of the Closing Date shall be attached to the DIP Credit Agreement, and as of the Closing Date, the Loan Parties are qualified to own each Owned Rig as being owned by such person under the laws of the jurisdiction where such Owned Rig is flagged as of the Closing Date and no Loan Party operates any Owned Rig in any jurisdiction in which it is not qualified to operate such Rig, as applicable;

(u)   Borrower’s obligations are pari passu obligations; and

(v)   neither Rowan Rex nor any of its affiliates are in material breach of or have defaulted in performance of any material covenants under the ARO JV Agreement (other than as may arise from any ipso facto clause that purports to be triggered upon the filing of the Cases).

The representation and warranties are deemed to be made by each of the Debtors and other Guarantors (with respect to the Debtors and their Subsidiaries, where applicable) on the date of the Closing Date and shall be deemed to be repeated on each DIP Draw date.

Affirmative Covenants

The DIP Loan Documents will exclusively contain the following affirmative covenants applicable to the Borrower and its Subsidiaries (or, in certain cases, the Borrower, the Borrower and the Guarantors and/or the Material Subsidiaries, consistent with the Documentation Principles, but excluding, except as set forth below, Rowan Rex), which shall be consistent with the Documentation Principles and subject to materiality thresholds, carve-outs and exceptions consistent with the Documentation Principles:

(a)   Preservation of corporate existence;

(b)   Obtain all required authorizations, consents and approvals;

(c)   Compliance with laws (including ERISA (or similar foreign laws) and applicable environmental laws);

(d)   Compliance with anti-terrorism laws, sanctions laws, FCPA and OFAC (including, with respect to use or proceeds and maintenance of policies);

(e)   Payment of taxes in accordance with the Approved Budget (subject to the Permitted Variance); provided that the Debtors may also pay tax assessments and governmental charges that were unforeseen as determined by the Debtors in their reasonable business judgment based on prior past practice regardless of whether such amounts have been provided for in the Approved Budget then in effect (provided that any such payment not provided for in the Approved Budget then in effect shall constitute a variance to such applicable Approved Budget), in each case except to the extent contested in good faith and with respect to which adequate reserves are maintained;

16

(f)    Access to books and records, visitation rights and inspection rights for Owned Rigs;

(g)   Maintenance of books and records;

(h)   Maintenance of insurance;

(i)    Operation of business;

(j)    Use of proceeds (consistent with the “Use of Proceeds” section above);

(k)   KYC and beneficial ownership regulations;

(l)    Maintenance of properties, including maintenance of title in the Rigs;

(m)  Maintain material licenses, permits and IP rights;

(n)   compliance with guarantee and collateral requirements and further assurances (subject to applicable exceptions described herein and the Collateral Principles);

(o)   compliance with applicable Bankruptcy Code, Bankruptcy Rules, the DIP Order and other court orders in all material respects;

(p)   Delivery to the DIP Agent as soon as reasonably practicable in advance of filing with the Bankruptcy Court, drafts of the DIP Order, a plan of reorganization or liquidation, and/or any disclosure statement related to such plan and delivery of drafts of all other material Bankruptcy Court filings to counsel to the DIP Agent with commercially reasonable time to review and comment, including (but not limited to) first day motions/orders (other than retention applications), and if applicable, second day motions/orders, any motions to establish a bar date, any motions to approve bidding procedures for or to approve a sale of substantially all of the assets of the Loan Parties, any motions to extend exclusivity, any motions to approve a disclosure statement and seeking confirmation of a plan of reorganization, and any motions to approve deadlines and procedures related to the solicitation of votes on a plan of reorganization;

(q)   Maintenance of the Loan Parties’ existing cash management system, subject to the DIP Order or any cash management order entered by the Bankruptcy Court;

(r)    Contest, if requested by the DIP Agent, any motion seeking entry of an order, and entry of an order, that is materially adverse to the interests of the DIP Agent, the DIP Lenders or their respective rights and remedies in any of the Chapter 11 Cases;

17

(s)   the Borrower shall use its commercially reasonable efforts to deliver to the DIP Agent, within 60 days (subject to extensions agreed upon by the Required DIP Lenders (consent not to be unreasonably withheld, delayed or conditioned)) of the Closing Date certificates evidencing insurance and corresponding loss payee and/or additional insured endorsements naming the DIP Agent, on behalf of the DIP Lenders, as an additional insured and loss payee, as applicable, under all liability and property insurance policies covering the DIP Collateral; and

(t)   Following receipt of (i) any dividend or other distribution from ARO and (ii) any payment (whether of principal, interest or otherwise) under any “Shareholder Instrument” (as defined in the ARO JV Agreement), the Loan Parties shall cause Rowan Rex and/or any of its parent entities to further dividend or distribute (or apply to repayment of an intercompany loan) such dividend, distribution or payment to a Loan Party, excluding an amount equal to general and administrative expenses required by Rowan Rex to operate its business as it is operated as of the date hereof (including amounts for taxes, if any, payable by Rowan Rex or its subsidiaries); provided, however, that notwithstanding anything herein to the contrary, Rowan Rex will not be required to make any dividend or distribution to any Loan Party to the extent that such dividend or distribution would be prohibited by any applicable laws, rules or regulations but only to the extent of such prohibition or would have a material adverse tax impact but only with respect to amount subject to such impact, in which case such amounts shall be placed into an account that is subject to a Control Agreement.

Other Reporting

In addition, the Borrower shall provide the DIP Agent, the DIP Lenders and their advisors:

(a)   quarterly unaudited consolidated financial statements of the Borrower and its Subsidiaries within 60 days of quarter-end for the first three fiscal quarters of the fiscal year, certified by the Borrower’s chief financial officer, accompanied by a customary management’s discussion and analysis; provided that such financial statements shall be deemed delivered upon filing of the same with the Securities and Exchange Commission;

(b)   annual audited consolidated financial statements of the Borrower and its Subsidiaries (together with consolidating financial statements of the Borrower’s foreign Subsidiaries) within 120 days of year-end, certified by the Borrower chief financial officer and, with respect to such consolidated statements, by KPMG LLC or other independent certified public accountants of recognized national standing acceptable to the Required DIP Lenders, accompanied by a customary management’s discussion and analysis; provided that such financial statements shall be deemed delivered upon filing of the same with the Securities and Exchange Commission;

18

(c)   copies of all reports on Form 10-K, 10-Q or 8-K filed with the Securities and Exchange Commission; provided that such reports shall be deemed delivered upon filing; and

(d)   other customary reporting requirements for similar debtor-in-possession financings and other reporting requirements appropriate to the specific transaction to be agreed, including, without limitation, with respect to litigation, contingent liabilities, collateral, ERISA or environmental events including, without limitation, reporting provided for in the Prepetition Revolving Facility.

For the avoidance of doubt, financial reporting packages shall include information on the Borrower and its consolidated subsidiaries consistent with the Prepetition Revolving Facility. Delivery of financial statements shall be deemed satisfied by publicly filing the 10-Q or 10-K, as applicable, with the Securities and Exchange Commission.

At the DIP Agent’s request, the Borrower shall also arrange for conference calls with the DIP Agent, the DIP Lenders, the Borrower and their respective advisors, on terms to be agreed, to discuss and analyze cash flow and related forecast, the financial condition, liquidity and results of operations of each of the Loan Parties, and the status of the Chapter 11 Cases; provided that such conference calls shall not be more frequent than one call per month.

The Borrower shall determine in a manner consistent with Borrower’s previous practices what information provided by or on behalf of the Borrower or its Subsidiaries under the DIP Loan Documents (as defined below) will be confidential or public information. The Borrower agrees that any information that would have been disclosed or available to the public pursuant to the Borrower’s previous practices (or any agreement, law, rule or regulation by which the Borrower is bound) shall continue to be public information consistent with such previous practices; provided that each Approved Budget Update (and the information and detail set forth therein or referred to therein), shall not be marked confidential and shall be timely filed on the docket of the Chapter 11 Cases as soon as reasonably practicable, but in any event not later than three (3) days of approval thereof by the Required DIP Lenders. Further, without limiting its requirement to make other disclosures required by law, the Borrower shall continue to file all reports under the Exchange Act, including, without limitation, reports under Forms 10-K, 10-Q and 8-K.

19

Financial Covenant

On every other date that a Budget Variance Report is delivered in accordance herewith (each, a “Test Date”) (commencing with the Budget Variance Report delivered during the fifth week commencing after the week in which the Closing Date occurs, and, for the avoidance of doubt, such subsequent Test Date occurring every fourth week thereafter), the actual total cash disbursements, excluding professional fees and other items consistent with the Initial Approved Budget, for the applicable Test Period shall not exceed the sum of the aggregate amount forecasted therefor, excluding professional fees and other items consistent with the Initial Approved Budget, in the Approved Budget in effect for such Test Period, by more than 15% of the forecasted amount (such 15% variance being referred to herein as the “Permitted Variance”). For the avoidance of doubt, the Approved Budget (other than the Initial Approved Budget) in effect for the first week of each Test Period shall be the Approved Budget delivered in such week in accordance herewith.

Concurrently with the delivery of a Budget Variance Report on a Test Date, the Loan Parties shall provide the DIP Lenders with a certification of compliance with this covenant for such Test Date, certified by a responsible officer of the Borrower, and in a form reasonably satisfactory to the advisors to the DIP Agent and the Required DIP Lenders; provided, however that the amount of any loans to, investments in and contributions to Non-Debtor Subsidiaries and joint ventures, made in accordance with clauses (x) and (y) of paragraph (d)(2) under the heading “Negative Covenants” set forth below shall be deemed to be permitted variances and, to the extent not set forth in the DIP Budget, shall not be included in the calculation of variances to determine compliance with this financial covenant.

Negative Covenants

The DIP Loan Documents will exclusively contain the following negative covenants applicable to the Borrower and its Subsidiaries (or, in certain cases, the Borrower and/or the Borrower and the Guarantors, consistent with the Documentation Principles, but excluding, except as set forth below, Rowan Rex), which shall subject to materiality thresholds, carve outs and exceptions set forth below or otherwise be consistent with the Documentation Principles:

(a)   Limitations on indebtedness and guarantees of indebtedness, which will exclusively contain the following exceptions:

1.           additional secured indebtedness up to $10,000,000; provided that no lien would extend to Rigs owned by Material Subsidiaries, equity interest of Rowan Rex and ARO JV or Cash that is in a Specified Account;

20

2.           guarantees and similar obligations up to $25,000,000;

3.           unsecured indebtedness up to $10,000,000;

4.           the DIP Facility;

5.           secured or unsecured indebtedness in respect of credit cards or purchase cards up to $2,500,000 and secured indebtedness in respect of cash management services up to $10,000,000;

6.           indebtedness not otherwise permitted up to $5,000,000;

7.           all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described under clauses (2), (3) and (5);

8.           any obligations and payments permitted or required to be made under any order or orders of the Bankruptcy Court which, among other things, authorizes the Debtors to pay certain prepetition wages, benefits, and other amounts owing to employees, in each case to the extent constituting indebtedness;

9.           indebtedness incurred in the ordinary course of business to finance take-or-pay obligations contained in supply arrangements;

10.         secured and unsecured indebtedness of the Borrower or any of its Subsidiaries in respect of bids, trade contracts, performance guaranties, leases, letters of credit, statutory obligations, performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds and similar obligations, in each case provided in the ordinary course of business;

11.         indebtedness existing on the Closing Date (including the Prepetition Indebtedness) and as set forth on a schedule to be agreed;

12.         secured indebtedness in respect of interest rate agreements, foreign exchange agreements, or derivative obligations, provided that such agreements or obligations are not entered into for any speculative purpose;

21

13.         subordinated intercompany indebtedness (including indebtedness owing to non-Debtor Subsidiaries);

14.         indebtedness to acquire, construct, renovate or upgrade any drilling rig or marine transportation in an aggregate amount not to exceed $15,000,000; provided that none of the Loan Parties shall guaranty such indebtedness to extent incurred by any non-Guarantor or any Guarantor that is formed and organized in an Excluded Jurisdiction;

15.         subject to the Required DIP Lenders’ prior written consent, secured indebtedness incurred by Alpha Admiral Company, Alpha Archer Company, and Atwood Oceanics Pacific Limited (the foregoing entities, the “DS-13 and DS-14 Debtors”) pursuant to the DS-13 and DS-14 new-build contracts existing as of the Petition Date (the “DS-13 and DS-14 New-Build Debt”) and any parent guarantee thereof which guarantee shall be unsecured;

16.         any subsequent extension, refinancing or renewal of the foregoing, provided that the aggregate principal amount of the indebtedness to be extended, refinanced or renewed does not increase from that amount outstanding at any time of any such extension, refinancing or renewal, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, refinancing or extension;

(b)    Limitations on liens, but subject exclusively to the following exceptions:

1.            incurrence of liens up to $20,000,000; provided that no lien would extend to Rigs owned by Material Subsidiaries, equity interest of Rowan Rex and ARO JV or Cash that is in a Specified Account;

2.            liens securing the DIP Facility;

22

3.            with respect to U.S.-flag vessels, “preferred maritime liens” as defined in 46 U.S. §31301, and, with respect to non-U.S.-flag vessels, those maritime liens that are given preferred status over a mortgage under the laws of the applicable foreign-flag jurisdiction, in each case arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, with such accruals as shall be required by GAAP having been made therefor;

4.            shipyard liens and other liens arising by operation of law in the ordinary course of business in constructing, operating, maintaining and repairing the vessels, including any liens for charters or leases of a vessel, for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, with such accruals as shall be required by GAAP having been made therefor, provided, that, in each case, such contest will, more likely than not, not result in (x) the sale, forfeiture, confiscation, distraint, seizure, or loss of any mortgaged vessels or any interest therein in the course of any such proceedings, or as a result of any such lien or (y) any materially adverse effect on the interests of any mortgagee under the applicable mortgage or security;

5.            legal or equitable liens deemed to exist by reason of negative pledge covenants and other covenants or undertakings of a like nature;

6.            liens incurred in the ordinary course of business to secure performance of tenders, bids or contracts entered into in the ordinary course of business, including without limitation any rights of offset or liquidated damages, penalties, or other fees that may be contractually agreed to in conjunction with any tender, bid, or contract entered into by the Borrower or its Subsidiaries in the ordinary course of business;

7.            liens encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities (other than indebtedness) to such customers or suppliers to the extent such liens are granted in the ordinary course of business and are consistent with past business practices;

23

8.            liens arising from the incurrence of secured indebtedness permitted in the DIP Credit Agreement (including liens on accounts used to cash collateralize permitted indebtedness in respect of credit cards or purchase cards, hedging obligations, cash management obligations or letters of credit, leases, statutory obligations, customs bonds and similar obligations, in each case provided in the ordinary course of business) and any liens securing the DS-13 and DS-14 New-Build Debt); and

9.           liens of the type described in the definition of “Permitted Liens” in the Prepetition Revolving Facility, other than under clauses (d), (m), (n), (o), or (p) thereof;

(c)   Prohibition on creating or permitting to exist any superpriority claims against the Debtors that are pari passu with or senior to the claims of the DIP Lenders under the DIP Facility;

(d)   Limitations on loans and investments but subject exclusively to the following exceptions:

1.            loans and investments of up to $10,000,000;

2.            loans to, investments in and contributions to non-Guarantor Subsidiaries, Guarantors organized in Excluded Jurisdictions and joint ventures, (w) in the ordinary course of business consistent with past practice for payroll, general overhead and administrative services, tax payments and cash management activities, (x) to the extent required pursuant to the applicable joint venture agreement or other constituent agreement in accordance with the cash management order, (y) in the case of ARO and Rowan Rex, to the extent required by the ARO JV Agreement, and, in addition, an amount up to the aggregate amount of any dividends, distributions or loan repayments previously received by Rowan Rex from ARO (including all amounts paid pursuant to the “Shareholder Instruments” (as defined in the ARO JV Agreement)), as of any date of determination, or (z) in accordance with the DIP Order, cash management order, or the Approved Budget (subject to the Permitted Variance);

24

3.            loans or advances to employees of Borrower or any of its Subsidiaries (or guaranties of loans and advances made by a third party to employees of the Debtors (excluding any Immaterial Subsidiaries)) in the ordinary course of business in an aggregate outstanding principal amount not to exceed $1,000,000 at any time;

4.           investments received in settlement of amounts due to the Borrower or any Subsidiary of the Borrower effected in the ordinary course of business;

5.            (x) loans and investments in the ordinary course of business, or if not consistent with past practice, for a legitimate business purpose among the Borrower and the Guarantors that are not formed and organized in an Excluded Jurisdiction, and (y) loans and investments among the Borrower and its subsidiaries in effect as of the Closing Date (as amended or extended from time to time, excluding any amendment to increase the principal amount thereof other than by payment of interest in kind);

6.            redemption, retirement, sinking fund or similar payment, purchase or acquisition for value, direct or indirect, of any stock of stock equivalents of the Borrower or any of its Subsidiaries and repurchase, redemption or other acquisition for value of any stock or stock equivalents of Borrower or any Subsidiary held by any current or former officer, director or employee pursuant to any equity based compensation plan, equity subscription agreement, stock option agreement, shareholders agreement etc., in accordance with the Approved Budget (subject to the Permitted Variance); and

25

7.            funding an amount necessary to fund the activities, costs and fees of administrators appointed in respect of the Borrower in England under the Insolvency Act 1986 of the United Kingdom (including by funding into a bank account held by the administrators such amounts required by the administrators to undertake this role).

(e)   Limitations on asset dispositions, including, without limitation, the issuance and sale of capital stock of the Debtors and their Subsidiaries, but subject exclusively to the following exceptions:

1.            the sale of the Rigs listed on Annex E hereto;

2.            the sale of the Rigs to joint ventures or non-affiliated third parties in connection with a new charter party agreement or drilling contract to comply with local jurisdictional requirements; provided that such Rig is sold at fair market value (as determined by the Borrower acting reasonably) and in exchange for at least 75% cash consideration (or, in the case of a sale to a joint venture, a promissory note in favor of a Loan Party);

3.            the sale of inventory (which for the avoidance of doubt shall not include any Rig) in the ordinary course of business (including, for the avoidance of doubt, sale of inventory to any Subsidiary); and the sale of any assets that are obsolete or no longer used or usable in the business of the Borrower and its Subsidiaries;

4.            any assignment, contribution, transfer or other disposition of ENSCO Offshore Company’s ownership interest in ENSCO Global Investments LP to any Guarantor that is not formed and organized in an Excluded Jurisdiction; provided that such disposition is for fair market value (as determined by the transferor acting reasonably) and for cash consideration or a promissory note;

5.            the transfer, sale, disposition, or assignment of any assets to the Borrower or any Guarantor that is not formed and organized in an Excluded Jurisdiction;

26

6.           any other sales or dispositions authorized by the Bankruptcy Court and consented to by the Required DIP Lenders; and

7.            the sale of any individual asset (other than Rigs) not otherwise permitted pursuant to the foregoing clauses, up to $20,000,000 and in the aggregate for all such sales not to exceed $50,000,000; provided, however, amounts from any sale of any asset from the Borrower or any Guarantor that is not formed and organized in an Excluded Jurisdiction to a Subsidiary that is not the Borrower or any Guarantor that is formed and organized in an Excluded Jurisdiction pursuant to this clause (7) shall not be subject to the foregoing cap to the extent such asset is subsequently transferred to the Borrower or any Guarantor that is not formed and organized in an Excluded Jurisdiction;

(f)    Limitations on dividends, redemptions and repurchases with respect to capital stock of any Loan Party (other than among the Guarantors and among the Borrower and the Guarantors and in the ordinary course of business consistent with past practice for payroll, general overhead and administrative services and cash management activities);

(g)   Limitations on (i) cancellation of debt and (ii) prepayments, redemptions and repurchases of subordinated debt and prepetition debt, except in the case of the prepetition debt pursuant to “first day” or other orders entered by the Bankruptcy Court in accordance with the Approved Budget (including any ordinary course payments among the Borrower and any of its Subsidiaries that are permitted under the cash management order);

(h)   Limitations on mergers, consolidations and acquisitions (other than among the Subsidiaries and among the Borrower and its Subsidiaries, subject to customary conditions);

(i)    Limitations on material changes in business;

(j)    Limitations on transactions with affiliates;

27

(k)   Limitations on restrictions on distributions from Subsidiaries and granting of negative pledges subject to restrictions pursuant to (i) the DIP Order, (ii) covenants and agreements made in connection with any agreement relating to secured debt permitted by this agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such lien relates, (iii) imposed by law, (iv) customary restrictions and conditions contained in agreements relating to any sale of assets or equity interests pending such sale, provided such restrictions and conditions apply only to the person or property that is to be sold, (v) restrictions on cash deposits imposed by customers under contracts in the ordinary course of business and (vi) any joint venture agreements in effect as of the Closing Date;

(l)    Each of Green Turtle Limited (and any successor Loan Party that owns equity interests in Rowan Offshore (Gibraltar) Limited) and Rowan Offshore (Gibraltar) Limited (and any successor Loan Party that owns equity interests in Rowan Rex) shall procure that (1) Rowan Offshore (Gibraltar) Limited (and any successor Loan Party that owns equity interests in Rowan Rex) and (2) Rowan Rex (and any successor Loan Party that owns a “Shareholder Instrument” (as defined in the ARO JV Agreement)) will not (i) sell or grant a security interest in any directly owned assets of Rowan Rex (and any successor Loan Party that owns a “Shareholder Instrument” (as defined in the ARO JV Agreement)) (including any “Shareholder Instrument” (as defined in the ARO JV Agreement)) or the equity interests in Rowan Rex, to any third party creditor or other entity that is not a successor Loan Party to Rowan Offshore (Gibraltar) Limited; (ii) sell the equity interest of ARO JV or any “Shareholder Instrument” (as defined in the ARO JV Agreement) to any person other than a Loan Party unless the net proceeds of such sale received by the Loan Parties are used to prepay the DIP Facility; and (iii) Rowan Rex shall not incur any indebtedness outside the ordinary course;

(m)  Neither the Borrower nor any Guarantor shall encumber or grant any security interest in or lien upon any property or asset that is excluded pursuant to clause R of the Collateral Principles;

(n)   Limitations on amendment of constituent documents and agreements governing material subordinated debt, except for modifications that could not reasonably be expected to materially adversely affect the interests of the DIP Lenders;

(o)   Limitations on changes to the fiscal year (or financial year, as applicable) without the consent of the DIP Agent and the Required DIP Lenders; and

(p)   The Debtors shall not propose, file, or otherwise support any plan of reorganization or liquidation that does not (i) contain releases in favor of the DIP Agent, the DIP Lenders and their respective affiliates and advisors and (ii) provide for the indefeasible payment in full in cash and full discharge of the Loan Parties’ obligations under the DIP Facility at emergence, but excluding payment of contingent indemnity obligations, which shall survive confirmation of such plan, unless otherwise agreed to by the Debtors and any DIP Lender that will not be paid in full in cash.

28

Events of Default

The DIP Loan Documents will exclusively contain the following events of default (each, an “Event of Default”) which will be applicable to the Borrower and its Subsidiaries (or, in certain cases, the Borrower, the Borrower and the Guarantors and/or the Material Subsidiaries, consistent with the Documentation Principles, but excluding, except as set forth below, Rowan Rex) and subject to customary grace periods, thresholds and exceptions consistent with the Documentation Principles:

(a)   failure to make any payment (within three (3) business days) when due on the DIP Loans and all other obligations relating to the DIP Loans and the DIP Facility or any other payments due to the DIP Agent or the DIP Lenders under the DIP Loan Documents;

(b)   failure to make any payment (within three (3) business days) when due of the fees and expenses of the DIP Agent or the DIP Lenders or any of their respective professional advisors pursuant to the DIP Loan Documents;

(c)    any representation or warranty is incorrect in any material respect when made or deemed made;

(d)   failure to comply with any covenant, including, without limitation, failure to comply with covenants with respect to the Approved Budget (subject to the Permitted Variance);

(e)   cross-default to payment defaults, or default or event of default if the effect is to accelerate or permit acceleration or permit the termination of commitments with respect to any indebtedness in a principal amount of at least $40,000,000 (excluding with respect to any Prepetition Indebtedness and any indebtedness that is subject to the automatic stay imposed in the Chapter 11 Cases);

(f)    entry of a final non-appealable judgment by courts of competent jurisdiction (to the extent not covered by insurance and other than as a result of filing the Chapter 11 Cases), which (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), is in excess of $40,000,000 against the Debtors, and either (x) such judgment shall remain unpaid or not have been vacated or the enforcement thereof stayed (by operation of law (including the automatic stay in the Chapter 11 Cases)), within 30 consecutive days after the entry thereof with respect to any such judgment rendered in the United States or 60 consecutive days after entry thereof with respect to any such judgment rendered outside of the United States or (y) enforcement proceedings shall have been commenced by any creditor upon such judgment;

29

(g)   the occurrence of certain ERISA events (or similar events under applicable foreign law) that create liabilities that could reasonably be expected to result in a Material Adverse Change;

(h)   bankruptcy or insolvency of ARO;

(i)    actual failure or invalidity in any respect of any lien granted pursuant to the DIP Order or failure in any respect to maintain the priority thereof as specified herein or in the DIP Order (or any assertion by any Loan Party of the foregoing);

(j)    change of ownership or control (to be defined);

(k)   entry by the Bankruptcy Court of the DIP Order shall not have occurred within 45 days after the Petition Date (or such later date as the DIP Agent may approve in writing in its sole discretion); or the DIP Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment other than at the applicable hearing to approve such DIP Order, without the prior written consent of the DIP Agent and the Required DIP Lenders to the extent required under the DIP Credit Agreement, or any filing by the Debtors of a motion or other pleading seeking entry of such an order;

(l)    without the prior written consent of the DIP Agent and the Required DIP Lenders, the entry of an order requiring the Debtors to make adequate protection payments with respect to (i) any Prepetition Indebtedness (other than the payment of professional fees and expenses in accordance with the Approved Budget) or (ii) any other prepetition claims, except in each case as expressly provided for pursuant to “first day” or other orders entered upon pleadings in form and substance reasonably satisfactory to the Required DIP Lenders;

(m)  the entry of an order of the Bankruptcy Court granting any claim, other than as permitted under the DIP Loan Documents, entitled to superpriority administrative expense claim status pari passu with or senior to the claims in favor of the DIP Lenders under the DIP Facility (other than the Carve-Out);

30

(n)   there shall be a material breach by any Loan Party of the provisions of the applicable DIP Order that remains uncured for a period of five (5) days;

(o)   (i) entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code without the prior written consent of the Required DIP Lenders (excluding the Chapter 11 Cases of the DS-13 and DS-14 Debtors); (ii) a trustee, responsible officer or an examiner having expanded powers (beyond those set forth under section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1104 of the Bankruptcy Code (other than a fee examiner) is appointed or elected in the Chapter 11 Cases, the Debtors apply for, consent to or acquiesce in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such an appointment, in each case without the prior written consent of the Required DIP Lenders in their sole discretion; (iii) without the consent of the Required DIP Lenders, the entry of an order in any of the Chapter 11 Cases seeking authority to obtain financing under section 364 of the Bankruptcy Code (other than the DIP Facility); or (iv) the filing or support of any pleading by any Loan Party or affiliate thereof seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (iii) above;

(p)   the entry of an order in the Chapter 11 Cases charging any of the DIP Collateral under section 506(c) of the Bankruptcy Code against the DIP Lenders or the commencement of other actions by any Loan Party or affiliate thereof that challenges the rights and remedies of any of the DIP Agent or the DIP Lenders under the DIP Loan Documents in any of the Chapter 11 Cases or in a manner inconsistent with the DIP Loan Documents;

(q)   if the DIP Order does not include a waiver, in form and substance satisfactory to the Required DIP Lenders in their sole and absolute discretion, of (A) the right of the Debtors to surcharge the DIP Collateral under section 506(c) of the Bankruptcy Code; (B) the right of the Debtors to assert against the liens securing the DIP Loans under the DIP Facility the “equities of the case” exception of section 552 of the Bankruptcy Code; and (C) the doctrine of marshalling;

(r)    the filing of a motion, pleading or proceeding by or on behalf of any of the Loan Parties or any other Subsidiary, which could reasonably be expected to result in a material impairment of the rights or interests of the DIP Lenders or a determination by a court with respect to a motion, pleading or proceeding brought by another party that results in a material impairment of the rights or interests of the DIP Lenders; provided that such motion, pleading, or proceeding has not been withdrawn or adjourned within five (5) days of such filing;

31

(s)   the entry of any order terminating any Debtors’ exclusive right to file a chapter 11 plan or the expiration of any Debtors’ exclusive right to file a chapter 11 plan;

(t)    unless otherwise agreed by the Required DIP Lenders, the filing or support of any pleading by any Loan Party (or any affiliate thereof) seeking, or otherwise consenting to, any relief the granting of which could reasonably be expected to result in the occurrence of an Event of Default;

(u)   the entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure) against (i) any Owned Rig or (ii) any other material asset of the Debtors in excess of $40,000,000, individually, or to permit other actions that could reasonably be expected to result in a Material Adverse Change; provided that the Debtors shall have five (5) Business Days after the entry of such an order to obtain a court order vacating, staying, or otherwise obtaining relief from the Bankruptcy Court or another court to address any such court order; and

(v)   the entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Loan Parties;

provided that notwithstanding anything to the contrary contained herein, the occurrence of any of the foregoing events with respect to any Immaterial Subsidiary shall not constitute a default or an Event of Default unless such occurrence is with respect to Immaterial Subsidiaries that, in the aggregate, (x) own assets (excluding intercompany investments, loans, advances or receivables) having a book value of greater than 10% of the book value of all assets of the Borrower and its consolidated subsidiaries or (y) have annual revenue of greater than 10% of the annual revenue of the Borrower and its consolidated subsidiaries, in each case as of the last day of the most recently ended fiscal year for which financial statements are available or required to be delivered.

Remedies upon an Event of Default

The DIP Loan Documents will allow for remedies by the DIP Agent upon direction by the Required DIP Lenders upon Events of Default upon five business days’ notice (the period between delivery of notice and purported exercise of remedies, the “Remedies Notice Period”).

During the Remedies Notice Period, the Debtors shall be permitted to use cash collateral (i) in the ordinary course of business, subject to the Approved Budget in accordance with the DIP Loan Documents, and (ii) for the funding of the Carve-Out. During the Remedies Notice Period, the Debtors, the committee (if any) and/or any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court, but solely to present a case that no default or Event of Default exists.

32

Assignments and Participations

Assignments must be in a minimum amount of $10.0 million (or, if less, the remaining commitments and/or DIP Loans of the assigning DIP Lender). Assignments are subject to the consent of the DIP Agent and the Borrower (in each case not to be unreasonably withheld or delayed), provided that (i) no consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (ii) neither the consent of the Borrower nor the DIP Agent shall be required for an assignment of DIP Loans to another DIP Lender or an affiliate or approved fund of a DIP Lender; (iii) the Borrower shall be deemed to have consented to an assignment if the Borrower does not object within five (5) business days of a request therefor; and (iv) notwithstanding the foregoing, no assignment shall be made to any Disqualified Lender (as defined below) or to any defaulting DIP Lender.

Without the consent of or prior notice to any Loan Party, DIP Lenders will be permitted to sell participations in DIP Loans or DIP Commitments under the DIP Facility (other than to a Disqualified Lender, so long as the DIP Agent has received the list of Disqualified Lenders). No participation shall include voting rights, other than for matters requiring consent of all DIP Lenders or all affected DIP Lenders. Each DIP Lender shall provide the Borrower with written notice of any such participations as soon as reasonably practicable to the extent such participations grant to the participant voting rights over matters requiring consent of all DIP Lenders or all affected DIP Lenders.

“Disqualified Lender” means (a) those persons identified by the Borrower on a written list delivered to the DIP Agent and the DIP Lenders on or before the date of the Commitment Letter, (b) competitors of the Borrower identified by the Borrower on a written list delivered to the DIP Agent and the DIP Lenders before the execution of the Commitment Letter, which list may be supplemented from time to time after the date of the Commitment Letter by the Borrower delivering a written supplement thereto to the DIP Agent, listing the name of the relevant new competitors and (c) any person that is or becomes an affiliate of the entities described in the preceding clauses (a) and (b) and that is readily identifiable on the basis of such affiliate’s name; provided that no written supplement delivered to the DIP Agent after the Closing Date shall apply retroactively to disqualify any person that shall have acquired an assignment or participation prior to the delivery of such written supplement.

33

Carve-Out	“Carve-Out” shall have the meaning set forth in Annex C hereto.
Professional Fees and Indemnification

The Debtors shall pay, on a monthly basis all reasonable and documented fees, costs, disbursements and expenses of the DIP Agent and the DIP Lenders (including in connection with the Chapter 11 Cases, and the preparation, negotiation, documentation, administration and enforcement of the Commitment Letter, the DIP Agent Fee Letter, the DIP Loan Documents, the DIP Facility and any ancillary documents or security arrangements in connection therewith and any due diligence investigation, syndication expenses, travel expenses and fees, disbursements and irrecoverable VAT and other charges of counsel (including, without limitation, the reasonable and documented fees, costs, disbursements and expenses of Kramer Levin Naftalis & Frankel LLP, Akin Gump LLP, Porter Hedges LLP, and Houlihan Lokey, Inc., one maritime counsel to the DIP Lenders and the DIP Agent, as a whole, and, to the extent the Required DIP Lenders deem necessary, in light of the Documentation Principles and the Collateral Principles, one local counsel to the DIP Lenders and the DIP Agent, as a whole, in each relevant jurisdiction (and excluding, for the avoidance of doubt, the Excluded Jurisdictions) (collectively, the “DIP Lender Professionals”))). For the avoidance of doubt, DIP Lender Professionals and Indemnified Parties (as defined below) shall not include Quinn Emanuel Urquhart & Sullivan, LLP or any other counsel or advisors in connection with any investigations, actions, claims or suits brought by any holders of the Borrower’s Prepetition Senior Notes against the Borrower or any of its affiliates or the respective directors, officers, employees, advisors, agents or representatives with respect to prepetition facts and circumstances (other than the DIP Facility), including the litigation filed on March 19, 2020, in Harris County District Court in Houston, Texas by UMB Bank relating to four series of bonds styled as UMB Bank Nat’l Ass’n v Rowan Cos. LLC, et al., No. 202018184-7 (Tex. Dist. Ct. Mar. 19, 2020) (“Noteholder Litigation Fees”).

In addition, the Loan Parties shall indemnify the DIP Agent, the DIP Lenders and each of their respective affiliates and their affiliates’ respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, liabilities, actions, costs, expenses and disbursements (including irrecoverable VAT, reasonable and documented fees and out-of-pocket costs and expenses of the DIP Lender Professionals), joint or several, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of any defense or defending against, or participating in any such loss, damage, penalty, claim, demand, action, judgment, suit, liability or action or other proceeding or in connection therewith), in each case arising out of or in connection with or by reason of the Commitment Letter, the DIP Agent Fee Letter or the DIP Loan Documents or any of the Transactions contemplated hereby or thereby, or the actual or proposed use of the proceeds DIP Facility (any of the foregoing, an “Action”), regardless of whether any such Indemnified Party is a party thereto (and regardless of whether such Action is initiated by your equity holders, creditors or any other third party or any of its respective subsidiaries or affiliates), except solely with respect to an Indemnified Party, to the extent such liability, obligation, loss, damage, penalty, claim, demand, action, judgment, suit, cost, expense or disbursement (i) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party, or (ii) arises out of a dispute solely among Indemnified Parties and not arising out of any act or omission of the Borrower or any of its subsidiaries (other than any claims, damages, losses, liabilities and expenses against the DIP Agent in its capacity as such); provided, however, the Borrower shall have no obligation to indemnify any Indemnified Parties under the DIP Loan Documents for any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements in relation to any Noteholder Litigation.

34

Documentation

This term sheet shall be documented by a Superpriority Senior Secured Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”), and, subject to the Collateral Principles, related guaranties, the DIP Order and all the security and collateral agreements and other relevant documentation as otherwise required hereby, that are in form and substance reasonably satisfactory to, the DIP Agent and the Required DIP Lenders (collectively, the “DIP Loan Documents”), which form shall be based upon the definitive documentation for the Prepetition Revolving Facility, except as otherwise mutually agreed and subject to modifications to reflect the terms and conditions set forth in the Commitment Letter and this DIP Term Sheet and to take into account (a) customary borrowing, administrative, agency and other provisions for similar debtor-in-possession financings, (b) giving due regard to the status of the Debtors as debtors-in-possession and the proposed business plan and the proposed budget, (c) the nature of the DIP Facility as a senior secured superpriority debt in possession term loan facility, (d) changes in applicable law since the date of the precedent credit agreement, and (e) any applicable non-U.S. laws or requirements, including, without limitation customary withholding tax provisions in respect of English companies’ “short interest” withholding which will include customary qualifications reflecting, amongst other things, the jurisdiction of incorporation and tax residency of the Borrower) (the foregoing, collectively, the “Documentation Principles”). The DIP Credit Agreement shall not become effective or binding until the date on which the DIP Credit Agreement is fully executed and the DIP Order is entered.

In all matters subject to the determination or discretion of the DIP Agent, any DIP Lender or any group of DIP Lenders under the Commitment Letter or the DIP Loan Documents, such discretion shall be exercised solely in such Person’s capacity as the “DIP Agent” or “DIP Lender” hereunder and not with respect to any other capacity, including in any other capacity as a pre-petition creditor to any Debtor or affiliate thereof; provided that the foregoing shall not limit or prohibit any such Persons rights and/or remedies under any other capacity.
Governing Law	Except as governed by the Bankruptcy Code (and applicable federal law), State of New York.

35

Annex A

Debtors and Guarantors

Entity Name	Jurisdiction of Organization	Guarantor	Debtor
Alpha Achiever Company	Cayman Islands	Y	Y
Alpha Admiral Company	Cayman Islands	Y	Y
Alpha Archer Company	Cayman Islands	Y	Y
Alpha Offshore Drilling Services Company	Cayman Islands	Y	Y
Alpha Orca Company	Cayman Islands	Y	Y
Atlantic Maritime Services LLC	Delaware	Y	Y
Atwood Australian Waters Drilling Pty Ltd	Australia	Y	Y
Atwood Deep Seas, Ltd.	Texas	Y	Y
Atwood Oceanics Australia Pty Limited	Australia	Y	Y
Atwood Oceanics Pacific Limited	Cayman Islands	Y	Y
Atwood Oceanics, LLC	Texas	Y	Y
Atwood Offshore Drilling Limited	Hong Kong	Y	Y
Atwood Offshore Worldwide Limited	Cayman Islands	Y	Y
Ensco (Thailand) Limited	Thailand	Y	Y
Ensco Asia Company LLC	Texas	Y	Y
Ensco Asia Pacific Pte. Limited	Singapore	Y	Y
Ensco Associates Company	Cayman Islands	Y	Y
ENSCO Australia Pty Limited	Australia	Y	Y
Ensco Capital Limited	Cayman Islands	Y	Y
Ensco Corporate Resources LLC	Delaware	Y	Y
Ensco Development Limited	Cayman Islands	Y	Y
Ensco do Brasil Petróleo e Gás Ltda.	Brazil	Y	Y
Ensco Drilling I Ltd.	Cayman Islands	Y	Y
ENSCO Drilling Mexico LLC	Delaware	Y	Y
Ensco Endeavors Limited	Cayman Islands / UK	Y	Y
ENSCO Global GmbH	Switzerland	Y	Y
Ensco Global II Ltd.	Cayman Islands	Y	N
Ensco Global Investments LP	United Kingdom	Y	Y
Ensco Global IV Ltd.	British Virgin Islands	Y	Y
Ensco Global Limited	United Kingdom	Y	Y
Ensco Global Resources Limited	United Kingdom	Y	Y
Ensco Holdco Limited	United Kingdom	Y	N
Ensco Holding Company	Delaware	Y	Y
Ensco Holdings I Ltd.	Cayman Islands	Y	Y
Ensco Holland B.V.	Netherlands	Y	Y
Ensco Incorporated	Texas	Y	Y
ENSCO Intercontinental GmbH	Switzerland	Y	Y
ENSCO International Incorporated	Delaware	Y	Y
Ensco International Ltd.	British Virgin Islands / UK	Y	Y

36

Ensco Investments LLC	Nevada	Y	Y
Ensco Jersey Finance Limited	Jersey / UK	Y	Y
ENSCO Limited	Cayman Islands	Y	Y
Ensco Management Corp.	British Virgin Islands	Y	Y
ENSCO Maritime Limited	Bermuda	Y	Y
Ensco Mexico Services, S. de R.L. de C.V.	Mexico	Y	Y
ENSCO Ocean 2 Company	Cayman Islands	Y	Y
ENSCO Oceanics Company LLC	Delaware	Y	Y
Ensco Oceanics International Company	Cayman Islands	Y	Y
Ensco Offshore Company	Delaware	Y	Y
ENSCO Offshore International Company	Cayman Islands	Y	Y
ENSCO Offshore International Holdings Limited	Cayman Islands / UK	Y	Y
ENSCO Offshore International Inc.	Marshall Islands	Y	Y
ENSCO Offshore U.K. Limited	United Kingdom	Y	Y
ENSCO Overseas Limited	Cayman Islands	Y	Y
Ensco Services Limited	United Kingdom	Y	N
Ensco Transcontinental II LP	United Kingdom	Y	Y
Ensco Transnational I Ltd.	Cayman Islands	Y	Y
Ensco UK Drilling Limited	United Kingdom	Y	Y
ENSCO United Incorporated	Delaware	Y	Y
ENSCO Universal Limited	United Kingdom	Y	Y
Ensco Vistas Limited	Cayman Islands	Y	Y
ENSCO Worldwide GmbH	Switzerland	Y	Y
Great White Shark Limited	Gibraltar	Y	Y
Green Turtle Limited	Gibraltar	Y	Y
Offshore Drilling Services LLC	Delaware	Y	Y
Pride Foramer S.A.S.	France	Y	Y
Pride Forasol S.A.S.	France	Y	Y
Pride Global II Ltd.	British Virgin Islands	Y	Y
Pride International LLC	Delaware	Y	Y
Pride International Management Company LP	Texas	Y	Y
Ralph Coffman Limited	Gibraltar	Y	Y
Ralph Coffman Luxembourg S.à r.l	Luxembourg	Y	Y
RCI International, Inc.	Cayman Islands	Y	Y
RD International Services Pte. Ltd.	Singapore	Y	Y
RDC Arabia Drilling, Inc.	Cayman Islands	Y	Y
RDC Holdings Luxembourg, S.à r.l	Luxembourg	Y	Y
RDC Malta Limited	Malta	Y	N
RDC Offshore Malta Limited	Malta	Y	N
RoCal Cayman Limited	Gibraltar	Y	Y
Rowan Companies Limited	United Kingdom	Y	Y
Rowan Companies, LLC	Delaware	Y	Y
Rowan Drilling (Gibraltar) Limited	Gibraltar	Y	N

37

Rowan Drilling (Trinidad) Limited	Cayman Islands	Y	Y
Rowan Drilling (U.K.) Limited	United Kingdom	Y	Y
Rowan Drilling, S. de R.L. de C.V.	Mexico	Y	Y
Rowan International Rig Holdings S.à r.l	Luxembourg	Y	Y
Rowan Marine Services LLC	Texas	Y	Y
Rowan N-Class (Gibraltar) Limited	Gibraltar	Y	Y
Rowan No. 1 Limited	United Kingdom	Y	Y
Rowan Norway Limited	Gibraltar	Y	Y
Rowan Offshore (Gibraltar) Limited	Gibraltar	Y	Y
Rowan Offshore Luxembourg S.à r.l	Luxembourg	Y	Y
Rowan Rigs S.à r.l	Luxembourg	Y	Y
Rowan Services LLC	Delaware	Y	Y
Rowan, S. de R.L. de C.V.	Mexico	Y	Y
Rowandrill, LLC	Texas	Y	Y
Valaris plc	United Kingdom	Y	Y
Rowan Rex Limited	Cayman Islands	N	Y

Excluded Subsidiaries1

Entity Name	Jurisdiction of Organization
Rowan Rex Limited	Cayman Islands
Ensco Ocean 1 Company	Cayman Islands
Sonamer Perfuracoes Ltd.	Bahamas

1 NTD: Please note that Annex A is subject to ongoing analysis through the Closing Date with respect to whether any such Subsidiary is an Excluded Subsidiary under clause (b) of the definition thereof.

38

Material Subsidiaries

Entity Name	Jurisdiction of Organization
Alpha Achiever Company	Cayman Islands
Alpha Admiral Company	Cayman Islands
Alpha Archer Company	Cayman Islands
Alpha Offshore Drilling Services Company	Cayman Islands
Alpha Orca Company	Cayman Islands
Atlantic Maritime Services LLC	Delaware
Atwood Oceanics Pacific Limited	Cayman Islands
Atwood Offshore Drilling Limited	Hong Kong
Atwood Offshore Worldwide Limited	Cayman Islands
ENSCO Australia Pty Limited	Australia
Ensco Capital Limited	Cayman Islands
ENSCO Drilling Mexico LLC	Delaware
Ensco Endeavors Limited	Cayman Islands / UK
ENSCO Global GmbH	Switzerland
Ensco Global Investments LP	United Kingdom
Ensco Global Limited	United Kingdom
Ensco Holdco Limited	United Kingdom
Ensco Incorporated	Texas
ENSCO Intercontinental GmbH	Switzerland
ENSCO International Incorporated	Delaware
Ensco International Ltd.	British Virgin Islands / UK
Ensco Jersey Finance Limited	Jersey / UK
Ensco Management Corp.	British Virgin Islands
ENSCO Maritime Limited	Bermuda
ENSCO Ocean 2 Company	Cayman Islands
Ensco Offshore Company	Delaware
ENSCO Offshore International Company	Cayman Islands
ENSCO Offshore International Holdings Limited	Cayman Islands / UK
ENSCO Offshore International Inc.	Marshall Islands
ENSCO Offshore U.K. Limited	United Kingdom
ENSCO Overseas Limited	Cayman Islands
Ensco Transcontinental II LP	United Kingdom
Ensco Transnational I Ltd.	Cayman Islands
Ensco UK Drilling Limited	United Kingdom
ENSCO Universal Limited	United Kingdom
Ensco Vistas Limited	Cayman Islands
ENSCO Worldwide GmbH	Switzerland
Great White Shark Limited	Gibraltar
Green Turtle Limited	Gibraltar
Pride Forasol S.A.S.	France
Pride Global II Ltd.	British Virgin Islands
Pride International LLC	Delaware
Ralph Coffman Limited	Gibraltar
Ralph Coffman Luxembourg S.à r.l	Luxembourg
RCI International, Inc.	Cayman Islands
RDC Arabia Drilling, Inc.	Cayman Islands
RDC Holdings Luxembourg, S.à r.l	Luxembourg
RDC Malta Limited	Malta
RDC Offshore Malta Limited	Malta
RoCal Cayman Limited	Gibraltar
Rowan Companies Limited	United Kingdom
Rowan Drilling (Gibraltar) Limited	Gibraltar
Rowan Drilling (Trinidad) Limited	Cayman Islands
Rowan Drilling (U.K.) Limited	United Kingdom
Rowan Drilling, S. de R.L. de C.V.	Mexico
Rowan International Rig Holdings S.à r.l	Luxembourg
Rowan N-Class (Gibraltar) Limited	Gibraltar
Rowan No. 1 Limited	United Kingdom
Rowan Norway Limited	Gibraltar
Rowan Offshore (Gibraltar) Limited	Gibraltar
Rowan Offshore Luxembourg S.à r.l	Luxembourg
Rowan Rigs S.à r.l	Luxembourg
Valaris plc	United Kingdom

39

Immaterial Subsidiaries

Entity Name	Jurisdiction of Organization
Atwood Australian Waters Drilling Pty Ltd	Australia
Atwood Deep Seas, Ltd.	Texas
Atwood Oceanics Australia Pty Limited	Australia
Ensco (Thailand) Limited	Thailand
Ensco Asia Company LLC	Texas
Ensco Asia Pacific Pte. Limited	Singapore
Ensco Associates Company	Cayman Islands
Ensco Corporate Resources LLC	Delaware
Ensco do Brasil Petróleo e Gás Ltda.	Brazil
Ensco Drilling I Ltd.	Cayman Islands
Ensco Global IV Ltd.	British Virgin Islands
Ensco Global Resources Limited	United Kingdom
Ensco Holland B.V.	Netherlands
ENSCO Limited	Cayman Islands
Ensco Mexico Services, S. de R.L. de C.V.	Mexico
ENSCO Oceanics Company LLC	Delaware
Ensco Oceanics International Company	Cayman Islands
Ensco Services Limited	United Kingdom
ENSCO United Incorporated	Delaware
Offshore Drilling Services LLC	Delaware
Pride Foramer S.A.S.	France
Pride International Management Company LP	Texas
RD International Services Pte. Ltd.	Singapore
Rowan Marine Services LLC	Texas
Rowan Services LLC	Delaware
Rowan, S. de R.L. de C.V.	Mexico
Rowandrill, LLC	Texas

40

Annex B

Excluded Jurisdictions

1.	Bahrain

2.	Belgium

3.	Chad

4.	Channel Islands

5.	Congo

6.	Cyprus

7.	Equatorial Guinea

8.	France

9.	Germany

10.	India

11.	Israel

12.	Kazakhstan

13.	Labuan / Labuan FT

14.	Libya

15.	Mauritius

16.	Morocco

17.	Myanmar

18.	Netherlands

19.	Senegal

20.	South Africa

21.	Surinam

22.	Tunisia

23.	Turkey

24.	Venezuela

25.	Vietnam

41

Annex C

Carve Out

1.             Carve Out.

(a)            Carve Out.  As used in this DIP Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $300,000.00 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $20,000,000.00 incurred after the first business day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”).  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Creditors’ Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default or acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b)            Carve Out Reserves.  On the day on which a Carve Out Trigger Notice is given by the DIP Agent to the Debtors with a copy to counsel to the Creditors’ Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (i) be deemed a draw request and notice of borrowing by the Debtors for DIP Loan under the DIP Loan Commitment (each, as defined in the DIP Credit Agreement) (on a pro rata basis based on the then outstanding DIP Loan Commitments), in an amount equal to the then unpaid amounts of the Allowed Professional Fees (any such amounts actually advanced shall constitute DIP Loans) and (ii) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees.  The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims.  On the Termination Declaration Date, the Carve Out Trigger Notice shall also (i) be deemed a request by the Debtors for DIP Loans under the DIP Loan Commitment (on a pro rata basis based on the then outstanding DIP Loan Commitments), in an amount equal to the Post-Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute DIP Loans) and (ii) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap.  The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.  On the first business day after the DIP Agent gives such notice to such DIP Lenders (as defined in the DIP Credit Agreement), notwithstanding anything in the DIP Credit Agreement to the contrary, including with respect to the existence of a Default (as defined in the DIP Credit Agreement) or Event of Default, the failure of the Debtors to satisfy any or all of the conditions precedent for DIP Loans under the DIP Facility, any termination of the DIP Loan Commitments following an Event of Default, or the occurrence of the Maturity Date, each DIP Lender with an outstanding Commitment (on a pro rata basis based on the then outstanding Commitments) shall make available to the DIP Agent such DIP Lender’s pro rata share with respect to such borrowing in accordance with the DIP Facility.  All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Debtors’ prepetition creditors in accordance with their rights and priorities as of the Petition Date.  All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Debtors’ prepetition creditors in accordance with their rights and priorities as of the Petition Date.  Notwithstanding anything to the contrary in the DIP Documents, or this DIP Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph 1, then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph 1, prior to making any payments to the DIP Agent or the Debtors’ prepetition creditors, as applicable.  Notwithstanding anything to the contrary in the DIP Documents or this DIP Order, following delivery of a Carve Out Trigger Notice, the DIP Agent and the Debtors’ prepetition creditors shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the DIP Documents.  Further, notwithstanding anything to the contrary in this DIP Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute Loans (as defined in the DIP Credit Agreement) or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Initial Budget, Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in this DIP Order or the DIP Facility, the Carve Out shall be senior to all liens and claims securing the DIP Facility and the 507(b) Claim, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or any prepetition secured obligations.

(c)            Payment of Allowed Professional Fees Prior to the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(d)            No Direct Obligation To Pay Allowed Professional Fees.  None of the DIP Agent, DIP Lenders, or the Debtors’ prepetition creditors shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code.  Nothing in this DIP Order or otherwise shall be construed to obligate the DIP Agent, the DIP Lenders, or the Debtors’ prepetition creditors, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(e)            Payment of Carve Out On or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis.  Any funding of the Carve Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this DIP Order, the DIP Documents, the Bankruptcy Code, and applicable law.

Annex D

Collateral Principles

With respect to the granting or perfecting of liens (beyond the DIP Order, which for the avoidance of doubt shall, upon entry thereof by the Bankruptcy Court, grant and provide for perfection under Section 364 of the Bankruptcy Code, of Liens on DIP Collateral other than Excluded Collateral) on any DIP Collateral to secure the Obligations, the obligations of the Debtors shall be subject to the following collateral principles (the “Collateral Principles”). To the extent of any conflict between these Collateral Principles and any other provisions of this Term Sheet, the Collateral Principles shall govern and control.

A.	No documentation with respect to the granting or perfecting of liens securing the obligations under the DIP Facility shall be required for DIP Collateral that is owned by a Subsidiary organized under the laws of any Excluded Jurisdiction, and for which perfection would be required under the laws of such Excluded Jurisdiction.

B.	The security documentation shall be limited to those documents agreed among counsel for the Borrower and for the DIP Lenders, which documentation shall in each case be in form and substance consistent with the Documentation Principles, these Collateral Principles, customary for the form of DIP Collateral and as mutually agreed between the Required DIP Lenders and the Borrower.

C.	With respect to any Owned Rigs existing as of the date of the initial borrowing under the DIP Facility and any related equipment constituting DIP Collateral, the Borrower or the applicable Material Subsidiary, as applicable, shall deliver duly executed first preferred vessel mortgages (each, a “Mortgage”) over such Owned Rigs; provided that to the extent the consent or approval of any unaffiliated third party is required prior to granting such Mortgage, the Borrower or such Material Subsidiary, as applicable, shall use its commercially reasonably efforts to obtain such consent or approval and to deliver such duly recorded first preferred vessel mortgages within sixty (60) days of the Closing Date (or, in any case, such longer periods as the Required DIP Lenders may agree in their reasonable discretion).

D.	With respect to the equity interests of any Material Subsidiary that owns an Owned Rig the Borrower or the Guarantor that owns such equity interests, as applicable, shall use its commercially reasonably efforts to deliver to the DIP Agent for the benefit of the DIP Lenders, equity pledges in respect thereof within ninety (90) days of the Closing Date (or such longer period as the Required DIP Lenders may agree in their sole discretion).

E.	With respect to Material Contracts (as defined below), the Borrower and the Material Subsidiaries shall use commercially reasonable efforts to deliver fixed charges and security documents, within ninety (90) days after the Closing Date (or such longer period as the Required DIP Lenders may agree in their sole discretion); provided that to the extent the consent or approval of any unaffiliated third party is required prior to granting such fixed charge or security agreement, the Borrower or such Material Subsidiary, as applicable, shall use its commercially reasonably efforts to obtain such consent or approval and to deliver such fixed charge or security agreement within ninety (90) days of the Closing Date (or such longer period as the Required DIP Lenders may agree in their sole discretion).

“Material Contracts” means the present and future contracts entered into by any Debtor that satisfy the description included in clauses (c) or (d) of the definition of “Material Subsidiary”, it being agreed that all Material Contracts as of the date of the Credit Agreement will be listed on a schedule to be attached to the Credit Agreement.

F.	The Borrower and the Guarantors shall provide (i) springing account control agreements or (ii) fixed charges with respect to their respective deposit accounts (excluding any Excluded Accounts) that have been established in the United States or the United Kingdom, and any deposit account of theirs (excluding any Excluded Accounts) that has been established in any other jurisdiction to the extent that such account, at any time in the last six months, has had an average balance over a 5-day period in excess of $10,000,000 (or, in each case, with respect to an account that is established at a later date, has had an average balance over a 5-day period in excess of $10,000,000 during any previous 30-day period) (collectively, the “Specified Accounts”), the terms of which shall reflect that the relevant Debtor will have full operational control of such accounts absent the occurrence of and continuance of an Event of Default (such account control agreements and fixed charges, collectively, “Control Agreements”), within thirty (30) days following the Closing Date or the end of such 30-day period for accounts established at a later date (or such longer period as the Required DIP Lenders may agree in their sole discretion). As used herein, “Excluded Accounts” shall mean (a) deposit accounts specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments (or the equivalent thereof in non-U.S. jurisdictions) to or for the benefit of any Debtor’s salaried employees, which accounts are funded only in the ordinary course of business, (b) pension fund accounts, 401(k) accounts and trust accounts (or the equivalent thereof in non-U.S. jurisdictions) and (c) withholding tax and other tax accounts, fiduciary accounts, escrow accounts and other accounts in which any Debtor holds funds on behalf of any third party (or the equivalent thereof in any non-U.S. jurisdiction).

G.	With respect to any DIP Collateral other than Owned Rigs, Material Contracts, equity pledges, or deposit accounts, the Borrower and the Material Subsidiaries shall use commercially reasonable efforts to deliver customary security documents (including fixed and floating charges in jurisdictions where customary), within ninety (90) days after the Closing Date (or such longer period as the Required DIP Lenders may agree in their sole discretion).

H.	Other than the Control Agreements, the Mortgages, equity pledges and the collateral assignments with respect to the Material Contracts, the Borrower and the Guarantors shall have no obligation to deliver any security document which requires the counter-signature of any unaffiliated third party and (y) with respect to affiliated third parties, shall use their commercially reasonable efforts to obtain third party deliverables (other than the Control Agreements) within ninety (90) days after the Closing Date (or such longer period as the Required DIP Lenders may agree in their sole discretion).

I.	Security interests granted by any entity organized in the United Kingdom, Australia or any other jurisdiction in which all-asset security is customary shall be limited to (i) a fixed charge over (w) equity interests of any Subsidiaries, (x) Material Contracts, (y) subject to clause (F), Specified Accounts and (z) insurance policies, and (ii) a floating charge over all other assets constituting DIP Collateral, in each case subject to any applicable consent requirements.

J.	Notwithstanding anything to the contrary herein, no additional steps to perfect liens shall be required with respect to (i) any leasehold interests, (ii) any fee owned real property located in the United States and (iii) any fee owned real property located in any other jurisdiction other than an Excluded Jurisdictions with a book value (as reasonably determined by the Borrower) of less than $20,000,000.

K.	A Debtor shall not be required to provide a guarantee of the DIP Facility if the Required DIP Lenders determine in consultation with the Borrower that the cost (including, without limitation, legal fees, registration fees, notarization fees, stamp duty, taxes and adverse effects on interest deductibility), burden, difficulty or consequence of providing such guarantee at such time is excessive in relation to the value afforded thereby.

L.	No Borrower or Material Subsidiary shall be required to provide any documentation for granting or perfecting liens over any DIP Collateral if the Required DIP Lenders (in consultation with the Borrower) determine that the cost of obtaining a security interest therein exceeds the practical benefit to the DIP Lenders afforded thereby.

M.	No documentation with respect to the granting or perfection of liens securing the obligations under the DIP Facility shall be required for spare part equipment other than, if applicable, as would be provided for in a Mortgage over the applicable Owned Rig.

N.	No lien searches shall be required other than those that are required to be delivered as a condition precedent under the Term Sheet.

O.	If not otherwise provided herein, the Borrower and the Material Subsidiaries shall use commercially reasonable efforts to deliver any security documents or guaranty agreements required hereunder within ninety (90) days of the Closing Date (or such longer period as the Required DIP Lenders may agree in their sole discretion).

P.	The Required DIP Lenders may grant an extension for the delivery of any security document required to be delivered hereunder in its sole discretion and such extension may be granted to the Borrower in electronic format (including via e-mail).

Q.	Any time period set forth herein for execution, delivery and/or registration of any local law governed document shall be extended by an additional 30 days (or such longer period as the Required DIP Lenders may agree) to the extent that the Borrower is advised by its relevant local counsel that such additional time is required to execute, deliver and/or register any such document as a result of delays caused by COVID-19 that cannot be prevented by the Borrower’s exercise of commercially reasonable efforts.

R.	Notwithstanding anything herein to the contrary, neither the Borrower nor any Material Subsidiaries shall be required to take any action to grant, perfect or maintain a security interest in any assets to the extent that it would be necessary to obtain the consent or approval (or any signature of) Saudi Aramco or any of its affiliates or ARO in connection with or as a condition to granting, perfecting or maintaining such security interest, and shall have no obligation to seek any such consent or approval from such parties; provided that neither the Borrower nor any Guarantor shall encumber or grant any security interest in or lien upon any property or asset that is excluded pursuant to this clause R of the Collateral Principles.

Annex E

Specified Rig Dispositions

Rig
DS-3
DS-5
DS-6
E8500
E8501
E8502
E8504
E105
E100
E70
E71
E92
E67
E54
E84
E88
Arch Rowan
Charles Rowan
Rowan Middletown
E87
E5004

Exhibit 2

New Secured Notes Term Sheet

Execution Version

VALARIS PLC

SENIOR SECURED NOTES TERM SHEET

Summary of Proposed Material Terms and Conditions

This Summary of Proposed Material Terms and Conditions (this “Term Sheet”), dated as of August 18, 2020, sets forth the material terms and conditions of the senior secured notes (the “New Secured Notes”) to be issued in connection with a proposed restructuring to be implemented through a chapter 11 plan (the “Plan”) of Valaris plc (the “Company” or the “Issuer”) and certain of its subsidiaries (collectively, the “Debtors”) that have filed on August 18, 2020 (the “Petition Date”) cases under chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) which cases are pending before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). Capitalized terms used and not otherwise defined in this Term Sheet have the meanings assigned thereto in the Restructuring Term Sheet or the Restructuring Support Agreement, as applicable. This Term Sheet shall be subject to the disclaimers and other provisions of the Restructuring Term Sheet, as if more fully set forth herein. Matters not covered by the provisions hereof and in the Restructuring Term Sheet (including, without limitation, the terms of any security and guaranty documentation) are subject to mutual approval and agreement of the Ad Hoc Group and the Company.

Issuer	Newco Valaris
New Secured Notes; Issue Amount

Senior secured first lien notes (the “New Secured Notes”); aggregate principal amount equal to $500 million plus the aggregate principal amount of $[50] million of New Secured Notes issued as Backstop Premium (as defined in the Backstop Commitment Agreement).

The parties intend that the issue price of the New Secured Notes for United States federal income tax purposes will be determined by including the value of the Rights Offering (as defined below) in the investment unit consisting of the New Secured Notes and New Shares.

If Newco Valaris is a UK tax resident company, the New Secured Notes shall be listed on a nationally recognized exchange, which is a “recognised stock exchange” for UK tax purposes.

Trustee and Collateral Agent	To be mutually selected by the Company and the Ad Hoc Group
Initial Purchasers

(i) All Eligible Holders[1] that validly exercise (and do not validly revoke) their subscription rights in the Rights Offering; and

(ii) Members of the Ad Hoc Group[2] and any Joining Parties[3] that purchase and/or receive an allocation of the New Secured Notes (a) pursuant to the “holdback” allocated to them in the Rights Offering (as further described in the Restructuring Term Sheet and the Backstop Commitment Agreement), (b) pursuant to the Backstop Commitment Agreement (as further described below) and (c) in respect of their backstop premium under the Backstop Commitment Agreement.

1 “Eligible Holders” means all record holders of Senior Notes Claims against the Company in connection with the Plan; provided that, to the extent any issuance of New Secured Notes would not qualify for the exemption provided for under Section 1145 of the Bankruptcy Code, a holder that certifies that it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act), or (C) a non-U.S. person under Regulation S under the Securities Act this is located outside of the U.S. (within the meaning of Regulation S under the Securities Act), shall be an eligible participant.

2 “Ad Hoc Group” means that ad hoc group of noteholders represented by Kramer Levin Naftalis & Frankel LLP, Akin Gump LLP and Houlihan Lokey.

3 Holders of existing Company notes who join the backstop are referred to as “Joining Parties.” In order to qualify as a Joining Party any such holder shall be a QIB or IAI.

1

Purchase Price	$500 million
Use of Proceeds	The cash proceeds from the issuance and sale of the New Secured Notes shall be used to fund the Company’s cash needs in connection with and subsequent to consummation of the Plan, including to (i) repay the Company’s debtor-in-possession credit facility, (ii) provide working capital to the Company and for other general corporate purposes and (iii) pay interest, fees, costs and expenses related to the New Secured Notes.
Closing Date	The effective date of the consummation of the Plan (the “Closing Date”).
Maturity	The seven (7) year anniversary of the Closing Date (the “Maturity Date”). All references herein to the anniversaries shall be from the date of the issue of the New Secured Notes.
Interest

With respect to any interest period, solely at the Issuer’s option:

(i) 8.25% per annum, payable in cash semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months;

(ii) 10.25% per annum, payable semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months, with 5.125% of such interest to be payable in cash and 5.125% of such interest to be payable-in-kind by issuing additional New Secured Notes (“PIK Notes”); or

(iii) 12% per annum, payable semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months, with the entirety of such interest to be payable-in-kind by issuing PIK Notes.

2

Notes Offering

The Company will issue rights (the “Subscription Rights”) to purchase New Secured Notes to Eligible Holders in connection with the Plan (the “Rights Offering”). The Rights Offering terms are described in the Backstop Commitment Agreement.

The Ad Hoc Group shall enter into an agreement to subscribe for, in accordance with the Backstop Commitment Agreement, any portion of the New Secured Notes not subscribed for in the Rights Offering (including with respect to any holders of eligible claims against the Company that are not Eligible Holders), on the terms and conditions set forth therein.

Exemptions / Transfer	The issuance of Subscription Rights to the creditors and the exercise of the Subscription Rights are intended to be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code to the maximum extent allowable and otherwise pursuant to private placement exemptions, as further set forth in the Backstop Commitment Agreement.
Denomination	The New Secured Notes shall be issued in a minimum denomination of US$[__] per New Secured Note (and integral multiples thereof).
Guarantees

The New Secured Notes will be unconditionally guaranteed (the “Guarantees”) by the Issuer’s restricted (direct and indirect) subsidiaries (definition to be agreed), subject to exclusions to be agreed, including exclusions for (a) non-wholly owned subsidiaries and (b) any subsidiary that is prohibited from providing a guarantee by (i) any governmental authority with authority over such subsidiary, (ii) applicable law or regulation or analogous restriction, or such subsidiary’s guarantee would result in a substantial risk to the officers or directors of such restricted subsidiary of civil or criminal liability as determined by the Issuer acting reasonably or (iii) contractual restrictions not entered into in contemplation of such subsidiary providing a guarantee (and not entered into in contemplation of, or following entry of, the indenture) (provided that in the case of clause (i), (ii) or (iii), the Issuer or applicable subsidiary shall use its commercially reasonable efforts to obtain any relevant governmental consent or other authority that would permit such restricted subsidiary to become a Guarantor, to mitigate any risk of liability in connection therewith or to lift any such contractual restriction) (collectively, each, a “Guarantor”, and collectively, the “Guarantors,” and together with the Issuer, each an “Obligor” and collectively, the “Obligors”). Rowan Rex Limited or any other wholly-owned subsidiary of the Issuer (collectively, “Rowan Rex”) that, directly or indirectly, owns equity interests in the ARO JV or notes issued by the ARO JV (as defined below) shall be a restricted subsidiary and a Guarantor.

“ARO JV” means Saudi Aramco Rowan Offshore Drilling Company (or any successor) that is the entity formed pursuant to the joint venture agreement dated November 21, 2016, as amended, between Rowan Rex Limited and Saudi Armco Development Company (or its assignee) (and such joint venture agreement, the “ARO JV Agreement”).

3

First Lien Priority	The New Secured Notes will be at least pari passu in right of payment with other permitted senior indebtedness of the Obligors (baskets to be agreed, as further described below).
First Lien Security

All amounts owing under the New Secured Notes (and all obligations under the Guarantees) will be secured by, subject to customary exceptions and other exceptions to be agreed, a first priority security interest in and lien on: (i) all present and after-acquired property and assets of each Obligor and all proceeds thereof, including substantially all inventory, real property, equipment (including, but not limited to, spare parts), accounts, cash and cash equivalents, general intangibles, intercompany receivables and rights in intercompany arrangements, contract rights, supporting obligations and letter-of-credit rights, instruments (including, but not limited to, intercompany notes, receivables and other payment obligations), deposit accounts, investment property (including, but not limited to, 100% of the equity interests held by the Obligors in their respective direct subsidiaries to the extent permitted under the relevant joint venture or shareholder agreement without consent; provided, that the Company or applicable Obligor shall use commercially reasonable efforts to seek such consent), intellectual property, books and records, investments, vessels and mobile offshore drilling units (including without limitation any jackup rig, semi-submersible rig, drillship, and barge rig) (each such vessel or unit now or hereafter owned by any of the Obligors, an “Owned Rig” and each such vessel or unit now or hereafter chartered or managed by any Obligor and not owned by a Obligor, a “Third Party Rig”) (each Owned Rig and Third Party Rig, individually a “Rig” and collectively, the “Rigs”), charters, intercompany charters, drilling contracts, rig or vessel construction contracts, any kind of agreement relating to the employment of Rigs, services agreement, insurance, insurance claims, rig or vessel earnings, proceeds of all owned and leased real estate, and (ii) any other asset or property that secures the obligations and amounts owned under any other permitted first lien senior indebtedness of the Obligors, and in each case, proceeds thereof (the assets described in clauses (i) and (ii) above, collectively the “Collateral”).

Rowan Rex shall use its commercially reasonable efforts to grant a first priority security interest in all of its rights to the ARO JV Related Assets and each applicable Obligor shall use its commercially reasonable efforts to grant a first priority security interest in the equity interests in non-wholly owned subsidiaries owned by such Obligor.

“ARO JV Related Assets” means collectively, (i) the equity interest of the ARO JV owned, directly or indirectly, by Rowan Rex or any other Obligor, (ii) any loans, notes or other obligations of the ARO JV to any Obligor, (iii) any charterparty, pool agreement, agreement to operate or drilling contract between any Obligor and the ARO JV in respect of any Rig and (iv) any agreement pursuant to which any Obligor manages a Third Party Rig for the ARO JV; provided, that, if any ARO JV Related Assets are, at any time, to be held by any Obligor that is not Rowan Rex, such Obligor shall use its commercially reasonable efforts to grant a first priority security interest in all of its rights to the ARO JV Related Assets.

Creation and perfection of security interests in Collateral will be subject to certain “collateral principles” to be agreed.

4

Offer to Purchase from Asset Sale Proceeds

The Issuer will be required to make an offer to repurchase the New Secured Notes on a pro rata basis with the net cash proceeds from non-ordinary course asset sales or dispositions (subject to customary exclusions and thresholds to be agreed, including an exclusion for net cash proceeds received by the Issuer or any Guarantor from scrapping any Owned Rigs listed on a schedule to be agreed) (each, an “Asset Sale”), by the Issuer or any Guarantor to the extent such net cash proceeds exceed an amount to be agreed (on a basis consistent with the Applicable Secured Bond Standard (as defined below)) and are not, within 365 days, reinvested in the business of the Company or its subsidiaries with such proceeds being applied to the New Secured Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Applicable Secured Bond Standard.

Such repurchase shall be at a purchase price equal to 100% of the principal amount of the New Secured Notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the date of purchase; provided, that, if the Asset Sale results in a disposition or sale of any of the ARO JV Related Assets, or any of the equity interests, held by Rowan Rex to any non-Obligor party, then the applicable purchase price shall instead equal the sum of (1) the lesser of (A) 103% of the principal amount of the New Secured Notes to be repurchased and (B) the applicable call protection premium at such time, plus (2) accrued and unpaid interest, if any, which may be, with respect to such interest, paid-in-kind by issuing PIK Notes in accordance with the interest provisions noted above, to, but excluding, the date of purchase.

Such purchase shall be subject to the right of the holder of record on the relevant record date to receive interest due on the relevant interest payment date.

5

Optional Redemption

At any time, or from time to time, prior to the second anniversary of the Closing Date, the Issuer may redeem all or a part of the New Secured Notes, upon at least 30 but not more than 60 days prior written notice before the redemption date, at a redemption price equal to 104% of the principal amount of the New Secured Notes to be redeemed plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption hereunder, the “Redemption Date”), subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

“Applicable Premium” means, with respect to any New Secured Note on any Redemption Date, the present value at such Redemption Date of all required interest payments due on such New Secured Note (assuming cash interest payments) through, in each case, the second year anniversary of the Closing Date, computed using a discount rate equal to the treasury rate as of such Redemption Date plus 50 basis points.

On or after the second anniversary of the Closing Date, the Issuer may from time to time redeem for cash all or part of the outstanding New Secured Notes at a redemption price (the “Redemption Price”) equal to the sum of (1) (a) from and after the second anniversary until (but not including) the third anniversary of the Closing Date, 104% of the principal amount of the New Secured Notes to be redeemed, (b) from and after the third anniversary until (but not including) the fourth anniversary of the Closing Date, 103% of the principal amount of the New Secured Notes to be redeemed, (c) from and after the fourth anniversary until (but not including) the fifth anniversary of the Closing Date, 102% of the principal amount of the New Secured Notes to be redeemed, (d) from and after the fifth anniversary, 100% of the principal amount of the New Secured Notes to be redeemed; plus (2) accrued and unpaid interest, if any, to, but excluding, the Redemption Date.

In each case, redemptions shall be subject to the right of the holder of record on the relevant record date to receive interest due on the relevant interest payment date. The optional redemption provisions will be otherwise customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.

6

Mergers & Acquisitions; Change of Control

The indenture governing the New Secured Notes will generally allow for the New Secured Notes to continue to be outstanding or assumed by a successor entity in connection with mergers and/or acquisitions, subject to certain “change of control” restrictions (e.g., pursuant to covenants or events of default) to be agreed (provided that (x) “stock-for-stock” mergers (or any similar combinations), (y) transactions or series of related transactions following which the aggregate value of the Collateral is at least 200% of the then outstanding aggregate obligations under the New Secured Notes, and (z) transactions pursuant to which assets are exchanged with another strategic purchaser subject to an equivalent asset appraisal valuation, shall not be deemed to constitute a “change of control”); provided, that, for the avoidance of doubt, the guarantees of and Collateral securing the New Secured Notes, shall not be materially and adversely affected by such transactions; provided, further, that upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets or equity of the Issuer and its subsidiaries (taken as a whole), the successor formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for the Issuer (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of the indenture governing the New Secured Notes referring to the Issuer shall refer instead to the successor and not to the Issuer), and such successor Person may exercise every right and power of the Issuer under the indenture with the same effect as if such successor Person had been named as the Issuer therein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the New Secured Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the Issuer’s assets that meets the requirements of the indenture.

The New Secured Notes will provide that holders of greater than 50% of the then outstanding amount may waive any event of default resulting from a “change of control”.

Any optional redemption of the New Secured Notes shall remain subject to the provisions in “Optional Redemption” above. Holders of the New Secured Notes may (in their sole discretion) require Issuer to purchase for cash all or part of their New Secured Notes in connection with or anticipation of a “change of control” at the customary 101% of par.

7

Covenants

The indenture governing the New Secured Notes will contain affirmative and incurrence-based negative covenants (to be applicable to the Issuer and its restricted subsidiaries) substantially consistent with those that would be found in a customary senior secured high-yield indenture, giving due regard to the operational requirements of the Issuer and its subsidiaries, their size, industries, businesses, business practices, and proposed business plan (the “Applicable Secured Bond Standard”).

In addition to customary negative covenants, if Rowan Rex is unable to grant the holders of the New Secured Notes a security interest in all of its rights to the ARO JV Related Assets, it shall be prohibited from granting a guaranty (other than a guaranty of the New Secured Notes), security interest or other interest or claim over such assets to any other creditor or incurring any intercompany claims.

Covenants with respect to incurrence of pari passu and subordinated indebtedness to be agreed, but to include a basket of up to $275 million of permitted senior secured indebtedness ranking pari passu with the New Secured Notes, which shall increase by the amount of any future reduction in the outstanding obligations under the New Secured Notes, subject to terms to be agreed.

Other covenants and/or baskets to be addressed at the documentation stage; for the avoidance of doubt, the indenture will include limitations on unsecured or junior secured debt and will be no less favorable to the Company than those that would be found in a customary first lien secured high yield indenture for a similarly situated issuer.

For the avoidance of doubt, the New Secured Notes will include no financial covenants.

Defeasance and Discharge Provisions	Customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.
Modification	Customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.
Events of Default	The indenture governing the New Secured Notes will include customary events of default that are customary for high yield debt securities and consistent with the Applicable Secured Bond Standard (to be applicable to the Issuer and its restricted subsidiaries) with certain customary exceptions, qualifications and grace periods to be set forth therein, including (i) nonpayment of principal when due or interest, fees or other amounts after a customary grace period; (ii) failure to perform or observe covenants set forth in the indenture governing the New Secured Notes, subject (where customary and appropriate) to notice and an appropriate grace period; (iii) cross-defaults and cross-acceleration to other indebtedness in an amount to be set forth in the indenture; (iv) bankruptcy, insolvency proceedings, etc. (with a customary grace period for involuntary proceedings); (v) inability to pay debts, attachment, judgments, etc.; (vi) monetary judgment defaults in an amount to be set forth in the indenture; and (vii) invalidity of the security documentation or the Guarantees or impairment of security interests in the Collateral.

8

Expenses and Indemnification	The indenture will contain customary and appropriate provisions relating to indemnity, reimbursement, exculpation and other related matters.
Documentation	The terms of the indenture, the form of New Secured Notes, and other applicable documentation related to the New Secured Notes to be in form and substance satisfactory to the Company and the Ad Hoc Group, which shall be consistent with the Applicable Secured Bond Standard and shall include an AHYDO savings clause (if relevant) as well as any applicable non-U.S. laws or requirements, including, without limitation customary withholding tax provisions and qualifications reflecting, amongst other things, the jurisdiction of incorporation and tax residency of the Issuer.
Transfer Restrictions	To the extent any New Secured Notes are not issued pursuant to Section 1145 of the Bankruptcy Code, customary transfer restrictions in order to comply with applicable securities laws.
Governing Law	State of New York
Forum	State of New York

9

Exhibit 3

Backstop Agreement

Execution Version

BACKSTOP COMMITMENT AGREEMENT

AMONG

VALARIS PLC

AND

THE OTHER DEBTORS PARTY HERETO

AND

THE BACKSTOP PARTIES PARTY HERETO

Dated as of August 18, 2020

i

SCHEDULES AND EXHIBITS

Schedule 1        Backstop Commitment Percentage and Holdback Commitment Percentage

Exhibit A          Joinder Agreement- Backstop Parties

Exhibit B          Joinder Agreement - Issuer

BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of August 18, 2020, is made by and among Valaris plc, a company organized under the Laws of England and Wales (the “Company”) and each of its direct and indirect debtor subsidiaries that file chapter 11 cases (the “Chapter 11 Cases”) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as it may be amended from time to time, the “Bankruptcy Code”) in the Bankruptcy Court (together with the Company, each a “Debtor” and, collectively, the “Debtors”), on the one hand, and the Backstop Parties set forth on Schedule 1 hereto, as may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement (each referred to herein, individually, as a “Backstop Party” and, collectively, as the “Backstop Parties”), on the other hand. The Company, the other Debtors and each Backstop Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Company, the other Debtors and the Backstop Parties have entered into a Restructuring Support Agreement, dated as of August 18, 2020 (including the terms and conditions set forth in the Restructuring Term Sheet attached as Exhibit B to the Restructuring Support Agreement (the “Restructuring Term Sheet” and collectively, including all exhibits attached thereto, as may be amended, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”)), which provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a plan of reorganization (the “Plan”) to be filed in the Chapter 11 Cases implementing the terms and conditions of the Restructuring;

WHEREAS, the Debtors plan to file with the Bankruptcy Court, in accordance with the terms of the Restructuring Support Agreement, motions seeking entry of, among others, the Disclosure Statement Order and the Confirmation Order;

WHEREAS, pursuant to the Restructuring Support Agreement, the Plan and this Agreement, the Issuer will conduct the Rights Offering (as defined below) of rights (the “Rights”) to purchase on the Effective Date, for an aggregate purchase price of Five Hundred Million Dollars ($500,000,000), Five Hundred Million Dollars ($500,000,000) in aggregate principal amount of New Secured Notes (as defined below);

WHEREAS, participants in the Rights Offering shall receive New Shares equal to 30% of the New Shares issued and outstanding immediately after the Effective Date (subject to dilution by the New Warrants and the MIP) (the “Participation Equity”), allocated proportionally among such participants based on the principal amount of New Secured Notes purchased by each such participant relative to the total principal amount of New Secured Notes offered in the Rights Offering;

WHEREAS, pursuant to the terms of this Agreement, the members of the Ad Hoc Group (the “Initial Backstop Parties”) have agreed to purchase, in the aggregate, One Hundred Eight-Seven Million Five Hundred Thousand Dollars $187,500,000 in principal amount of New Secured Notes (“Holdback Notes”) to be offered in the Rights Offering, representing in the aggregate 37.5% of the total principal amount of New Secured Notes issued in the Rights Offering, and shall receive the corresponding amount of Participation Equity (the “Holdback Shares” and together with the Holdback Notes, the “Holdback Securities”); and

WHEREAS, subject to the terms and conditions contained in this Agreement and the Restructuring Support Agreement, each Initial Backstop Party has agreed to purchase (on a several and not joint basis) its Backstop Commitment Percentage of the Unsubscribed Securities and Additional Notes.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Restructuring Support Agreement. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

“Ad Hoc Group” means the ad hoc group of noteholders represented by Kramer Levin Naftalis & Frankel LLP, Akin Gump LLP, Houlihan, and Porter Hedges LLP.

“Additional Backstop Party” means each Person that is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) or an Institutional Accredited Investor (which is an “accredited investor” as such term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that is a holder of an Senior Notes Claim that agrees to participate in the Backstop Commitment by joining this Agreement and the Restructuring Support Agreement pursuant to Article II of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided that no Backstop Party shall be deemed an Affiliate of the Company or any of the other Debtors. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person.

“Akin Gump” means Akin Gump LLP, as English legal counsel to the Ad Hoc Group.

“Alternative Restructuring Proposal” has the meaning set forth in the Restructuring Support Agreement.

“American Deposit Management” means American Deposit Management, LLC.

2

“Antitrust Authorities” means any Governmental Entity having jurisdiction pursuant to the Antitrust Laws, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, and the attorneys general of the several states of the United States, and “Antitrust Authority” means any of them.

“Antitrust Approvals” means any notification, authorization, approval, consent, filing, application, non-objection, expiration or termination of applicable waiting period (including any extension thereof), exemption, determination of lack of jurisdiction, waiver, variance, filing, permission, qualification, registration or notification required or, if agreed between the Company and the Requisite Backstop Parties (in each case, acting reasonably) advisable, under any Antitrust Laws.

“Antitrust Laws” means any Law governing agreements in restraint of trade, monopolization, merger or pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, including the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act and the Federal Trade Commission Act.

“ARO Note” shall mean that certain 10-year shareholder note receivable issued to the Group by Saudi Aramco Rowan Offshore Drilling Company (or any successor thereto), which is described in the Company’s Form 10-Q for the quarter ended June 30, 2020.

“ARO JVA” shall mean that certain joint venture agreement, dated November 21, 2016, as amended, by and between Rowan Rex Limited and Saudi Aramco Development Company and any documents related thereto.

“Articles of Association” means the amended and restated articles of association of the Company as of the Closing Date or the articles of association or similar organizational documents of Newco Valaris (as applicable), which shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“Available Securities” means the Backstop Securities, Holdback Securities and/or Additional Notes that any Backstop Party fails to purchase as a result of a Backstop Party Default by such Backstop Party.

“Backstop Commitment Percentage” means, with respect to any Initial Backstop Party, such Initial Backstop Party’s percentage of the Backstop Commitment as set forth opposite such Backstop Party’s name under the column titled “Backstop Commitment Percentage” on Schedule 1 and with respect to any Additional Backstop Party, a percentage equal to the Deemed Claim Amount of such Additional Backstop Party relative to the Deemed Claim Amount of all Backstop Parties, as set forth opposite such Backstop Party’s name under the column titled “Backstop Commitment Percentage” on Schedule 1 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). Schedule 1 shall be redacted in any public filings with the SEC, the Bankruptcy Court or otherwise and shall be updated from time to time to reflect the addition of Additional Backstop Parties that become party hereto, which updates shall be provided to the Initial Backstop Parties upon reasonable request of counsel. Any adjustment to Schedule 1 to reflect Additional Backstop Parties shall be calculated by adjusting downwards each Initial Backstop Party’s then-existing Backstop Commitment Percentage on a pro rata basis, based on the relative Deemed Claim Amount of any such new Additional Backstop Parties divided by the Deemed Claim Amounts of all Backstop Parties.

3

“Backstop Party” means an Initial Backstop Party or an Additional Backstop Party.

“Backstop Party Default” means the failure by any Backstop Party to deliver and pay the aggregate Purchase Price for such Backstop Party’s (i) Backstop Commitment Percentage of Backstop Securities or Additional Notes and/or (ii) Holdback Commitment Percentage of Holdback Securities by the Backstop Escrow Funding Date in accordance with Section 2.4(b) and Section 3.5.

“Backstop Securities” means the Unsubscribed Securities purchased by the Backstop Parties pursuant to the terms hereof.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.

“Board” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or in London, England.

“Claims Amount” means the amount of the Claim with respect to each of (i) Valaris Bond Claims, (ii) Jersey Bond Claims, (iii) Pride Bond Claims, (iv) Ensco International Bond Claims and (v) Legacy Rowan Bond Claims.

“Claims Multiplier” means, with respect to (i) Valaris Bond Claims, 1.0x, (ii) Jersey Bond Claims, 2.0x, (iii) Pride Bond Claims, 1.7x, (iv) Ensco International Bond Claims, 1.15x and (v) Legacy Rowan Bond Claims, 1.27x.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Collective Bargaining Agreements” means any and all written agreements, memoranda of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between any employer and any Employee Representative.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to the Backstop Parties on the date of this Agreement.

“Company Plans” means each“employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and all other compensation and benefits plans, policies, programs, contracts, or arrangements, whether or not subject to ERISA, in each case, that are sponsored, maintained, contributed or required to be contributed to by the Company or any of the other Debtors, or under which the Company or any of the other Debtors has any liability.

4

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company.

“Competitor” means (i) any Person whose primary business consists of offshore oil and gas drilling and (ii) any Affiliate of any such Person identified in clause (i).

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding any Company Plan.

“Cover Purchaser” means each Person (excluding any Debtors) acquiring Available Securities pursuant to a Cover Transaction.

“Cover Transaction” means a circumstance in which the Issuer, Company or any Affiliate thereof funds all or a portion of the Deficiency Amount through available cash and/or the Issuer, Company or any Affiliate thereof arranges for the sale of any remaining Available Securities to any other Person.

“COVID-19” means both the viral pneumonia named coronavirus disease 2019 (COVID-19) by the World Health Organization and the virus named Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV-2) by the International Committee on Taxaonomy of Viruses and any mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Deemed Claim Amount” means, for any Person, the sum of each Claims Amount of such Person multiplied by the applicable Claims Multiplier.

“Defaulting Backstop Party” means, at any time, any Backstop Party that caused a Backstop Party Default that is continuing at such time.

“Deficiency Amount” means the difference between (x) the Rights Offering Amount plus the Commitment Fee, minus (y) the aggregate amount on deposit in the Rights Offering Escrow Accounts, calculated as of the first (1st) Business Day following the expiration of the Backstop Party Replacement Period (after giving effect to a Backstop Party Replacement).

“Disqualified Person” means any Person if, at such time, such Person or any of its Affiliates (other than any such Affiliate that is separated from such Person by a full information wall) (a) is a Competitor, (ii) is a portfolio company or (iii) owns a Disqualifying Interest.

“Disqualifying Interest” means the beneficial ownership of more than 25% of the Equity Securities in a Competitor (after giving effect to a hypothetical conversion, or exercise, as applicable, of any issued and outstanding Equity Securities of such Competitor which are convertible or exercisable (directly or indirectly) into such Equity Security, without regard to whether such other Equity Securities are then convertible or exercisable in accordance with their terms or the terms of the organizational documents of such Competitor).

5

“DTC” means The Depository Trust Company.

“Effective Date” has the meaning of the term “Plan Effective Date” as set forth in the Restructuring Support Agreement.

“End Date” means the date that is ninety days (90) days after the Outside Date.

“Equity Securities” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, units, and any other equity, ownership, or profits interests of any Person, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, units, or other equity, ownership, or profits interests of any Person (in each case whether or not arising under or in connection with any employment agreement).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation of the SEC thereunder.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or any other court of competent jurisdiction, as entered on the docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move, under Bankruptcy Rule 9023 or Rule 59 of the Federal Rules of Civil Procedure, for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceeding for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

“General Rights Offering Escrow Account” means the escrow account established pursuant to the Rights Offering Procedures pursuant to which Rights Offering Participants are required to fund the Purchase Price for the Rights Offering Securities purchased in the Rights Offering.

“Governmental Entity” means any U.S. or non-U.S. multinational, federal, state, municipal, local, judicial, administrative, legislative or regulatory or competition, antitrust or foreign investment authority, agency, department, commission, regulator court, or tribunal of competent jurisdiction or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority (including any branch, department or official thereof).

6

“Government Approvals” means any notification, authorization, approval, consent, filing, application, non-objection, expiration or termination of applicable waiting period (including any extension thereof), exemption, determination of lack of jurisdiction, waiver, variance, filing, permission, qualification, registration or notification required under any applicable Laws, including Antitrust Approvals.

“Group” has the meaning set forth in the Restructuring Support Agreement.

“Holdback Commitment Percentage” means, with respect to any Backstop Party, the percentage set forth opposite such Backstop Party’s name under the column titled “Holdback Commitment Percentage” on Schedule 1 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement); provided that such amount shall be subject to adjustment in accordance with Section 2.7(b). Schedule 1, which shall be redacted in any public filings with the SEC, the Bankruptcy Court or otherwise, shall be updated from time to time to reflect the addition of Additional Backstop Parties that become party hereto, which such updates shall be provided to the Initial Backstop Parties upon reasonable request of counsel.

“Houlihan” means Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Group.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filing” means the filing of the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission.

“IRS” means the United States Internal Revenue Service.

“Issuer” means the Company or other Person which is or is to be the ultimate parent company of the Reorganized Debtors on the date of the Closing.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer, chief operating officer or general counsel of the Company.

“Kramer Levin” means Kramer Levin Naftalis & Frankel LLP, as legal counsel to the Ad Hoc Group.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, judgment, treaty, or convention in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Entity of competent jurisdiction (including the Bankruptcy Court).

7

“Lien” means any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Market Event” means:

(a)            a change in the global, national or regional political conditions (including civil unrest, riots, hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such actions) or in the general global, national or regional financial or economic conditions affecting the industries, regions and markets in which the Issuer or any of the Debtors operates, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”;

(b)           changes in the market price or trading volume of the Claims or equity or debt securities of the Company, the Issuer or any other Debtor (but not the underlying facts giving rise to such changes unless such fast are otherwise excluded pursuant to the clauses contained in this definition);

(c)           any changes or developments in prices for oil, natural gas or other commodities;

(d)           any action by OPEC+;

(e)           a suspension or material limitation in trading of securities on the New York Stock Exchange;

(f)            any change in exchange controls or a disruption of settlement systems;

(g)           earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism;

(h)           a material disruption of commercial banking activities;

(i)            any changes after the date hereof in applicable Law or GAAP or enforcement thereof;

(j)            any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement; and

8

(l)            declarations of national emergencies in the countries where the Issuer or any Debtor conducts a material portion of its business.

“Material Adverse Effect” means one or more Events or a series of Events that taken alone or together has a material adverse effect on (i) the Group’s ability to implement the Restructuring Transactions or (ii) the financial condition of the Group taken as a whole, other than any Event arising from or related to the following:

(a)           a breach of any financing arrangement (i) which has been waived, including, without limitation, under this Agreement or any other document in each case with the consent of the Requisite Backstop Parties, (ii) which arises as a result of the Restructuring Transactions (including any of the factors identified in (e) below) or (iii) provided that the Company or any other Debtor is taking reasonable steps to remedy the breach;

(b)           (i) the failure to meet any projections or estimated revenues or profits or (ii) the occurrence of exceeding any estimated costs or expenses (provided that the underlying cause of any such failure or occurrence may constitute, or be taken into account in determining, a Material Adverse Effect to the extent not otherwise excluded under this definition of “Material Adverse Effect”);

(c)           any enforcement action which has been stayed, suspended or dismissed;

(d)           any litigation or similar action against the Issuer or any Debtor which arises from or relates to the Restructuring Transactions with respect to the Issuer’s or Debtors’ capital structure and is being defended by the Issuer or a Debtor in good faith;

(e)            any Market Event, provided that this exception shall not apply to the extent that any such Market Event is disproportionately adverse to the Group, taken as a whole, as compared to other companies in the industries in which the Group operates;

(f)            the commencement or pendency of any UK Restructuring Plan, any Chapter 11 Case, any Shareholder Scheme, any Administration or any Ancillary Proceedings, if any, or any other aspect of the Implementation Mechanisms in accordance and consistent with this Agreement;

(g)            the execution, announcement or performance of this Agreement or other Definitive Documents or the transactions contemplated hereby or thereby (including any act or omission of the Issuer or any other Debtor expressly required or prohibited, as applicable, by this Agreement or consented to or required by the Requisite Backstop Parties in writing); or

(j)            the occurrence of a Backstop Party Default.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive materials, and any other hazardous or toxic substances, that are regulated pursuant to or could give rise to liability under any Environmental Law.

9

“MIP” has the meaning set forth in the Restructuring Term Sheet.

“New Secured Notes” has the meaning set forth in the Restructuring Term Sheet.

“New Shares” shall mean the ordinary shares issued by the Issuer on the Effective Date in accordance with the Plan and the Reorganized Valaris Corporate Documents.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator.

“Outside Date” means June 18, 2021, subject to extension to August 18, 2021 in accordance with Section 3.1(e) or otherwise as agreed by the Requisite Backstop Parties in their sole discretion; provided that no Backstop Party’s Backstop Commitment and/or Holdback Commitment may be extended beyond the End Date without prior written consent of such Backstop Party.

“Owned Real Property” means all real property and interests in real property owned, in whole or in part, directly or indirectly by the Company and its Subsidiaries, together with all buildings, structures, fixtures and improvements now or subsequently located thereon, and all easements, rights of way, reservations, privileges, appurtenances and other estates and rights pertaining thereto.

“Permitted Liens” means (i) Liens for Taxes, assessments, and other governmental levies, fees or charges that (A) are not due and payable as of the Closing Date or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (ii) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property; provided that no such zoning, building codes and other land use Laws prohibit or, individually or in the aggregate materially impair, the use or occupancy of such Owned Real Property or the operation of the business of the Company and its Subsidiaries; (iii) easements, covenants, conditions, restrictions and other similar matters affecting title to any Owned Real Property and other title defects that do not or would not, individually or in the aggregate, materially impair the use or occupancy of such real property or the operation of the Company’s or any of its Subsidiaries’ business or, individually or in the aggregate, materially adversely affect the value of any Owned Real Property; (iv) mortgages on Owned Real Property or a lessor’s interest in real property subject to Real Property Leases or leasehold mortgage on any Real Property Lease, (v) Liens that, pursuant to the Plan and the Confirmation Order, will be discharged and released on the Effective Date; (vi) solely with respect to the Company’s drilling units and Owned Real Property, operators’, vendors’, suppliers of necessaries to the Company’s drilling units, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or shipyard liens (during repair or upgrade periods) or other like Liens arising by operation of law in the ordinary course of business or statutory landlord’s liens, each of which is in respect of obligations that have not been outstanding more than ninety (90) days (so long as no action has been taken to file or enforce such Liens within said ninety (90) day period) or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto and (vii) Liens which do not impair, other than in an immaterial respect, the ability of the Debtors (taken as a whole) to operate in the ordinary course of business.

10

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Porter Hedges” means Porter Hedges LLP, as local counsel to the Ad Hoc Group.

“Purchase Price” means, as applicable, an amount equal to 100% of the principal amount of the New Secured Notes offered in the Rights Offering ($500,000,000) or, in the case of an individual Backstop Party, 100% of the principal amount of the New Secured Notes purchased by such Backstop Party.

“Qualifying Senior Notes Claims” means Senior Notes Claims that have not previously been used (by the Initial Backstop Parties, their transferees or otherwise) as the basis for participation in the Backstop Commitment and the Holdback Commitment.

“Real Property Leases” means those leases, subleases, licenses, concessions and other agreements, as amended, modified or restated, pursuant to which the Company or one of its Subsidiaries holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property used in the Company’s or its Subsidiaries’ business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Reorganized Valaris Corporate Documents” the organizational and governance documents for the Reorganized Debtors and any subsidiaries thereof, including, as applicable, the articles of association, the certificates or articles of incorporation and bylaws, certificates of formation, partnership agreements, operating agreements, limited liability company agreements, limited partnership agreements, and any similar documents of the Reorganized Debtors, in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“Reorganized Debtors” means the Issuer and Debtors from and after the Effective Date.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Requisite Backstop Parties” means, collectively, the Initial Backstop Parties (excluding any Defaulting Backstop Parties) holding at least 50.01% of the aggregate Backstop Commitment Percentages of the Initial Backstop Parties (excluding any Defaulting Backstop Parties); provided that for purposes of this definition, each such Initial Backstop Party shall be deemed to hold the Backstop Commitment Percentages held by such Initial Backstop Party’s Related Purchasers.

11

“Restructuring” has the meaning given to the term “Restructuring Transactions” set forth in the Restructuring Term Sheet.

“Rights Offering” has the meaning set forth in the Restructuring Term Sheet.

“Rights Offering Amount” means $500,000,000.

“Rights Offering Escrow Accounts” means, collectively, the Backstop Escrow Account and the General Rights Offering Escrow Accounts.

“Rights Offering Expiration Time” means the time and the date on which the rights offering subscription form must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the applicable Purchase Price.

“Rights Offering Participants” means those Persons who duly subscribe for Rights Offering Securities in accordance with the Rights Offering Procedures.

“Rights Offering Procedures” means the procedures with respect to the Rights Offering that are approved by the Bankruptcy Court pursuant to the Disclosure Statement Order, which procedures shall be on terms and conditions materially consistent with the terms of this Agreement and in form and substance reasonably satisfactory to the Requisite Backstop Parties and the Company.

“Rights Offering Securities” means the New Secured Notes (together with the corresponding Participation Equity) offered in the Rights Offering.

“Rights Offering Subscription Agent” means a subscription agent appointed by the Debtors and reasonably satisfactory to the Requisite Backstop Parties.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (ii) has the power to elect a majority of the board of directors or similar governing body or (iii) has the power to direct the business and policies.

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, share capital, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

12

“Transfer” has the meaning set forth in the Restructuring Support Agreement.

“Unlegended Securities” means any New Secured Notes or New Shares acquired by the Backstop Parties (including any Related Purchaser or Ultimate Purchaser) pursuant to this Agreement and the Plan, including New Secured Notes or New Shares issued in connection with the Rights Offering, that are no longer subject to the Note Legend or the Share Legend, as applicable.

“Unregistered Notes” means any New Secured Notes issued in reliance on the exemption provided by Section 4(a)(2) under the Securities Act or another available exemption.

“Unregistered Securities” means, collectively, Unregistered Notes and Unregistered Shares.

“Unregistered Shares” means any New Shares issued in reliance on the exemption provided by Section 4(a)(2) under the Securities Act or another available exemption.

“Unsubscribed Securities” means the Rights Offering Securities that have not been duly purchased by the Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan, excluding Rights Offering Securities committed to be purchased pursuant to Section 2.1(b) (Subscription Covenant) and Section 2.2(b).

Section 1.2   Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated in the table below.

Defined Term	Section
Additional Notes	Section 3.5
Agreement	Preamble
Backstop Commitment	Section 2.2(a)
Backstop Premium	Section 3.1(a)
Backstop Escrow Account	Section 2.4(a)
Backstop Escrow Funding Date	Section 2.4(b)
Backstop Party	Preamble
Backstop Party Replacement	Section 2.3(a)
Backstop Party Replacement Period	Section 2.3(a)
Bankruptcy Code	Preamble
BCA Joinder	Section 2.7(a)
Chapter 11 Cases	Preamble
Closing	Section 2.5(a)
Closing Date	Section 2.5(a)
Commitment Fee	Section 3.1(b)
Company	Preamble
Company Fleet Report	Section 4.30
Cover Transaction Period	Section 2.3(e)
Debtor	Preamble
Definitions	Section 1.1

13

Employee Representative	Section 4.14(a)
Environmental Laws	Section 4.19(a)
Excess Shares	Section 6.11
Expense Reimbursement	Section 3.3
Extension Fee	Section 3.1(e)
Filing Party	Section 6.4(b)
Financial Reports	Section 6.6(a)
Financial Statements	Section 4.9(a)
Foreign Benefit Plan	Section 4.21(h)
Funding Notice	Section 2.4(a)
GAAP	Section 4.9(a)
Holdback Commitment	Section 2.2(b)
Holdback Notes	Recitals
Holdback Securities	Recitals
Holdback Shares	Recitals
Holder	Section 2.1(a)
Holder Subscription Rights	Section 2.1(a)
Indemnified Claim	Section 8.2
Indemnified Person	Section 8.1
Indemnifying Party	Section 8.1
Initial Backstop Parties	Recitals
Intellectual Property Rights	Section 4.15
Joint Filing Party	Section 6.4(c)
Losses	Section 8.1
Material Contracts	Section 4.24
Money Laundering Laws	Section 4.26
Multiemployer Plan	Section 4.21(b)
Note Legend	Section 6.16(b)
Party	Preamble
Participation Equity	Recitals
Permitted Fleet Changes	Section 4.30(a)
Plan	Recitals
Pre-Closing Period	Section 6.3(a)
Proceedings	Section 4.13
Qualifying Senior Notes Claims	Section 2.7(a)
Registrable Securities	Section 6.11
Registration Rights Agreement	Section 6.11
Related Purchaser	Section 2.6(a)
Replacing Backstop Parties	Section 2.3(a)
Restructuring Support Agreement	Recitals
Restructuring Term Sheet	Recitals
Right	Recitals
Rights Offering Commitment	Section 2.2(a)
RSA Joinder	Section 2.7(a)
Share Legend	Section 6.16(a)
Tax Return	Section 4.20(a)

14

Transaction Agreements	Section 4.2(a)
Ultimate Purchaser	Section 2.6(b)
U.S. Benefit Plans	Section 4.21(a)
willful or intentional breach	Section 9.2

Section 1.3   Construction. In this Agreement, unless the context otherwise requires:

(a)           references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b)           the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c)           references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

(d)           words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e)           the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(f)            the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(g)           “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(h)           references to “day” or “days” are to calendar days;

(i)            references to “the date hereof” means as of the date of this Agreement;

(j)            unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder in effect on the date of this Agreement; and

(k)           references to “dollars” or “$” are to United States of America dollars.

15

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1   The Rights Offering.

(a)            Rights Offering Allocation. On and subject to the terms and conditions hereof, the Debtors and Issuer, if applicable, shall conduct the Rights Offering pursuant to and in accordance with the Plan, the Rights Offering Procedures and the Disclosure Statement Order. The Backstop Parties shall be offered the Holdback Notes offered in the Rights Offering, together with the corresponding Holdback Shares, allocated among such Backstop Parties based on the Holdback Commitment Percentage of such Backstop Parties (subject to any adjustments thereto in accordance with Section 2.7), and the remaining $312,500,000 of the New Secured Notes offered in the Rights Offering, together with the corresponding Participation Equity, will be offered to the holders of Senior Notes Claims (including, for the avoidance of doubt, the Backstop Parties) (each such holder, a “Holder”), allocated among such Holders based on the Deemed Claim Amount of each such Holder relative to the Deemed Claim Amount of all such Holders (such amount, per Holder, the “Holder Subscription Rights”). For the avoidance of doubt, in no event will (a) any Backstop Party or Holder have oversubscription Rights or privileges or (b) Rights offered in the Rights Offering be detachable from the Claims with which they are associated.

(b)            Subscription Covenant. On and subject to the terms and conditions hereof, including entry of the Confirmation Order, each Backstop Party agrees, severally and not jointly, to fully exercise all Rights that are issued to it pursuant to the Rights Offering and duly purchase all Rights Offering Securities issuable to it in relation thereto, in accordance with the Rights Offering Procedures and the Plan. Any Defaulting Backstop Party shall be liable, severally and not jointly, to each non-Defaulting Backstop Party, the Debtors and the Issuer as a result of any breach of its obligations hereunder.

(c)            If requested by the Requisite Backstop Parties, from time to time prior to the expiration of the Offering Period (as defined in the Rights Offering Procedures), the Company or Issuer (as appropriate) shall notify, or instruct the Rights Offering Subscription Agent to notify, as promptly as practicable and in any event, will instruct the Rights Offering Subscription Agent to provide within forty-eight (48) hours of receipt of such request by the Company or the Issuer (as appropriate), the Initial Backstop Parties of the aggregate number of Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Rights Offering as of the most recent practicable time before such request.

(d)            The Rights Offering Securities will be issued in reliance on the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, will be issued in reliance on the exemption provided by Section 4(a)(2) under the Securities Act or another available exemption, and the Plan and the Disclosure Statement shall each include a statement to such effect. The offer and sale of the Unsubscribed Securities and, if applicable, the Holdback Securities purchased by the applicable Backstop Parties pursuant to this Agreement will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act, as applicable, and the Plan and the Disclosure Statement shall each include a statement to such effect.

16

Section 2.2   Backstop Commitment; Holdback Commitment.

(a)            On and subject to the terms and conditions hereof, including entry of the Confirmation Order, (i) each Backstop Party agrees, severally and not jointly, to purchase, and the Issuer agrees to issue to such Backstop Party, on the Closing Date for the applicable Purchase Price, the amount of Unsubscribed Securities equal to such Backstop Party’s Backstop Commitment Percentage of the aggregate Unsubscribed Securities, in accordance with the Rights Offering Procedures and the Plan (such obligation to purchase the Unsubscribed Securities, the “Rights Offering Commitment”) and (ii) each Initial Backstop Party agrees, severally and not jointly, to purchase, and the Issuer agrees to issue to such Initial Backstop Party, on the Closing Date for the applicable Purchase Price, the amount of Additional Notes equal to such Initial Backstop Party’s Backstop Commitment Percentage as of the date hereof of the aggregate Additional Notes in accordance with the terms of this Agreement (such obligation to purchase the Additional Notes, together with the Rights Offering Commitment, the “Backstop Commitment”).

(b)            On and subject to the terms and conditions hereof, including entry of the Confirmation Order, each Backstop Party agrees, severally and not jointly, to purchase, and the Issuer agrees to issue to such Backstop Party, on the Closing Date for the applicable Purchase Price, the amount of Holdback Securities equal to such Backstop Party’s Holdback Commitment Percentage of the aggregate Holdback Securities, in accordance with the Rights Offering Procedures and the Plan (such obligation to purchase the Holdback Securities, the “Holdback Commitment”).

Section 2.3   Backstop Party Default.

(a)            Upon the occurrence of a Backstop Party Default, the Initial Backstop Parties (other than any Defaulting Backstop Party) shall have the right, but shall not be obligated to, within five (5) Business Days after receipt of written notice from the Company or the Issuer to the Initial Backstop Parties of such Backstop Party Default (which notice shall be given promptly following the occurrence of such Backstop Party Default) (such five (5) Business Day period, the “Backstop Party Replacement Period”), to make arrangements for one or more of the Initial Backstop Parties (excluding any Defaulting Backstop Party) to purchase all or any portion of the Available Securities (such purchase, a “Backstop Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts based upon the applicable Backstop Commitment Percentage of any such electing Initial Backstop Party or as may otherwise be agreed upon by the Initial Backstop Parties electing to purchase all or any portion of the Available Securities (such Initial Backstop Parties, the “Replacing Backstop Parties”). Any such Available Securities purchased by a Replacing Backstop Party shall be included in the determination of (x) the Backstop Securities, Holdback Securities and Additional Notes, as applicable, of such Replacing Backstop Party for all purposes hereunder and (y) the Backstop Commitment Percentage of such Initial Backstop Party for purposes of Section 3.1.

(b)            If a Backstop Party Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for (i) the Backstop Party Replacement, to be completed within the Backstop Party Replacement Period, or (ii) the consummation of a Cover Transaction within the Cover Transaction Period.

17

(c)            If a Backstop Party is or becomes a Defaulting Backstop Party, it shall not be entitled to any portion of the Backstop Premium (as defined below), it shall promptly notify the Company and the Issuer (as relevant) in writing if it receives any portion of the Backstop Premium, and it shall transfer its portion of the Backstop Premium to the extent received from the Company or the Issuer (as relevant) to the applicable Replacing Backstop Party or Cover Purchaser within one (1) Business Day of receiving written notice by the Company or the Issuer of the identity of the Person or Persons to whom such Backstop Premium should have been allocated in accordance with Section 3.1.

(d)            Except as contemplated by Section 2.3(a), nothing in this Agreement shall be deemed to require a Backstop Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed Securities, Additional Notes or Holdback Commitment Percentage of the Holdback Securities.

(e)            Notwithstanding the foregoing, if the non-Defaulting Backstop Parties do not elect to subscribe for all of the Available Securities pursuant to Section 2.3(a) prior to the expiration of the Backstop Party Replacement Period, the Company or the Issuer shall have an additional twenty (20) Business Days following the expiration thereof (such period, the “Cover Transaction Period”) to consummate a Cover Transaction.

(f)            For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.2, but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Backstop Party from liability hereunder in connection with such Defaulting Backstop Party’s Backstop Party Default.

Section 2.4   Backstop Escrow Account Funding.

(a)            Funding Notice. No later than the tenth (10th) Business Day following the Rights Offering Expiration Time, the Rights Offering Subscription Agent shall deliver to each Backstop Party (to the extent applicable) a written notice (the “Funding Notice”) of (i) the amount of Rights Offering Securities elected to be purchased by the Rights Offering Participants and the aggregate Purchase Price therefor; (ii) the aggregate amount of Holdback Securities to be purchased by all Backstop Parties; (iii) the amount of Holdback Securities to be purchased by such Backstop Party and the Purchase Price therefor as determined in accordance with Section 2.2; (iv) the aggregate amount of Unsubscribed Securities (and corresponding Participation Equity), if any, and the aggregate Purchase Price therefor; (v) the amount of Unsubscribed Securities (based upon such Backstop Party’s Backstop Commitment Percentage) to be purchased by such Backstop Party and the Purchase Price therefor as determined in accordance with Section 2.2; and (vi) the escrow account to which such Backstop Party shall deliver and pay the Purchase Price for such Backstop Party’s Holdback Securities and Backstop Commitment Percentage of the Unsubscribed Securities (the “Backstop Escrow Account”). The Rights Offering Subscription Agent shall promptly provide any written backup, information and documentation relating to the information contained in the Funding Notice as any Backstop Party may reasonably request.

18

(b)            Backstop Escrow Account Funding. No later than the second (2nd) Business Day following receipt of the Funding Notice (such date, the “Backstop Escrow Funding Date”), each Backstop Party shall deliver and pay the aggregate Purchase Price for such Backstop Party’s Backstop Commitment Percentage of the Unsubscribed Securities and Holdback Commitment Percentage of Holdback Securities by wire transfer in immediately available funds in U.S. dollars into the Backstop Escrow Account in satisfaction of such Backstop Party’s Backstop Commitment and/or Holdback Commitment, as applicable. The Backstop Escrow Account shall be established with an escrow agent satisfactory to the Requisite Backstop Parties and the Company and the Issuer (as relevant) pursuant to an escrow agreement in form and substance reasonably satisfactory to the Requisite Backstop Parties and the Company and the Issuer (as relevant). The funds held in the Backstop Escrow Account shall be distributed to the Debtors and Issuer (if relevant) at the Closing, or returned to each Backstop Party upon the termination of this Agreement, in each case, inclusive of any interest accrued thereon.

Section 2.5   Closing.

(a)            Subject to Article VII, unless otherwise mutually agreed in writing between the Company and the Requisite Backstop Parties, the closing of the Backstop Commitment and the purchase and sale of the Holdback Securities (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036 at 10:00 a.m., New York City time, on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.

(b)            At the Closing, the funds held in the Backstop Escrow Account shall be released and utilized as set forth and in accordance with Section 6.15 and the Plan.

(c)            At the Closing, issuance of the Backstop Securities, Holdback Securities and Additional Notes will be made by the Issuer to the account of each Backstop Party (or to such other accounts as any Backstop Party may designate in accordance with this Agreement) against payment of the aggregate Purchase Price for the Backstop Securities, Holdback Securities and Additional Notes of such Backstop Party. Unless a Backstop Party requests delivery of a physical stock certificate, the entry of any New Shares to be delivered pursuant to this Section 2.5(c) into the account of a Backstop Party pursuant to the Issuer’s book entry procedures and delivery to such Backstop Party of an account statement reflecting the book entry of such New Shares shall be deemed delivery of such New Shares for purposes of this Agreement. Except as provided for in Section 2.6(c), all New Shares will be delivered with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company or the Issuer (as relevant).

19

Section 2.6   Designation and Assignment Rights.

(a)            Each Backstop Party shall have the right to designate by written notice to the Company and the Issuer no later than two (2) Business Days prior to the Closing Date that some or all of its Backstop Securities and/or Holdback Securities be issued in the name of, and delivered to, one or more of its Affiliates, excluding any operating portfolio company (each a “Related Purchaser”) upon receipt by the Issuer of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and the Issuer and signed by such Backstop Party and each Related Purchaser, (ii) specify the number of Backstop Securities and/or Holdback Securities to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by such Related Purchaser of the accuracy of the representations set forth in Sections 5.6 through 5.9 as applied to such Related Purchaser; provided that no such designation pursuant to this Section 2.6(a) shall relieve such Backstop Party from its obligations under this Agreement.

(b)            Backstop Parties shall not be entitled to Transfer all or any portion of their Backstop Commitment or Holdback Commitment except as expressly provided in this Section 2.6 and each Backstop Party agrees, severally and not jointly, that it will not Transfer, at any time prior to the Closing Date, any of its rights and obligations under this Agreement to any Person other than in accordance with this Section 2.6. Each Backstop Party shall have the right to Transfer all or any portion of its Backstop Commitment or Holdback Commitment to (i) a Related Purchaser, (ii) any other Backstop Party or (iii) one or more other Persons that is not a Disqualified Person and is otherwise reasonably acceptable to the Company and the Issuer (if relevant) and the Requisite Backstop Parties; provided that the Backstop Party provide the Company and the Issuer, as applicable, (upon reasonable request), and the Requisite Backstop Parties, with reasonably sufficient evidence of such transferee’s (A) creditworthiness in relation to the obligation being transferred and (B) capability of consummating the transactions contemplated hereby in a timely fashion (each such transferee, an “Ultimate Purchaser”). As a condition of such Transfer, the Ultimate Purchaser must (x) execute a BCA Joinder and an RSA Joinder and (y) agree in a writing addressed to the Company and Issuer (if relevant) (A) to purchase such portion of such Backstop Party’s Backstop Commitment and/or Holdback Commitment, as applicable and (B) to be fully bound by, and subject to, this Agreement; provided that no such sale, transfer or assignment pursuant to this Section 2.6(b) shall relieve such Backstop Party from its obligations under this Agreement. Any Transfer of a Backstop Party’s obligations under this Agreement made in violation of this Section 2.6 shall be deemed null and void ab initio and of no force or effect and shall not create any obligation or liability of any Debtor or any other Backstop Party to the purported transferee. After the Closing Date, nothing in this Agreement (including the terms and conditions of any other agreement or arrangement contemplated hereby or by the Plan, including the Reorganized Valaris Corporate Documents) shall limit or restrict in any way any Backstop Party’s ability to Transfer any of its New Secured Notes or New Shares or any interest therein.

(c)            Notwithstanding anything to the contrary in this Agreement, neither the Issuer nor any of the Debtors shall bear the cost of any UK stamp duty reserve tax (if any) arising from or in connection with any agreement to novate, assign, or otherwise transfer rights granted pursuant to this Agreement.

(d)            The parties will work together in good faith after the date of this Agreement to ensure that, to the extent possible, any transfers or rights effected pursuant to this Section 2.6 can be effected in a tax-efficient manner, including but not limited to amending the terms of this Agreement.

20

Section 2.7   Additional Backstop Parties.

(a)            Holders of Qualifying Senior Notes Claims (including the Initial Backstop Parties to the extent of Senior Notes Claims acquired after the date hereof) may elect to participate in the rights and obligations of the Backstop Parties set forth in this Agreement as an Additional Backstop Party (to the extent they meet the qualifications set forth in the definition of such term) until the date that is fifteen (15) Business Days following the date hereof. All holders of Qualifying Senior Notes Claims electing to become Additional Backstop Parties must (i) do so with respect to all Qualifying Senior Notes Claims held by them, (ii) execute a joinder to this Agreement in substantially the form attached as Exhibit A hereto or otherwise in form and substance reasonably acceptable to the Company and the Requisite Backstop Parties (a “BCA Joinder”) and a joinder to the Restructuring Support Agreement in the form attached thereto (an “RSA Joinder”) and (iii) upon request of the Company in its sole discretion, provide the Company with (A) reasonably sufficient evidence of such Holder’s creditworthiness in relation to the Backstop Commitment and Holdback Commitment being assumed by such Holder and capability of such Holder of consummating the transactions contemplated hereby in a timely fashion, and/or, (B) as a condition to joining as an Additional Backstop Party, credit assurance supporting the Backstop Commitment and Holdback Commitment to be assumed by such Holder in a form acceptable to the Company in its sole discretion (which may be in the form of a letter of credit, deposit in full of the Backstop Commitment and/or Holdback Commitment or any other form the Company requests). Upon the execution and delivery of a BCA Joinder and an RSA Joinder by any Additional Backstop Party within such fifteen (15) Business Day period, the Company shall promptly, and in any event within three (3) Business Days, provide notice thereof to each Backstop Party along with an amended Schedule 1 that restates the Backstop Commitment Percentage and the Holdback Commitment Percentage of all Backstop Parties, as determined in accordance with this Agreement.

(b)            Additional Backstop Parties shall have the right and obligation to purchase their pro rata share of Holdback Notes offered in the Rights Offering, and receive the corresponding amount of Holdback Shares, based on the Deemed Claim Amount of each such Additional Backstop Party relative to the Deemed Claim Amount of all Backstop Parties, with other Backstop Parties reduced pro rata; provided, that (a) the aggregate amount of Holdback Notes (and corresponding Holdback Shares) that may be purchased by Additional Backstop Parties shall be capped at 31.12% of the aggregate amount of Holdback Notes (and corresponding Holdback Shares) offered in the Rights Offering (i.e. 23/73.9) and (b) if without giving effect to the cap provided in (a), inclusion of any Additional Backstop Party would result in the Holdback Notes (and corresponding Holdback Shares) to be purchased by Additional Backstop Parties exceeding such 31.12% cap, then (x) each Initial Backstop Party shall have a Holdback Commitment Percentage equal to such Initial Backstop Party’s Backstop Commitment Percentage as of the date hereof multiplied by 68.88% and (y) each Additional Backstop Party shall have a Holdback Commitment Percentage equal to such Additional Backstop Party’s Deemed Claim Amount relative to the Deemed Claim Amount of all such Additional Backstop Parties multiplied by 31.12%. For the avoidance of doubt, (i) 68.88% of the aggregate amount of Holdback Notes (and corresponding Holdback Shares) are subject to purchase only by the Initial Backstop Parties, and (ii) Additional Backstop Parties shall not receive any portion of the Commitment Fee, Extension Fee, if any, or Backstop Premium.

21

ARTICLE III

BACKSTOP PREMIUM, EQUITY ALLOCATION AND EXPENSE REIMBURSEMENT

Section 3.1   Backstop Premium; Commitment Fee.

(a)            As consideration for the Backstop Commitment and the other agreements of the Initial Backstop Parties in this Agreement, the Debtors shall pay or cause to be paid to the Initial Backstop Parties (and any Replacing Backstop Party and/or Cover Purchaser, as applicable) a backstop premium (the “Backstop Premium”), paid in the form of New Secured Notes (in addition to the New Secured Notes offered in the Rights Offering) equal to 10% (i.e., $50,000,000 principal amount) of the New Secured Notes multiplied by such Initial Backstop Party’s Backstop Commitment Percentage as of the date hereof.

(b)            On the date hereof, the Company has placed $20,000,000 (the “Commitment Fee”) in escrow with American Deposit Management into an account that, as of the execution of this Agreement, shall be controlled solely by the Initial Backstop Parties, and shall be distributed to the Initial Backstop Parties pro rata in proportion to their Backstop Commitment Percentage as of the date hereof; provided that if any Initial Backstop Party receiving such Commitment Fee subsequently becomes a Defaulting Backstop Party, then such Defaulting Backstop Party shall be liable to the Company for the portion of the Commitment Fee received by such Defaulting Backstop Party and such amount shall be immediately due and payable by such Defaulting Backstop Party to the Company. Notwithstanding anything to the contrary herein, including Section 3.1, if the Closing shall occur, the principal amount of New Secured Notes paid in connection with the Backstop Premium shall be reduced by an amount equal to the Commitment Fee. The Commitment Fee shall be paid free and clear of any withholding or deduction for any Taxes and shall be treated, for United States federal income Tax purposes only, as paid by the Company in exchange for the issuance of a put right to the Backstop Parties with respect to the Rights Offering. For the avoidance of doubt, (i) Debtors shall have no claim or right to any portion of the amount held in escrow pursuant to this Section 3.1(b), (ii) the failure to place the Commitment Fee into escrow pursuant to this Section 3.1(b) prior to the execution of this Agreement shall constitute a material breach of this Agreement, upon which breach the Requisite Backstop Parties shall have the right to immediately terminate this Agreement (iii) the Company will be deemed to have fully and completely performed its obligations under this Section 3.1(b) upon receipt by American Deposit Management of the Commitment Fee into an account controlled solely by the Initial Backstop Parties as provided in this Section 3.1(b), and upon such receipt by American Deposit Management, no Backstop Parties (including the Requisite Backstop Parties) shall have the right to terminate this Agreement as a result of a claim of breach of this Section 3.1(b) (but, for the avoidance of doubt, this Agreement may still be terminated in accordance with Section 9.1(c)(ix); provided that in connection with such termination, the amount of the Commitment Fee that has been ordered to be returned will be returned to the Company), and (iv) the Commitment Fee shall be fully earned, nonrefundable and non-avoidable upon the execution of this Agreement by the Parties.

(c)            The provisions for the payment of the Backstop Premium are an integral part of the transactions contemplated by this Agreement and without these provisions the Initial Backstop Parties would not have entered into this Agreement, and the Backstop Premium shall constitute an allowed administrative expense of the Debtors’ estates under Sections 503(b) and 507 of the Bankruptcy Code.

22

(d)            Notwithstanding anything herein to the contrary, a Defaulting Backstop Party shall not be entitled to receive any portion of the Backstop Premium, and the portion of the Backstop Premium that would otherwise have been allocated to such Defaulting Backstop Party shall instead be payable to the Replacing Backstop Party or Replacing Backstop Parties and/or Cover Purchaser(s) that purchase the New Secured Notes (and corresponding Participation Equity) that such Defaulting Backstop Party was obligated to purchase pursuant to the terms hereof.

(e)            Notwithstanding anything herein to the contrary, upon (i) the Company providing written notice to the Requisite Backstop Parties and (ii) payment of $10,000,000 in cash (the “Extension Fee”) to the Initial Backstop Parties, allocated among such Initial Backstop Parties pro rata in proportion to their Backstop Commitment Percentage as of the date hereof, the Outside Date shall automatically be extended to August 18, 2021. For the avoidance of doubt, (i) the principal amount of New Secured Notes paid in connection with the Backstop Premium shall not be reduced by the Extension Fee and (ii) the Extension Fee shall be fully earned, nonrefundable and non-avoidable upon the payment thereof.

Section 3.2   Payment of Backstop Premium. Subject to Section 3.1(d), the Backstop Premium shall be fully earned, nonrefundable and non-avoidable upon entry by the Bankruptcy Court of the Confirmation Order, and shall be paid promptly on the later to occur of the Closing Date and the Effective Date by the Issuer to the Initial Backstop Parties. For the avoidance of doubt, the Backstop Premium (a) will be nonrefundable and non-avoidable when paid, (b) will be payable as provided herein, irrespective of the amount of Unsubscribed Securities (if any) actually purchased, (c) shall be paid by the Issuer free and clear of any withholding or deduction for any applicable Taxes and (d) shall be treated, for United States federal income Tax purposes only, as paid by the Issuer in exchange for the issuance of a put right to the Debtors with respect to the Rights Offering.

23

Section 3.3   Expense Reimbursement. Whether or not the transactions contemplated hereunder are consummated, the Debtors agree to pay the documented reasonable third-party fees and expenses of each Initial Backstop Party, including the reasonable and documented fees and expenses of counsel and other professionals retained by such Initial Backstop Party, that have been and are incurred in connection with the negotiation, preparation and implementation of the Backstop Commitment and the Rights Offering, including the Initial Backstop Parties’ negotiation, preparation and implementation of this Agreement (including the Backstop Commitment and the other transactions contemplated hereby), the Plan, the Debtors, the Chapter 11 Cases, the Registration Rights Agreement and the other agreements contemplated hereby and thereby and all other Definitive Documents, including, but not limited to, the fees and expenses (and retainers) of Kramer Levin, Akin Gump, Porter Hedges and Houlihan, and the Rowan Ad Hoc Group Fees (the “Expense Reimbursement”). The Expense Reimbursement accrued through the date hereof (other than Rowan Ad Hoc Group Fees incurred in pursuing the Harris County Litigation) shall be paid on the date hereof. Through the Effective Date, the Debtors shall pay currently in cash the Expense Reimbursement; provided, however, the Debtors shall not be required to make any payments during the Chapter 11 Cases absent authorization by the Bankruptcy Court. The Initial Backstop Parties shall deliver to the Debtors an invoice for reimbursable fees and expenses. The invoice for such fees and expenses shall not be required to comply with U.S. Trustee guidelines and local guidelines issued by the Bankruptcy Court with respect to payment of professional fees. Provided the Court has authorized payment of the Expense Reimbursement, the Debtors shall pay such invoices within ten (10) Business Days of receipt thereof. For the avoidance of doubt, no recipient of any payment under this Section 3.3 shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court. On the Effective Date, all remaining unpaid and/or unreimbursed reasonable and documented fees and expenses (including for the avoidance of doubt, any value added Tax or equivalent Tax) of the Parties, including the Rowan Ad Hoc Group Fees incurred in connection with the negotiation, preparation and implementation of the Backstop Commitment and the Rights Offering, including the Initial Backstop Parties’ negotiation, preparation and implementation of this Agreement (including the Backstop Commitment and the other transactions contemplated hereby), the Plan, the Registration Rights Agreement and the other agreements contemplated hereby shall be paid in full in cash by the Debtors and the Debtors hereby agree, on a joint and several basis, to pay such fees and expenses in full in cash, without any requirement for Bankruptcy Court review or further Bankruptcy Court Order. Debtors agree to seek approval of the Expense Reimbursement in connection with the entry of Confirmation Order. The provisions for the payment of the Expense Reimbursement are an integral part of the transactions contemplated by this Agreement and without these provisions the Initial Backstop Parties would not have entered into this Agreement, and the Expense Reimbursement shall an constitute allowed administrative expense of the Debtors’ estates under Sections 503(b) and 507 of the Bankruptcy Code.

Section 3.4   Equity Allocation. On the Closing Date, in addition to the Participation Equity, the Issuer will issue New Shares representing 2.7% of the total issued and outstanding New Shares of Issuer as of immediately following the Effective Date (subject to dilution by the New Warrants and the MIP) to all Backstop Parties pro rata in accordance with the amount of New Secured Notes such Backstop Party is committed to purchase pursuant to the Rights Offering Commitment and Holdback Commitment assuming (a) each Backstop Party fully subscribes to its Rights in the Rights Offering and (b) no other participant in the Rights Offering subscribes to its Rights; provided that if any Backstop Party becomes a Defaulting Backstop Party, then such Defaulting Backstop Party shall not receive any New Shares in accordance with this Section 3.4 and such New Shares originally allocated to such Defaulting Backstop Party in accordance with this Section 3.4 shall instead be allocated to the Backstop Parties and/or Cover Purchaser, as applicable, that actually purchase the New Secured Notes that would have otherwise been purchased by such Defaulting Backstop Party, had such Defaulting Backstop Party not committed a Backstop Party Default, and such New Shares shall be allocated among such Backstop Parties and/or Cover Purchaser pro rata in proportion with the amount of such New Secured Notes the Defaulting Backstop Party was obligated to purchase, but which were actually purchased by such Backstop Parties and/or Cover Purchaser.

Section 3.5   New Secured Notes. On the Closing Date, in addition to the New Secured Notes sold in connection with the Rights Offering and the issuance of the Backstop Premium, the Issuer will issue to each respective Initial Backstop Party, and each respective Initial Backstop Party agrees solely with respect to itself to purchase, New Secured Notes with a Purchase Price for each respective Initial Backstop Party equal to the Commitment Fee multiplied by the Backstop Commitment Percentage for such Initial Backstop Party as of the date hereof (the “Additional Notes”). Such Purchase Price shall be funded by each respective initial Backstop Party by wire transfer in immediately available funds in U.S. dollars into the Backstop Escrow Account on the Backstop Escrow Funding Date in satisfaction of its obligation set forth in this Section 3.5.

24

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE DEBTORS

Except (i) as set forth in the corresponding section of the Company Disclosure Schedules or (ii) as disclosed in the Company SEC Documents filed with the SEC on or after December 31, 2019 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof (excluding any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof), the Debtors, jointly and severally, hereby represent and warrant to the Backstop Parties (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 4.1   Organization and Qualification. Each of the Debtors is a legal entity duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of incorporation or organization (except where the failure to be in good standing, or the equivalent, would not constitute a Material Adverse Effect) and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted except where the failure to have such authority would not constitute a Material Adverse Effect. Each Debtor is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) under the Laws of each other jurisdiction in which it owns, leases or operates properties or conducts any business, in each case except to the extent that the failure to be so qualified or licensed or be in good standing does not constitute a Material Adverse Effect.

Section 4.2   Corporate Power and Authority.

(a)            The Company has the requisite corporate power and authority (i)  to enter into, execute and deliver this Agreement, and (ii) subject to the Disclosure Statement Order, and the Confirmation Order, to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver the Registration Rights Agreement and all other agreements to which it will be a party as contemplated by this Agreement and the Plan (this Agreement, the Restructuring Support Agreement, the Registration Rights Agreement and such other agreements, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(b)            Subject to entry of the Confirmation Order, each of the other Debtors has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder. Subject to the receipt of the foregoing Order, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of each other Debtor party thereto, and no other corporate proceedings on the part of any other Debtor party thereto are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

25

(c)            Subject to entry of the Confirmation Order, each of the Company and the other Debtors has the requisite corporate power and authority to perform its obligations under the Plan, and has taken or shall take all necessary corporate actions required for the due consummation of the Plan in accordance with its terms.

Section 4.3   Execution and Delivery; Enforceability. Subject the entry of the Confirmation Order, this Agreement has been, and each other Transaction Agreement will be, duly executed and delivered by the Company and each of the other Debtors party thereto. Assuming this Agreement has been duly authorized, executed and delivered by the Backstop Parties, each of the obligations hereunder and under each other Transaction Agreement will constitute the valid and binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

Section 4.4   Authorized and Issued Share Capital.

(a)            On the Closing Date, Issuer will have sufficient authorized but unissued New Shares, and other Equity Securities as applicable, to meet its obligations to deliver the New Shares or other Equity Securities to be delivered pursuant to the Plan, including the New Shares to be issued in connection with the Rights Offering or otherwise delivered pursuant to this Agreement and any New Shares or other Equity Securities to be issued in connection with the MIP or upon the valid exercise of the New Warrants.

(b)            Subject to the entry of the Confirmation Order and the Implementation Mechanisms, the New Shares and other Equity Securities, as applicable, to be issued pursuant to the Plan, including the New Shares to be issued in connection with the Rights Offering, the Holdback Shares and as contemplated by Section 3.4, will, when issued and delivered on the Closing Date, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, Liens (other than transfer restrictions imposed by applicable Law or the Reorganized Valaris Corporate Documents), preemptive rights, subscription and similar rights.

(c)            Except as contemplated by the Restructuring Support Agreement and the Restructuring Term Sheet, as of the Closing Date, no share capital or other Equity Securities or voting interest in the Company will have been issued, reserved for issuance or outstanding other than save for any shares denominated in pound sterling that have been issued by an Issuer incorporated in England and Wales to a nominee or Affiliate to satisfy the minimum share capital requirements for public companies under Part 20 of the Companies Act 2006, the aggregate value of which shall not exceed £50,000.

26

(d)            Except as described in this Section 4.4 and except for the rights set forth in the Registration Rights Agreement, the New Warrants, the MIP, the Reorganized Valaris Corporate Documents and any employment agreement assumed or entered into in accordance with the Restructuring Support Agreement, as of the Closing Date, neither the Company nor any Debtor will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, contract, arrangement or undertaking (including any preemptive right) that (i) obligates the Company or any Debtor to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any share capital of, or other equity or voting interests in, the Company or any of the other Debtors or any security convertible or exercisable for or exchangeable into any share capital of, or other equity or voting interest in, the Company or any of the other Debtors, (ii) obligates the Company or any Debtor to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) restricts the transfer of any share capital of the Company or any Debtor or (iv) relates to the voting of any share capital of the Company.

Section 4.5   Issuance. Subject to the entry of the Confirmation Order and the agreed Implementation Mechanisms, (A) the distribution of the Rights to be issued pursuant to the Plan has been or will be duly and validly authorized and (B) (i) the New Secured Notes, when issued and delivered against payment therefor in the Rights Offering or to the Backstop Parties hereunder (including, for the avoidance of doubt, the Holdback Notes or the portion of the Backstop Premium payable in New Secured Notes) in accordance with the terms of the indenture related to the New Secured Notes, will be valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms and, the terms of the indenture related to the New Secured Notes, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity and (ii) the guarantees of the New Secured Notes, when issued and delivered against payment therefor in accordance with the terms of the indenture related to the New Secured Notes, will be valid and legally binding obligations of the applicable guarantor, enforceable against such guarantor in accordance with their terms and the terms of the indenture representing the New Secured Notes, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

Section 4.6   No Conflict. Assuming the consents described in Section 4.7 are obtained and other than as may arise as a result of the Chapter 11 Cases or any other agreed Implementation Mechanism or the Company’s or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), the execution and delivery by the Company and, if applicable, its Subsidiaries of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under, any Contract to which the Company or any of the other Debtors will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of the Company or any of the other Debtors will be subject as of the Closing Date after giving effect to the Plan, (b) will not result in any violation of the provisions of the Reorganized Valaris Corporate Documents or any of the organization documents of any Debtor and (c) will not result in any material violation of any Law or Order applicable to the Company or any of the other Debtors or any of their properties, except, in each case described in clause (a), for such conflicts, breaches, modifications, violations or Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

27

Section 4.7   Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of the other Debtors or any of their properties is required for the execution and delivery by the Company or any other Debtor of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and the other Debtors, as applicable, with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Backstop Party with its obligations hereunder and thereunder), except for (a) the entry of the Disclosure Statement Order, (b) the entry of the Confirmation Order, (c) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases or as part of any other agreed Implementation Mechanism from time to time, (d) Antitrust Approvals, if any, in connection with the transactions contemplated by this Agreement, (e) the filing with the relevant local Governmental Entity (which may include the Registrar of Companies (England and Wales)) of the Articles of Association, and the filing of any other corporate documents with applicable state and local filing agencies applicable to the Issuer or any of the other Debtors, (f) if applicable, the convening and sanction order of the Shareholder Scheme or UK Restructuring Plan and any order in respect of the Administration; and (g) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” laws in connection with the purchase of the Backstop Securities, the Holdback Securities by the Backstop Parties and the issuance of the Backstop Premium, the Rights and the Rights Offering Securities pursuant to the exercise of the Rights.

Section 4.8   Arm’s Length. The Company acknowledges and agrees that (a) each of the Backstop Parties is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of the other Debtors and (b) no Backstop Party is advising the Company or any of the other Debtors as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

28

Section 4.9   Financial Statements; Undisclosed Liabilities.

(a)            The consolidated financial statements of the Company included or incorporated by reference in Forms 10-Q and 10-K filed by the Company with the SEC since December 31, 2019 (collectively, the “Financial Statements”), comply or when submitted or filed will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and present fairly or when submitted and filed will present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries, taken as a whole, as of the dates indicated and for the periods specified therein. The Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods and at the dates covered thereby (except as disclosed therein). The ARO Note constitutes a bona fide receivable of the applicable Debtor(s) and is properly reflected on the Company’s financial statements in accordance with GAAP, has not been forgiven or made subject to an assignment or right of set-off and has not been amended, modified, or forgiven in whole or in part.

(b)            There are no liabilities or obligations of the Company or any of the other Debtors of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, in each case, that would be required by GAAP, consistently applied, to be reflected on the balance sheet of the Company other than: (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 or in the notes thereto;(ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business since December 31, 2019 or disclosed in the Company SEC Documents, (iv) liabilities or obligations that have been discharged or paid in full or (v) liabilities or obligations that would not be material to the Debtors, taken as a whole.

Section 4.10   Company SEC Documents and Disclosure Statement. Since December 31, 2019, the Company has filed all required reports, schedules, forms and statements with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents. As of the date hereof, the Company has filed with the SEC all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents. As of the date hereof, no Company SEC Document, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will conform in all material respects with Section 1125 of the Bankruptcy Code.

Section 4.11   Absence of Certain Changes. From June 30, 2020 to the date hereof, no event, change, effect, occurrence, development, circumstance or change of fact occurring or existing has occurred or exists that constitutes a Material Adverse Effect.

Section 4.12   No Violation; Compliance with Laws. (a) The Company is not, and the Issuer shall not be, in violation of its Articles of Association or any similar organizational document, and (b) no other Debtor is in violation of its respective articles of association, charter, bylaws or similar organizational document. Neither the Company nor any of the other Debtors is or has been at any time since January 1, 2018 in violation of any Law or Order, except for any such violation that does not constitute a Material Adverse Effect. There is and since January 1, 2018 has been no failure on the part of the Company to comply in all material respects with the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC thereunder.

29

Section 4.13   Proceedings. Other than (a) the Chapter 11 Cases (or any other agreed Implementation Mechanism) and any adversary proceedings or contested motions commenced in connection therewith and (b) the Harris County Litigation, there are no legal, governmental or regulatory investigations, audits, actions, suits, arbitrations or proceedings (“Proceedings”) pending or threatened to which the Company or any of the other Debtors is a party or to which any property of the Company or any of the other Debtors is the subject that constitute a Material Adverse Effect.

Section 4.14   Labor Relations.

(a)            There is no labor or employment-related Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the other Debtors, by or on behalf of any of their respective employees or such employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes (collectively “Employee Representatives”), or by any Governmental Entity, that constitutes a Material Adverse Effect.

(b)            Except as does not constitute a Material Adverse Effect, there is no strike, lockout, material labor dispute or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of the other Debtors, and, to the Knowledge of the Company, there has not been any such action within the past two (2) years. Except as does not constitute a Material Adverse Effect, neither the Company nor any of the other Debtors is subject to any obligation (whether pursuant to Law or Contract) to notify, inform and/or consult with, or obtain consent from, any Employee Representative regarding the transactions contemplated by this Agreement prior to entering into the Agreement.

(c)            The Company and each of the other Debtors is in compliance in all respects with its payment obligations to all employees of the Company and any of the other Debtors in respect of all wages, salaries, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, benefits and all other compensation, remuneration and emoluments due and payable to such employees under any Company Plan or any applicable Collective Bargaining Agreement or Law (including the Fair Labor Standards Act or any other applicable Law dealing with such matters), except to the extent that any noncompliance does not constitute a Material Adverse Effect and, for the avoidance of doubt, except for any payments that are not permitted by the Bankruptcy Court or the Bankruptcy Code.

(d)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the consummation of the transactions contemplated by the Transaction Agreements will not give rise to a right of termination or right of renegotiation on the part of any union under any material Collective Bargaining Agreement to which any of the Debtors (or any predecessor) is a party or by which any of the Debtors (or any predecessor) is bound and (ii) all payments due from any of the Debtors or for which any claim may be made against any of the Debtors on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of any of the Debtors to the extent required by GAAP.

30

Section 4.15   Intellectual Property. Except as would not constitute a Material Adverse Effect, (a) each of the Debtors owns, or possesses the right to use, all of the trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the Knowledge of the Company, none of the Debtors, nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by such Person, is interfering with, infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any Person, (c) no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the Company, threatened and (d) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Rights. Except as would not constitute a Material Adverse Effect, the Debtors have implemented (x) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Debtors that are reasonably necessary for the operation of their respective businesses (and all information and transactions stored or contained therein or transmitted thereby) and (y) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 4.16   Title to Real and Personal Property.

(a)            Real Property. The Company or one of its Subsidiaries, as the case may be, has good, valid, defensible and marketable title in fee simple to each Owned Real Property, free and clear of all Liens, except for (i) Liens that are described in (x) the Company SEC Documents filed prior to the date hereof, (y) the Plan or (z) the Disclosure Statement, or (ii) Permitted Liens. Neither the Company nor its Subsidiaries has leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property, which lease, license or grant is currently in effect or collaterally assigned, or granted any other security interest in the Owned Real Property which assignment or security interest is currently in effect. There are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property. There are not pending or, to the Knowledge of the Company, threatened any condemnation proceedings, new or increased assessments or changes in legally permitted uses related to any of the Owned Real Property.

31

(b)            Leased Real Property. All Real Property Leases are valid, binding and enforceable by and against the Company or its relevant Subsidiary, and, to the Knowledge of the Company, the other parties thereto and are in full force and effect, and no written notice to terminate, in whole or part, any of such Real Property Leases has been delivered to the Company or any of the other Debtors (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served). Other than as a result of the filing of the Chapter 11 Cases (or any other agreed Implementation Mechanism), neither the Company nor any of the other Debtors nor, to the Knowledge of the Company, any other party to any material Real Property Lease is in default or breach, except to the extent any such default or breach, individually or in the aggregate, would not materially impair the ability of the Debtors (taken as a whole) to operate in the ordinary course of business. Other than as a result of the filing of the Chapter 11 Cases (or any other agreed Implementation Mechanism), no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or material default under any Real Property Leases by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto. Each of the Debtors enjoys peaceful and undisturbed possession under all such Real Property Leases, other than Real Property Leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or, individually or in the aggregate, materially detract from the value of, or, individually or in the aggregate, materially impair the use or operation of, any of the real property subject to any Real Property Leases. The Company and each of the other Debtors that is either the tenant or licensee named under each Real Property Lease has a good and valid leasehold interest in each real property subject to a Real Property Lease. To the Knowledge of the Company, there are not any pending, or threatened, condemnation proceedings or changes in legally permitted uses related to any of the Real Property Leases.

(c)            Personal Property. Except to the extent such failure would not constitute a Material Adverse Effect, the Company or one of its Subsidiaries has good title or, in the case of leased assets used or held for use in the business conducted by the Company and its Subsidiaries, a valid leasehold interest, free and clear of all Liens, to all of the tangible personal property and assets necessary to conduct the business as presently conducted, except for (i) Liens that are described in (x) the Company SEC Documents filed prior to the date hereof, (y) the Plan or (z) the Disclosure Statement or (ii) Permitted Liens.

Section 4.17   No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of the other Debtors, on the one hand, and the directors, officers, shareholders, customers or suppliers of the Company or any of the other Debtors, on the other hand, that is required by the Exchange Act to be described in the Company SEC Documents and that are not so described in the Company SEC Documents, except for the transactions contemplated by this Agreement.

Section 4.18   Licenses and Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the business of the Debtors, in each case, except as does not constitute a Material Adverse Effect. Except as would not constitute a Material Adverse Effect, neither the Company nor any of the other Debtors (a) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (b) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

32

Section 4.19   Environmental.

(a)            The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Laws relating to the protection of the environment, of natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation) or of human health and safety as it relates to exposure to Materials of Environmental Concern, or to the management, use, transportation, treatment, storage, disposal or arrangement for disposal of Materials of Environmental Concern (collectively, “Environmental Laws”), except for such noncompliance that does not constitute a Material Adverse Effect.

(b)            The Company and its Subsidiaries (i) have received and are in compliance with all permits, licenses, exemptions and other approvals required of them under applicable Environmental Laws to conduct their respective businesses and are, and since January 1, 2018, have been, in compliance with the terms of such permits, licenses and other approvals and with all applicable Environmental Laws, (ii) have not received notice of any action to revoke, terminate, cancel, limit, amend or appeal any such permits, licenses, exemptions or approvals, and (iii) have paid all fees, assessments or expenses due under any such permits, licenses, exemptions or approvals, except for such failures to receive and comply with permits, licenses, exemptions and approvals or to comply with Environmental Laws, or any such actions, or failure to pay any such fees, assessments or expenses that do not constitute a Material Adverse Effect.

(c)            Except with respect to matters that have been fully and finally settled or resolved, (i) there are no Proceedings under any Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of the other Debtors, and (ii) the Company and its Subsidiaries have not received written or, to the Knowledge of the Company, verbal notice of any actual or potential liability of the Company under Environmental Laws for the investigation, remediation or monitoring of any Materials of Environmental Concern at any location, or for any violation of Environmental Laws, where such Proceedings or liability or violation constitute a Material Adverse Effect.

(d)            Except as to matters that have been fully and finally settled or resolved or would not be reasonably expected to have a Material Adverse Effect, (i) no written notice, claim, demand, request for information, Order or complaint has been received by the Company or any of the other Debtors and (ii) there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the other Debtors, in each case of (i) and (ii) which allege a violation of or liability under any Environmental Laws. None of the Company or any of the other Debtors has entered into any consent decree, settlement or other agreement with any Governmental Entity under which it has outstanding obligations, and none of the Company or its Subsidiaries is subject to any Order, in either case pursuant to any Environmental Laws and where such consent decree, settlement or other agreement or Order constitutes a Material Adverse Effect.

(e)            There has been no Release, disposal or arrangement for disposal of any Materials of Environmental Concern by the Company, its Subsidiaries or any of their predecessors at any real property owned or operated by the Company or any of the other Debtors that would reasonably be expected to give rise to any claim or Proceeding, or to any liability, under any Environmental Law against or for the Company or its Subsidiaries, except for such claim, Proceeding or liability that does not constitute a Material Adverse Effect.

33

(f)            Neither the Company nor any of the other Debtors has assumed or retained (i) expressly by Contract or (ii) by operation of Law any liabilities of any other Person under Environmental Laws or concerning any Materials of Environmental Concern for which the Company or its Subsidiaries would not otherwise be liable, where such assumption or retention of responsibility constitutes a Material Adverse Effect.

(g)            To the Knowledge of the Company, none of the transactions contemplated under this Agreement will give rise to any obligations to obtain the consent of or provide notice to any Governmental Entity under any Environmental Laws. The representations and warranties in this Section 4.19 are the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to environmental, health or safety matters, including any arising under Environmental Laws or relating to Materials of Environmental Concern.

Section 4.20   Tax Matters.

(a)            Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, the Company and each of the other Debtors have timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries. The Tax Returns accurately reflect all liability for Taxes of the Company and its Subsidiaries, taken as a whole, for the periods covered thereby.

(b)            Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, all Taxes and Tax liabilities of the Company and its Subsidiaries required to be paid before the Closing Date, whether or not shown as due under the Tax Returns, have been paid in full or will be paid in full pursuant to the Plan.

(c)            Neither the Company nor any of the other Debtors has received any written notices from any taxing authority relating to any issue that could constitute a Material Adverse Effect of the Company and its Subsidiaries, taken as a whole.

(d)            Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, all Taxes that the Company and its Subsidiaries (taken as a whole) were (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.

(e)            Neither the Company nor any of the other Debtors has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under any Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its current or past Subsidiaries are or were the only members).

(f)            There are no tax sharing, indemnification or similar agreements in effect as between the Company or any of the other Debtors or any predecessor or Affiliate thereof and any other party (including any predecessors or Affiliates thereof) under which the Company or any of the other Debtors is a party to or otherwise bound by (other than such agreements (i) that are entered in the ordinary course of business or (ii) that are not expected to result in a liability for Taxes that is material to the Company and its Subsidiaries taken as a whole).

34

(g)            Neither the Company nor any of the other Debtors has engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) for tax years since 2014.

(h)            None of the Company or any of the other Debtors has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(i)            There are no material Liens with respect to Taxes upon any of the assets or properties of the Company and its Subsidiaries (taken as a whole), other than Permitted Liens.

(j)            The Company is not a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

Section 4.21   Company Plans.

(a)            Except as could not, individually or in the aggregate, constitute a Material Adverse Effect: (i) each Company Plan is in compliance in form and operation with its governing documents and all applicable Laws, including for each Company Plan other than a Foreign Benefit Plan (such plans, “U.S. Benefit Plans”), ERISA, the Code, other applicable Laws; (ii) each U.S. Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS, and nothing has occurred that is reasonably likely to result in the loss of the qualification of such U.S. Benefit Plan under Section 401(a) of the Code; (iii) no “reportable event,” within the meaning of Section 4043 of ERISA has occurred or is expected to occur for any U.S. Benefit Plan covered by Title IV of ERISA other than as a result of the Chapter 11 Cases (or any other agreed Implementation Mechanism); (iv) all contributions required to have been made under the terms of any Company Plan have been timely made or have been (A) reflected in the financial statements of the Company included in the Company SEC Documents filed prior to the date hereof or (B) described in the Plan or Disclosure Statement; and (v) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than (A) routine claims for benefits payable in the ordinary course, or (B) otherwise in relation to the Chapter 11 Cases or any other agreed Implementation Mechanism).

(b)            No U.S. Benefit Plan (other than any “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”)) subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard, within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard and, within the past six (6) years, no U.S. Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such Company Plan. Within the past six (6) years, neither the Company nor any of the other Debtors have incurred any unsatisfied liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by reason of being treated as a single employer together with any other Person under Section 4001 of ERISA or Section 414 of the Code.

35

(c)          Within the past six (6) years, the Company and its Subsidiaries have not incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA that has not been satisfied in full, and no condition or circumstance exists that presents a reasonable risk of the occurrence of any other withdrawal from or the partition, termination or insolvency of any such Multiemployer Plan.

(d)          No Company Plan provides for material post-employment or retiree health or life insurance, except for benefits required by Section 4980B of the Code or similar Law for which the covered individual pays the full premium cost.

(e)          Neither the execution of this Agreement, the Plan or the other Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby, either alone or upon the occurrence of any additional or subsequent events, will (i) entitle any employees of the Company or any of the other Debtors (other than any member of the board of directors or similar governing body of the Company or any of the Debtors that will no longer hold such position at the Issuer or any of the Reorganized Debtors following the Closing Date as contemplated by Section 6.10) to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans.

(f)           The execution, delivery of and performance by the Company and its Subsidiaries of its obligations under this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or any payments under any other applicable Laws that would be treated in such similar nature to such section of the Code, with respect to any Company Plan that would be in effect immediately after the Closing.

(g)          Neither the Company nor any of the other Debtors (i) has any obligation to provide any individual with a “gross up” or similar payment, or otherwise indemnify any such individual, in respect of any Taxes, penalties or interest that may become payable under Sections 409A, 457A or 4999 of the Code and (ii) is subject to any Taxes or assessable penalties under Section 4980H.

(h)          Except as would not constitute a Material Adverse Effect, each Company Plan that is subject to the Laws or applicable customs or rules of relevant jurisdictions other than the United States (any such Company Plan, a “Foreign Benefit Plan”) which, under the Laws of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Entity, has been so registered and approved and has been maintained in good standing with applicable material requirements of the Governmental Entities, and if intended to qualify for special tax treatment, there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the special tax treatment with respect to such Foreign Benefit Plan.

36

Section 4.22   Internal Control Over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company is not aware of any material weaknesses in its internal control over financial reporting.

Section 4.23   Disclosure Controls and Procedures. The Company (a) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure, and (b) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Board (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.24   Material Contracts. All Material Contracts are valid, binding and enforceable by and against the Company or its relevant Subsidiary, and, to the Knowledge of the Company, each other party thereto, except where the failure to be valid, binding or enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of the other Debtors except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than as a result of the filing of the Chapter 11 Cases (or any other agreed Implementation Mechanism), neither the Company nor any of the other Debtors nor, to the Knowledge of the Company, any other party to any Material Contract, is in default or breach under the terms thereof except, in each case, for such instances of default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Material Contract” means any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed on a Current Report on Form 8-K) and, to the extent they would not otherwise be covered by the foregoing, the ARO Note and the ARO JVA.

Section 4.25   No Unlawful Payments. Neither the Company nor any of the other Debtors nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of the other Debtors, has, in any material respect in the past three (3) years: (a) used any funds of the Company or any of the other Debtors for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (c) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, in each case, in violation of any applicable Law (including the Foreign Corrupt Practices Act of 1977).

37

Section 4.26   Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been at all times conducted in compliance in all material respects in the past three (3) years with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of the other Debtors with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.27   Compliance with Sanctions Laws. Neither the Company nor any of the other Debtors nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any agent or other Person acting on behalf or at the direction of the Company or any of the other Debtors, (i) is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, UK sanctions administered by the office of financial sanctions implementation of HM Treasury and/or EU sanctions administered by the competent EU Member State authorities, and (ii) used the proceeds of the Senior Notes and Credit Facility for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently the subject of same U.S., UK and/or EU sanctions, in violation of such sanctions. The Company will not directly or knowingly indirectly use the proceeds of the DIP Facility, the Rights Offering or the sale of the New Secured Notes or the New Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently the subject of the same U.S., UK and/or EU sanctions in violation of such sanctions.

Section 4.28   No Broker’s Fees. Upon the entry of a Final Order of the Bankruptcy Court, none of the Company nor any of the other Debtors is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Backstop Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering, the sale of the Backstop Securities or the payment of the Backstop Premium.

Section 4.29   No Registration Rights. Except as provided for pursuant to the Registration Rights Agreement, no Person has the right to require the Company or any of the other Debtors to register any securities for sale under the Securities Act.

38

Section 4.30   Ownership of Drilling Units.

(a)          Other than drilling units sold or disposed of in the ordinary course of business prior to the date hereof, or sold or disposed of after the date hereof in a manner that does not violate or breach this Agreement (“Permitted Fleet Changes”), either the Company or a Subsidiary of the Company has good and marketable title to the drilling units listed in the Company’s most recent fleet status report filed by the Company with the SEC (the “Company Fleet Report”), in each case free and clear of all Liens except for Permitted Liens and no such drilling unit or any related asset is leased under an operating lease from a lessor that, to the Company’s knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset.

(b)          The drilling units listed in the Company Fleet Report (other than such drilling units (x) that are noted therein as “preservation stacked” or are being prepared to be “preservation stacked” or (y) sold or disposed of in Permitted Fleet Changes) (i) have been maintained consistent with general practice in the offshore drilling industry, and are in good operating condition and repair, subject to ordinary wear and tear; (ii) are adequate for the purpose for which they are being used and are capable of being used in the business as presently conducted without present need for replacement or repair, except in the ordinary course of business; (iii) conform in all material respects with all applicable legal requirements; and (iv) in the aggregate, provide the capacity to engage in the Debtors’ business on a continuous basis as it is presently conducted, subject to routine maintenance.

Section 4.31   Insurance. The Debtors have insured their material properties and material assets against such risks and in such amounts as are customary for companies engaged in similar businesses and all premiums due and payable in respect of such insurance policies maintained by the Company and its Subsidiaries have been paid. The Company reasonably believes that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate in all material respects. As of the date hereof, to the Knowledge of the Company, neither the Company nor any of the other Debtors has received notice from any insurer or agent of such insurer with respect to any material insurance policies of the Company and its Subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired on their terms, and except to the extent that such cancellation or termination does not constitute a Material Adverse Effect.

Section 4.32   Investment Company Act. None of the Debtors or any of their respective Subsidiaries is, or immediately after giving effect to the consummation of the Restructuring will be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

Section 4.33   Alternative Restructuring. As of the date hereof, neither the Company nor any of the other Debtors is party to any binding commitment or other Contract to pursue, implement or effectuate any Alternative Restructuring Proposal.

Section 4.34   No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this Article IV, neither the Company nor any other Person makes any express or implied representations or warranties regarding the Company or the Debtors, and the Company and each Debtor hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

39

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP PARTIES

Each Backstop Party represents and warrants as to itself only, unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 5.1     Incorporation. To the extent applicable, such Backstop Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation or organization.

Section 5.2     Corporate Power and Authority. To the extent applicable, such Backstop Party has the requisite corporate, limited partnership or limited liability company power and authority to enter into, execute and deliver this Agreement and each other Transaction Agreements to which such Backstop Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary corporate, limited partnership or limited liability company action required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3     Execution and Delivery. This Agreement and each other Transaction Agreement to which such Backstop Party is a party has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Backstop Party and when executed and delivered, will constitute the valid and binding obligations of such Backstop Party, enforceable against such Backstop Party in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

Section 5.4     No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 5.5 are obtained, the execution and delivery by such Backstop Party of this Agreement and, to the extent applicable, the other Transaction Agreements, the compliance by such Backstop Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Backstop Party is a party or by which such Backstop Party is bound or to which any of the properties or assets of such Backstop Party are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Backstop Party and (c) will not result in any material violation of any Law or Order applicable to such Backstop Party or any of its properties, except, in each of the cases described in clauses (a), (b) and (c), for any conflict, breach, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on such Backstop Party’s performance of its obligations under this Agreement.

Section 5.5     Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over such Backstop Party or any of its properties is required for the execution and delivery by such Backstop Party of this Agreement and, to the extent applicable, the Transaction Agreements, the compliance by such Backstop Party with all of the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Backstop Party of its Backstop Commitment Percentage of the Backstop Securities and Additional Notes and Holdback Commitment Percentage of the Holdback Securities) contemplated herein and therein, except (a) Antitrust Approvals, including any filings required pursuant to the HSR Act , in each case, in connection with the transactions contemplated by this Agreement, and (b) any consent, approval, authorization, order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on such Backstop Party’s performance of its obligations under this Agreement.

40

Section 5.6    No Registration. Such Backstop Party understands that the Unregistered Securities have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Backstop Party’s representations as expressed herein or otherwise made pursuant hereto.

Section 5.7     Purchasing Intent. Such Backstop Party is acquiring the Backstop Securities and Holdback Securities for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Backstop Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.8     Sophistication; Investigation. Such Backstop Party acknowledges that the Backstop Securities and Holdback Securities have not been registered pursuant to the Securities Act. Such Backstop Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Backstop Securities and Holdback Securities being acquired hereunder. Such Backstop Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Backstop Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Backstop Securities and, if applicable, Holdback Securities, for an indefinite period of time). Such Backstop Party has conducted and relied on its own independent investigation of, and judgment with respect to, the Debtors and the advice of its own legal, tax, economic, and other advisors.

Section 5.9     No Broker’s Fees. Such Backstop Party is not a party to any Contract with any Person (other than this Agreement and any engagement letter with Houlihan) that would give rise to a valid claim against the Company, for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Backstop Securities and Holdback Securities.

Section 5.10  Sufficiency of Funds. Such Backstop Party has, and such Backstop Party on the Effective Date will have, sufficient immediately available funds to make and complete the payment of the aggregate Purchase Price for its Backstop Commitment Percentage of the Backstop Securities and Additional Notes and Holdback Commitment Percentage of the Holdback Securities.

41

Section 5.11   Proceedings. As of the date hereof, there are no Proceedings pending or threatened to which such Backstop Party is a party or to which any property of such Backstop Party is the subject that would reasonably be expected to prevent, materially delay or materially impair the ability of such Backstop Party to consummate the transactions contemplated hereby.

Section 5.12   Arm’s Length. Such Backstop Party acknowledges and agrees that the Company is acting solely in the capacity of an arm’s length contractual counterparty to such Backstop Party with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering).

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1     Approval of the Requisite Backstop Parties. Except as otherwise provided for in the Restructuring Support Agreement, each Definitive Document in connection with the Restructuring, including the following, shall be in a form and substance reasonably acceptable to the Company and the Requisite Backstop Parties:

(a)         the Disclosure Statement, the Disclosure Statement Motion and the Disclosure Statement Order;

(b)         the Plan and any exhibits, supplements, appendices, amendments and other attachments thereto, including the Plan Supplement;

(c)         the Financing Order;

(d)         the DIP Facility Documents;

(e)         the Reorganized Valaris Corporate Documents;

(f)          the Rights Offering Procedures and the Registration Rights Agreement;

(g)         the indenture for the New Secured Notes and related documentation (including the security and guaranty documentation), which shall reflect the terms set forth on Exhibit 2 to the Restructuring Term Sheet; and

(h)         the Confirmation Order.

Section 6.2     Orders; Plan and Disclosure Statement. The Debtors shall use their respective commercially reasonable best efforts to obtain entry of the Confirmation Order, the Disclosure Statement Order and the Financing Order, as contemplated by, and otherwise in compliance with, the Restructuring Support Agreement. The Company shall provide to counsel to the Backstop Parties a copy of each of the proposed Confirmation Order, the Disclosure Statement Order and the Financing Order and a reasonable opportunity to review and comment on such documents in advance of any filing, execution, distribution, or use (as applicable) thereof. The company shall provide counsel to the Backstop Parties a copy of any proposed amendment, modification or change to the Plan, the Disclosure Statement, the Confirmation Order, the Disclosure Statement Order and the Financing Order and a reasonable opportunity to review and comment on such documents in advance of any filing, execution, distribution, or use (as applicable) thereof.

42

Section 6.3     Covenants of the Company.

(a)          Affirmative Covenants of the Company. Except (i) as explicitly set forth in this Agreement, the Restructuring Support Agreement or otherwise contemplated by the Disclosure Statement and Plan or (ii) with the express consent of Requisite Backstop Parties (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Debtors shall (x) comply with the provisions of Section 6.01 of the Restructuring Support Agreement as in effect on the date hereof and (y) do the following:

(i)            (A) reasonably consult with the Requisite Backstop Parties in connection with the hiring of any person who will become an insider (as defined in the Bankruptcy Code) of the Debtors, in replacement of other persons having such title or position or otherwise; and (B) cause any employment agreement or other compensation arrangement with any such newly hired person to be consistent in all material respects with the terms of the comparable arrangements described in Exhibit 6 to the Restructuring Term Sheet; and

(ii)           notify Kramer Levin upon becoming aware of either of the following: (A) the occurrence of an event giving rise to a right to terminate this Agreement or the Restructuring Support Agreement or (B) any person has challenged in writing the validity or priority of, or has sought to avoid, any of the Senior Notes.

(b)          Negative Covenants of the Company. Except (i) as explicitly set forth in this Agreement, the Restructuring Support Agreement or otherwise contemplated by the Disclosure Statement and Plan or (ii) with the express consent of the Requisite Backstop Parties (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall cause each of its Subsidiaries not to (x) take any action in violation of Section 6.02 of the Restructuring Support Agreement as in effect on the date hereof, or (y) do any of the following:

(i)            enter into any Contract that would constitute a Material Contract had such Contract been executed as of the date hereof, or terminate, amend or otherwise modify any Material Contract other than in the ordinary course of business; provided, that the ARO Note and ARO JVA may not be terminated, amended, cancelled, settled or otherwise modified (other than in an immaterial respect), in each case without the prior consent of the Requisite Backstop Parties, not to be unreasonably withheld, conditioned or delayed;

43

(ii)           except as permitted under the DIP Facility Documents or the Financing Order, enter into any transaction that is material to the post-Effective Date business of the Reorganized Debtors taken as a whole (including any agreement, or the filing of any motion or application seeking authority, to sell or abandon to sell, lease, abandon, or otherwise dispose of, or file a motion seeking authority to sell, lease, abandon or otherwise dispose of any assets with a fair market value greater than Forty Million Dollars ($40,000,000) or any drilling unit other than (x) in the ordinary course of business to the extent necessary to conduct Company operations in a manner consistent with the financial and business projections provided to the Backstop Parties prior to the date hereof, (y) other transactions after prior notice to the Backstop Parties to implement tax planning which transactions are not reasonably expected to materially adversely affect any Backstop Party and (z) such other transactions disclosed to the Backstop Parties in writing prior to the date hereof that are reasonably satisfactory to the Requisite Backstop Parties;

(iii)          other than in the ordinary course of business, enter into any settlement of any material claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, or matter without the prior written consent of the Requisite Backstop Parties, which consent shall not be unreasonably withheld, conditioned, or delayed (with email from Kramer Levin being sufficient);

(iv)          incur any Liens, other than (a) as expressly contemplated by the Plan or the DIP Facility Documents (including consent by the lenders under the DIP Facility), (b) Permitted Liens or (c) in the ordinary course of business; or

(v)           make or change any material Tax election; settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; or adopt or change any material Tax accounting method, without the prior written consent of the Requisite Backstop Parties, which consent shall not be unreasonably withheld, conditioned or delayed, in each case other than (a) as expressly contemplated by the Plan, or (b) in the ordinary course of business, as required by applicable Law or (in the case of the making of changing of any material Tax election) in a manner consistent in all material respects with past practice.

(c)          Notwithstanding anything to the contrary in this Agreement (including in this Section 6.3), the Company and the other Debtors are not in any event prevented from, and in no event shall need consent from the Requisite Backstop Parties to: (i) take any reasonable action to prevent, address or mitigate the effects of any environmental condition or hazard (including any Release of Materials of Environmental Concern), any occupational health, safety and welfare hazard, or any emergency; (ii) take or refrain from taking any reasonable action on any matter as may be required to give effect to any provision of this Agreement or to comply with applicable Laws; (iii) take any reasonable action to prevent or mitigate injury or damage to any Person or property or otherwise take any commercially reasonable action in response to a business emergency or other unforeseen operational matters; (iv) take or refrain from taking any reasonable action in accordance with prudent practices for an offshore oilfield services business or a company operating under the Bankruptcy Code or (v) to take all reasonable measures to preserve the business as a result of any impact or reasonably anticipated impact arising as a result of COVID-19, in the case of this clause (v) in consultation with the Requisite Backstop Parties.

44

Section 6.4     Antitrust Approval.

(a)          Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the other Transaction Agreements and the Plan, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission, and any other filings, notifications or other forms required or advisable in order to obtain any Antitrust Approvals (other than the HSR Filing), in each case as soon as reasonably practicable following the date hereof and, when practicable, shall use commercially reasonable efforts to request expedited treatment of any such filings (including requesting early termination of any applicable waiting periods under the HSR Act) and (ii) promptly furnishing documents or information reasonably requested by any Antitrust Authority. The Company will be responsible for the payment of any filing fees required to be paid to any Governmental Entity with any filings required to be submitted pursuant to this Section 6.4, as well as any required foreign direct investment filings, in connection with the consummation of the transactions contemplated by this Agreement.

(b)          The Company, and each Backstop Party that is subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements that has notified the Company in writing of such obligation (each such Backstop Party, a “Filing Party”), agree to reasonably cooperate with each other as to the content of any antitrust filings and notifications, and the Company agrees that the Backstop Parties, acting reasonably, shall solely determine whether the making of any antitrust filing or notification, other than an HSR Filing, is necessary. The Company and each Filing Party shall, to the extent permitted by applicable Law, use reasonable endeavors to: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority, subject to confidentiality obligations and the need to protect business secrets; (ii) where reasonably practicable, not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all correspondence, filings and communications between such Filing Party or the Company and the Antitrust Authority, subject to confidentiality obligations, provided that any such documentation may be redacted to remove any non-public business data or similar information of the Filing Party; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of any antitrust filing, notification or submission of information to the Antitrust Authority, subject to applicable Law, confidentiality obligations and the need to protect business secrets; (v) provide to, and afford reasonable opportunity of comment and review by, each other Filing Party and the Company of any material correspondence filings and communications with any Antitrust Authority, no less than two (2) Business Days in advance of any filing, execution, distribution or use (as applicable) thereof and (v) not withdraw its filing, if any, under the HSR Act or any other filing to any Antitrust Authority without the prior written consent of the Requisite Backstop Parties and the Company.

45

(c)            Should a Filing Party be subject to an obligation in connection with any Antitrust Approval to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) a transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority, subject to confidentiality obligations and the need to protect business secrets.

(d)            Subject to the last sentence of this Section 6.4(d) and to Section 6.4(e), the Company and each Filing Party shall use commercially reasonable efforts to cause the review or waiting periods under the applicable Antitrust Laws to terminate or expire, or to obtain approval from the applicable Antitrust Authority, at the earliest possible date after the date of filing. The communications contemplated by this Section 6.4 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.4 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements. The obligations in this Section 6.4 shall not require the Company, the Issuer, any Debtor or any Backstop Party to (1) take any action or share any information which is restricted or prohibited by obligations of confidentiality binding on the Company, the Issuer, any Debtor or any Backstop Party, applicable Law or the rules of any applicable securities exchange (provided that such Party must only withhold the portion of such information or materials that are actually subject to such confidentiality obligations, applicable Law or rules of any applicable securities exchange and, unless otherwise restricted from doing so by any of the aforementioned, use commercially reasonable efforts to provide such withheld information or materials on an outside counsel only basis or subject to other agreed upon confidentiality safeguards), (2) disclose any document or share any information over which the Company, the Issuer, any Debtor or any Backstop Party asserts any legal professional privilege nor waive or forego the benefit of any applicable legal professional privilege or (3) disclose any non-public business data or similar information of a Filing Party, except such data or information as may be necessary to establish jurisdictional filing or notification requirements, which shall be shared on a counsel-only basis.

(e)            Notwithstanding anything in this Agreement to the contrary, nothing shall require any Backstop Party or any of its Affiliates to (i) dispose of, license or hold separate any of its or its Subsidiaries’ or Affiliates’ assets, (ii) limit its freedom of action or the conduct of its or its Subsidiaries’ or Affiliates’ businesses or make any other behavioral commitments with respect to itself or any of its Subsidiaries or Affiliates, (iii) divest any of its Subsidiaries or its Affiliates, or (iv) commit or agree to any of the foregoing. Without the prior written consent of the Requisite Backstop Parties, neither the Company nor any of the other Debtors shall commit or agree to (x) dispose of, license or hold separate any of its assets or (y) limit its freedom of action with respect to any of its businesses or commit or agree to any of the foregoing, in each case, in order to secure any necessary consent or approvals for the transactions contemplated hereby under the Antitrust Laws. Notwithstanding anything to the contrary herein, neither the Backstop Parties, nor any of their Affiliates, nor the Company or any of the other Debtors, shall be required as a result of this Agreement, to initiate any legal action against, or defend any litigation brought by, the United States Department of Justice, the United States Federal Trade Commission, or any other Governmental Entity in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the transactions contemplated hereby, or which may require any undertaking or condition set forth in the preceding sentence.

Section 6.5   Access to Information. During the Pre-Closing Period, the Debtors agree to, upon request keep the Backstop Parties reasonably informed about the operations of the Company and its direct and indirect subsidiaries, and, subject to applicable non-disclosure agreements and the terms thereof, use commercially reasonable efforts to provide the Backstop Parties any information reasonably requested regarding the Company or any of its direct and indirect subsidiaries and provide, and direct the Company’s current employees, officers, advisors and other representatives to provide, to the Consenting Noteholders Advisors: (i) reasonable access to the Company’s books, records, and facilities, and (ii) reasonable access to the senior management and advisors of the Company for the purposes of evaluating the Company’s assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs, provided that the foregoing obligation shall not require the Issuer or any Debtor or any of their employees, officers, advisors or other representatives to (1) take any action or share any information which is restricted or prohibited by obligations of confidentiality binding on the Issuer or any Debtor, applicable Law or the rules of any applicable securities exchange (provided, that such Issuer or Debtor, as applicable, must only withhold the portion of such information or materials that are actually subject to such confidentiality obligations, applicable Law or rules of any applicable securities exchange, and unless otherwise restricted from doing so by any of the aforementioned, use commercially reasonable efforts to provide such withheld information or materials to counsel to the Backstop Parties pursuant to a Confidentiality Agreement) nor (2) disclose any document or share any information over which the Issuer or any Debtor asserts any legal professional privilege nor waive or forego the benefit of any applicable legal professional privilege.

Section 6.6   Financial Information.

(a)            At all times prior to the Closing Date, the Company shall deliver to counsel to each Backstop Party and to each Backstop Party that so requests, subject to appropriate assurance of confidential treatment, all statements and reports (excluding any compliance certificates, but including any reports delivered with any compliance certificates) the Company actually delivers pursuant to any credit agreement, indenture or similar agreement or instrument to which the Company is or any of its Subsidiaries is party (as in effect on the date hereof) (the “Financial Reports”).

(b)            The Financial Reports shall be deemed to have been delivered in accordance with Section 6.6(a) on the date on which the Company posts such information on the Company’s website or is available via the EDGAR system of the SEC on the internet (to the extent such information has been posted or is available).

Section 6.7   Alternative Restructuring Proposals.

(a)            Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Debtor or the board of directors, board of managers, or similar governing body of a Debtor, after consulting with outside counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions, including terminating this Agreement pursuant to Section 9.1(d)(ii), to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 6.7 shall not be deemed to constitute a breach of this Agreement; provided that this Section 6.7 shall not impede any Party’s right to terminate this Agreement pursuant to Article 9, including, for the avoidance of doubt, the Backstop Parties’ right to terminate in accordance with Section 9.1(c); provided, further, that the Company Parties shall provide notice as soon as reasonably practicable (before or after) to the Initial Backstop Parties (with email to Kramer Levin being sufficient) of any such action or inaction in reliance on this Section 6.7.

(b)            Notwithstanding anything to the contrary in this Agreement (but subject to Section 6.7(a)), each Debtor and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or Representatives shall have the rights to: (i) solicit, encourage, consider, respond to, and facilitate Alternative Restructuring Proposals; (ii) provide access to non-public information concerning any Debtor to any Person or enter into Confidentiality Agreements or nondisclosure agreements with any Person; (iii) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (iv) otherwise cooperate with, assist, participate in, facilitate, and respond to any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (v) enter into or continue discussions or negotiations with holders of Claims against or Equity Securities in a Debtor (including any Backstop Party), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Person regarding the Restructuring Transactions or Alternative Restructuring Proposals.

Section 6.8   Commercially Reasonable Efforts.

(a)            Without in any way limiting any other respective obligation of the Debtors or any Backstop Party in this Agreement, the Debtors shall use (and shall cause its Subsidiaries to use), and each Backstop Party shall use, commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements, including using commercially reasonable efforts in:

(i)            timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Party and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii)            in the case of the Debtors, defending any Proceedings challenging this Agreement, the Plan or any other Transaction Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed; and

(iii)            working together in good faith to finalize the Registration Rights Agreement and Reorganized Valaris Corporate Documents for timely inclusion in the Plan Supplement and filing with the Bankruptcy Court.

(b)            Subject to applicable Laws relating to the exchange of information, the Backstop Parties and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the material information relating to Backstop Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Backstop Parties are not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, each of the Company and the Backstop Parties shall act reasonably and as promptly as practicable.

(c)            Nothing contained in this Section 6.8 shall limit the ability of any Backstop Party to (i) consult with the Debtors, any other Backstop Party, or any other party in interest in the Chapter 11 Cases, (ii) to appear and be heard, or (iii) to file objections, concerning any matter arising in the Chapter 11 Cases.

Section 6.9   Issuer Joinder. If the ultimate parent company of the Debtors on the Closing Date is to be a Person other than a Debtor on the date hereof, then reasonably promptly after the creation of such Person, the Company shall cause such Person to join this Agreement pursuant to a joinder agreement in form and substance attached hereto as Exhibit B.

Section 6.10   New Board of Directors. On the Closing Date, the board of directors for the Issuer shall be comprised of seven (7) directors consisting of: (a) the chief executive officer of the Company, (b) four (4) directors designated by the members of the Ad Hoc Group and (c) two (2) directors designated by a majority of the holders of Credit Facility Claims.

Section 6.11   Registration Rights Agreement, Etc. The Plan will provide that from and after the Closing Date the Backstop Parties shall be entitled to certain registration rights with respect to the New Notes and New Shares issued in connection with the Rights Offering, this Agreement and the Plan, in each case that are issued other than pursuant to the Section 1145 of the Bankruptcy Code, or which are deemed to be securities held by affiliates under applicable securities Laws (the “Registrable Securities”), pursuant to a customary registration rights agreement in form and substance consistent with the terms set forth in this Agreement and the Restructuring Support Agreement and otherwise on terms and conditions reasonably satisfactory to the Company and the Requisite Backstop Parties (the “Registration Rights Agreement”). A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement. The Registration Rights Agreement shall provide for, among other things, the filing of a resale registration statement covering all Registrable Securities and, in the case of New Shares, customary demand and piggyback registration rights. The Company or the Issuer (as relevant) shall cause such registration statement to be filed as promptly as practicable but in no event later than thirty (30)1 days after the Effective Date, and to use its commercially reasonable best efforts to cause the registration statement to be declared effective by the staff of the SEC as promptly as practicable thereafter. Backstop Parties that would otherwise receive New Shares representing beneficial ownership of 10% or more of the aggregate issued and outstanding New Shares may elect to receive penny warrants in respect of such number of New Shares that result in such Backstop Party having beneficial ownership of fewer than 10% of the New Shares, which such warrants shall be in form and substance reasonably satisfactory to such Backstop Parties and the Company or the Issuer (as relevant), in which case the New Shares issuable upon exercise of such warrants shall be included in the resale shelf registration statement.

1 Subject to extension if S-3 not available and/or fresh start pro forma financial statements required.

Section 6.12   Form D and Blue Sky. The Issuer shall timely file a Form D with the SEC with respect to the Unregistered Securities issued hereunder to the extent required under Regulation D of the Securities Act and shall provide, upon request, a copy thereof to each Backstop Party. The Issuer shall, on or before the Closing Date, take such action as the Issuer shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Unregistered Securities issued hereunder for, sale to the Backstop Parties at the Closing Date pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Backstop Parties on or prior to the Closing Date. The Issuer shall timely make all filings and reports relating to the offer and sale of the Unregistered Securities issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. The Issuer shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.12.

Section 6.13   No Integration; No General Solicitation. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Unregistered Securities, the Rights Offering and this Agreement in a manner that would require registration under the Securities Act of the Unregistered Securities to be issued by the Company on the Effective Date. None of the Company or any of its affiliates or any other Person acting on its or their behalf will solicit offers for, or offer or sell, any Unregistered Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 6.14   Fungibility and Liquidity. The New Secured Notes and New Shares issued in connection with the Rights Offering and this Agreement (including the Holdback Securities and the Backstop Premium) are to be DTC-eligible, other than any New Secured Notes or New Shares required to bear a “restricted” legend under applicable securities laws (which shall be in DTC under a restricted CUSIP if feasible, otherwise in book entry form). The Issuer shall use commercially reasonable efforts to promptly make, when applicable from time to time after the Closing, all Unlegended Securities eligible for deposit with DTC. Notwithstanding anything herein to the contrary, the Parties will continue to evaluate potential alternative securities law and transfer restriction treatment for the New Secured Notes and the New Shares issued pursuant to this Agreement, with a view toward maximizing the liquidity and fungibility of the issuances of the New Secured Notes and the issuances of the New Shares. In all events, the New Secured Notes and the New Shares shall be made fungible as promptly as possible (including the same CUSIP), including as contemplated by the Registration Rights Agreement. Such alternative treatment shall be reasonably satisfactory to the Issuer and the Requisite Backstop Parties.

Section 6.15   Use of Proceeds. The Debtors will apply the proceeds from the exercise of the Rights and the sale of the Holdback Securities and Backstop Securities, in each case, pursuant to the Plan.

Section 6.16   Legends.

(a)            Each certificate evidencing Unregistered Shares, and each certificate issued in exchange for or upon the transfer, sale or assignment of any such securities, shall be stamped or otherwise imprinted with a legend (the “Share Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER OR UNLESS THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION OR QUALIFICATION UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS.”

In the event of any uncertificated shares, such shares shall be subject to a restrictive notation substantially similar to the Share Legend in the stock ledger or other appropriate records maintained by the Issuer or agent and the term “Share Legend” shall include such restrictive notation. The Issuer shall remove the Share Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such securities (or the records, in the case of uncertified shares), upon request at any time after the restrictions described in such legend cease to be applicable. The Issuer may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition of removing the Share Legend.

(b)            Each certificate evidencing Unregistered Notes, and each certificate issued in exchange for or upon the transfer, sale or assignment of any such securities, shall be stamped or otherwise imprinted with a legend (the “Note Legend”) in substantially the following form:

“THIS SENIOR SECURED FIRST LIEN NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER OR UNLESS THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION OR QUALIFICATION UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS.”

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1   Conditions to the Obligation of the Backstop Parties. The obligations of each Backstop Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions:

(a)            Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order in form and substance reasonably satisfactory to the Requisite Backstop Parties, and such Order shall be a Final Order; such order shall be in full force and effect, and not subject to a stay.

(b)            Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Requisite Backstop Parties, and such Order shall be a Final Order; such order shall be in full force and effect, and not subject to a stay.

(c)            Financing Order. The Bankruptcy Court shall have entered the Financing Order and such Order shall be a Final Order; such order shall be in full force and effect, and not subject to a stay.

(d)            Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(e)            DIP Obligations. All obligations of the Debtors under the DIP Facility Documents shall have been paid in full in accordance with the terms of the DIP Facility Documents.

(f)            Effectiveness of Restructuring Support Agreement. The Restructuring Support Agreement shall have remained in effect through the Effective Date.

(g)            Rights Offering. The Rights Offering shall have been conducted in accordance with the Plan, the Disclosure Statement Order and this Agreement in all material respects, and the Offering Period (as defined in the Rights Offering Procedures) shall have concluded.

(h)            Registration Rights Agreement. The Registration Rights Agreement, in form and substance reasonable satisfactory to the Issuer and the Requisite Backstop Parties shall have been executed and delivered by the Issuer, shall otherwise have become effective with respect to the Backstop Parties and the other parties thereto and shall be in full force and effect.

(i)            Government Approvals. All terminations or expirations of reviews, investigations or waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and in connection with any other Antitrust Approvals, shall have occurred, and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity shall have been made or obtained for the transactions contemplated by this Agreement.

(j)            Expense Reimbursement. The Debtors shall have paid all Expense Reimbursement accrued through the Closing Date pursuant to Section 3.3.

(k)            No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(l)            Material Adverse Effect. (i) From the date hereof to the Closing Date, there shall not have occurred, and there shall not exist, any event, change, effect, occurrence, development, circumstance or change of fact occurring or existing that constitutes a Material Adverse Effect and (ii) the Backstop Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming the same.

(m)            Minimum Liquidity and Minimum Cash of the Reorganized Debtors. After giving pro forma effect to the occurrence of the Effective Date, the Reorganized Debtors shall have minimum liquidity (consisting of unrestricted cash and cash equivalents, plus proceeds from the Rights Offering net of repayment of all DIP Claims and other uses of proceeds) on the Effective Date of no less than Three Hundred Million Dollars ($300,000,000);

(n)            Plan. The Company and all of the other Debtors shall have complied in all material respects with the terms of the Plan (as amended or supplemented from time to time) that are to be performed by the Company, the other Debtors or the Issuer on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or waived in accordance with the terms of the Plan.

(o)            Reorganized Valaris Corporate Documents. The Reorganized Valaris Corporate Documents, in form and substance reasonably satisfactory to the Company and the Requisite Backstop Parties, shall have been duly approved and adopted and shall be in full force and effect.

(p)            Consents. All governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.

(q)            Representations and Warranties.

(i)            The representations and warranties of the Debtors contained in Section 4.11 shall be true and correct in all respects at and as of the date hereof and the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan.

(ii)            The representations and warranties of the Debtors contained in Sections 4.2, 4.3, 4.4, and 4.5 shall be true and correct in all material respects at and as of the date hereof and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(iii)            The other representations and warranties of the Debtors contained in this Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) at and as of the date hereof and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not, and would not reasonably be expected to, constitute, individually or in the aggregate, a Material Adverse Effect.

(r)            Covenants. The Debtors shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to or at the Closing Date.

(s)            Officer’s Certificate. The Backstop Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 7.1(l), (q) and (r) have been satisfied.

(t)            Funding Notice. The Backstop Parties shall have received the Funding Notice.

Section 7.2   Waiver of Conditions to Obligation of Backstop Parties. All or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Backstop Parties by a written instrument executed by the Requisite Backstop Parties in their sole discretion and if so waived, all Backstop Parties shall be bound by such waiver.

Section 7.3   Conditions to the Obligation of the Company. The obligation of the Company and the other Debtors to consummate the transactions contemplated hereby with any Backstop Party is subject to (unless waived by the Company) the satisfaction of each of the following conditions:

(a)            Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(b)            Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, and such order shall be a Final Order and not subject to a stay.

(c)            Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such order shall be a Final Order and not subject to a stay.

(d)            Conditions to the Plan. The conditions to the occurrence of the Effective Date as set forth in the Plan and in the Confirmation Order shall have been satisfied or waived in accordance with the terms thereof and the Plan.

(e)            Government Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and under other Antitrust Laws, shall have occurred, and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any other Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

(f)            No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(g)            Representations and Warranties. The representations and warranties of each Backstop Party contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(h)            Covenants. The Backstop Parties shall have performed and complied, in all material respects, with all of their covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1   Indemnification Obligations. The Company and the other Debtors (the “Indemnifying Parties” and each an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Backstop Party that is not a Defaulting Backstop Party, its Affiliates, shareholders, members, partners and other equity holders, general partners, managers and its and their respective Representatives, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, including the Backstop Commitment, the Rights Offering, the payment of the Backstop Premium or the use of the proceeds of the Rights Offering, or any breach by the Debtors of this Agreement, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and reimburse each Indemnified Person upon demand for reasonable and documented (subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Backstop Party and its Related Parties, caused by a Backstop Party Default by such Backstop Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 8.2   Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required) and that all such expenses shall be reimbursed as they occur), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Indemnified Claims, (iii) after the Indemnifying Party assumes the defence of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Company and its Subsidiaries.

Section 8.3   Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, the provisions of this Article VIII. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (b) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4   Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Backstop Securities, the Rights Offering Securities in the Rights Offering contemplated by this Agreement and the Plan bears to (b) the Backstop Premium paid or proposed to be paid to the Backstop Parties.

Section 8.5   Treatment of Indemnification Payments. All amounts paid by the Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes. The obligations of the Debtors under this Article VIII shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and the Debtors may comply with the requirements of this Article VIII without further Order of the Bankruptcy Court.

Section 8.6   Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE IX

TERMINATION

Section 9.1   Termination Rights. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)            by mutual written consent of the Company and the Requisite Backstop Parties.

(b)            by the Company or the Requisite Backstop Parties if:

(i)            the Closing Date has not occurred by the Outside Date; provided, however, that upon the occurrence of a Backstop Party Default, the Outside Date shall be extended in accordance with Section 2.3(a); provided, further that no party hereto shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if the failure of the Closing to occur on or before the Outside Date was primarily caused by such party then being in willful or intentional material breach of this Agreement;

(ii)           (A) the Bankruptcy Court enters an Order denying confirmation of the Plan, or the Confirmation Order or the Financing Order is (x) reversed, stayed, dismissed, vacated or reconsidered, (y) modified, or amended without the consent of the Requisite Backstop Parties, not to be unreasonably withheld, conditioned or delayed, or (B) a motion for reconsideration, reargument, or rehearing with respect to any such Order has been filed and the Debtors have failed to timely object to such motion; or

(iii)          the Restructuring Support Agreement has been terminated; provided that if the Restructuring Support Agreement has been terminated pursuant to Section 12.01(o) or 12.01(p) thereof with respect to any Consenting Noteholder (as defined therein) that is also a Backstop Party, such Backstop Party shall have the right to terminate its Backstop Commitment and/or Holdback Commitment, as applicable, as to itself only.

(c)            by the Requisite Backstop Parties if:

(i)            the failure to comply with a Milestone set forth in the Restructuring Support Agreement (as they may be extended or modified according to the terms of the Restructuring Support Agreement);

(ii)           the Debtors enter into or publicly announce or state in writing their intent to enter into an Alternative Restructuring Proposal;

(iii)          the Company or the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement or any such representation and warranty shall have become inaccurate after the date of this Agreement and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.1(l), (q) or (r) not to be satisfied, (x) the Requisite Backstop Parties shall have delivered written notice of such breach or inaccuracy to the Company, (y) such breach or inaccuracy is not cured by the Company or the other Debtors by the tenth (10th) Business Day after the Requisite Backstop Parties transmit a written notice in accordance with Section 10.1 detailing any such breach and (z) as a result of such failure to cure, any condition set forth in Section 7.1(l), (q) or (r) is not capable of being satisfied; provided that the Requisite Backstop Parties shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(iii) if one or more Backstop Parties making up the Requisite Backstop Parties is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.3(g) or (h) being satisfied;

(iv)         the entry by the Bankruptcy Court of an order terminating the Debtors’ exclusive right to file a plan of reorganization pursuant to Section 1121 of the Bankruptcy Code without the approval of the Requisite Backstop Parties;

(v)          the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or Order that enjoins, makes illegal or otherwise restricts or prohibits the consummation of a material portion of the Restructuring Transactions;

(vi)         the occurrence of the events set forth in Section 12.01(m) of the Restructuring Support Agreement;

(vii)        the appointment in the Chapter 11 Cases of a trustee or receiver, the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or the dismissal of the Chapter 11 Cases by order of the Bankruptcy Court;

(viii)       (x) the acceleration of amounts outstanding under the DIP Facility pursuant to a DIP Termination Event (as defined in the Financing Order) and expiration of the applicable Remedies Notice Period (as defined in the Financing Order) without reversal by the Bankruptcy Court or (y) the termination of the DIP Commitment Letter prior to the DIP Facility being funded, or the termination of the DIP Facility;

(ix)          the Bankruptcy Court enters an Order to require the Backstop Parties to return the Commitment Fee or the Extension Fee; or

(x)           the Commitment Fee has not been funded into escrow pursuant to Section 3.1(b) prior to the execution of this Agreement.

(d)            by the Company upon written notice to each Backstop Party if:

(i)            one or more Backstop Parties have breached any representation, warranty, covenant or other agreement made by the Backstop Parties in this Agreement or any such representation and warranty shall have become inaccurate after the date of this Agreement and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.3(g) or (h) not to be satisfied, (x) the Company shall have delivered written notice of such breach or inaccuracy to the Backstop Parties, (y) such breach or inaccuracy is not cured by the Backstop Parties by the tenth (10th) Business Day after the Company transmits a written notice in accordance with Section 10.1 detailing any such breach and (z) as a result of such failure to cure, any conditions set forth in Section 7.3(g) or (h) is not capable of being satisfied; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if it is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.1(l), (q) or (r) being satisfied;

(ii)           the board of directors, board of managers, or such similar governing body of any Debtor determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties under applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(iii)          the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or Order that enjoins, makes illegal or otherwise restricts or prohibits the consummation of a material portion of the Restructuring Transactions; or

(iv)          the Bankruptcy Court enters an Order denying confirmation of the Plan.

Section 9.2   Effect of Termination. Within three (3) days following the delivery of a termination notice pursuant to Article IX, the Debtors and/or the Requisite Backstop Parties, as applicable, delivering such termination notice may waive, in writing, the occurrence of the termination event identified in the termination notice; provided, however, that the termination event provided for in Section 9.1(b)(i) may not be waived beyond the End Date with respect to a Backstop Party that does not provide such waiver. Absent such waiver, this Agreement shall be terminated on the fourth (4th) day following delivery of the termination notice pursuant to Section 9.1. Upon termination pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Debtors or the Backstop Parties; provided that (i) the obligations of the Debtors to pay the Expense Reimbursement pursuant to Article III for fees and expenses through the date of such termination and to satisfy their indemnification obligations pursuant to Article VIII shall survive the termination of this Agreement, in each case, until fully performed, (ii) the provisions set forth in Article X shall survive the termination of this Agreement in accordance with their terms and (iii) subject to Section 10.10, nothing in this Section 9.2 shall relieve any Party from liability arising from any willful or intentional breach of this Agreement prior to the termination thereof. For purposes of this Agreement, “willful or intentional breach” shall mean a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Restructuring Transactions and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement after the applicable conditions thereto have been satisfied or waived shall constitute a willful or intentional breach.

ARTICLE X

GENERAL PROVISIONS

Section 10.1   Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(a)	If to the Company or any other Debtor:

Valaris plc
110 Cannon Street
London EC4N 6EU
Attention: Michael McGuinty, General Counsel
E-mail address: Michael.McGuinty@valaris.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
	Attention:	Anup Sathy, P.C.
Ross M. Kwasteniet, P.C.
Spencer Winters
	E-mail:	anup.sathy@kirkland.com
ross.kwasteniet@kirkland.com
spencer.winters@kirkland.com
and
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
	Attention:	Sean T. Wheeler, P.C.
Douglas E. Bacon, P.C.
Allan Kirk
	E-mail:	sean.wheeler@kirkland.com
doug.bacon@kirkland.com
allan.kirk@kirkland.com
and
Slaughter and May
One Bunhill Row
London EC1Y 8YY
	Attention:	Hywel Davies and Ian Johnson
	E-mail:	hywel.davies@slaughterandmay.com;
ian.johnson@slaughterandmay.com;
ProjectPhoenixSM@slaughterandmay.com

(b)            if to an Initial Backstop Party or transferee thereof, to the address set forth such Initial Backstop Party’s signature page or such transferee’s joinder signature page, with, in the case of an Initial Backstop Party, a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention:	Thomas Mayer, Stephen Zide and Nathaniel Allard
Facsimile:	(212) 715-8000
E-mail:	tmayer@kramerlevin.com, szide@kramerlevin.com, nallard@kramerlevin.com

Akin Gump LLP
Level 8, 10 Bishops Square
London, E1 6EG
United Kingdom
Attention:	James Terry and Jakeob Brown
Facsimile:	+44 20 7012 9600
E-mail:	james.terry@akingump.com, jakeob.brown@akingump.com

(c)            if to an Additional Backstop Party or transferee thereof, to the address set forth on such Additional Backstop Party’s joinder signature page or such transferee’s joinder signature page.

Section 10.2   Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Backstop Parties, other than an assignment by a Backstop Party expressly permitted by Section 2.6 or Section 10.7, and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement.

Section 10.3   Prior Negotiations; Entire Agreement.

(a)            This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties and the Restructuring Support Agreement will continue in full force and effect in accordance with their terms.

(b)            Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Backstop Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Backstop Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4   Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE. THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5   Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6   Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.7   Waivers and Amendments; Rights Cumulative. This Agreement may be amended, restated, modified, or changed only by a written instrument signed by the Debtors and the Requisite Backstop Parties; provided that each Backstop Party’s prior written consent shall be required for any amendment that would have the effect of: (a) modifying such Backstop Party’s Backstop Commitment Percentage or Holdback Commitment Percentage (other than a pro rata reduction to reflect the inclusion of Additional Backstop Parties), (b) increasing the Purchase Price to be paid in respect of the Backstop Securities, (c) changing the terms of or conditions to the payment of the Backstop Premium; (d) extending the End Date (except as contemplated by Section 2.3(a)); or (e) otherwise disproportionately and materially adversely affecting such Backstop Party; provided that the sole remedy for any Backstop Party that does not consent to any of the matters referred to in clauses (b), (c) or (d) above shall be that such Backstop Party shall have the right to terminate its Backstop Commitment and/or Holdback Commitment, as applicable, as to itself only. The terms and conditions of this Agreement (other than the conditions set forth in Sections 7.1 and 7.3, the waiver of which shall be governed solely by Article VII) may be waived (x) by the Debtors only by a written instrument executed by the Company and (y) by the Requisite Backstop Parties only by a written instrument executed by all of the Requisite Backstop Parties. Notwithstanding anything to the contrary contained in this Agreement, prior to the third (3rd) Business Day following the Rights Offering Expiration Time, the Initial Backstop Parties may agree, among themselves, to reallocate their Backstop Commitment Percentages or Holdback Commitment Percentages, without any consent or approval of any other Party; provided, however, (i) for the avoidance of doubt, any such agreement among the Initial Backstop Parties shall require the consent or approval of all Initial Backstop Parties affected by such reallocation, (ii) no Initial Backstop Party will be relieved of its obligations hereunder immediately prior to such reallocation (including with respect to its Backstop Commitment and Holdback Commitment) in connection with any such reallocation and (iii) (A) the Initial Backstop Parties shall provide written notice to the Company of any such adjustment reasonably promptly after any such agreement is reached and in any event, within two (2) Business Days of any such agreement, (B) the Company shall reasonably promptly, and in any event, within five (5) Business Days, amend without further consent from any Party, Schedule 1 attached hereto to reflect the reallocated Backstop Commitment Percentages or Holdback Commitment Percentages, as applicable, (C) the Company shall be able to rely on any such written notice and shall not be held liable or deemed in breach of this Agreement in any way for amending Schedule 1 in accordance with such written notice and (D) such amended Schedule 1 shall be valid and binding on all Parties, notwithstanding any error or omissions that may have been in the written notice provided to the Company. The Company shall provide written notice (which may be in the form of email) of any amendment to Schedule 1 reasonably promptly after any such amendment, which in no event shall be more than seven (7) days after such amendment; provided that if the Company further amends Schedule 1 prior to providing such written notice, the Company may provide written notice of the fully amended Schedule 1 instead of individual notices of each separate amendment. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. Except as otherwise provided in this Agreement, the rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

Section 10.8   Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9   Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.10   Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits; provided, that in all events, a Party will be liable for direct damages and any other reasonably foreseeable damage that is recoverable under applicable contract law.

Section 10.11   No Reliance. No Backstop Party or any of its Related Parties shall have any duties or obligations to the other Backstop Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Backstop Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Backstop Parties, (b) no Backstop Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Backstop Party, (c) (i) no Backstop Party or any of its Related Parties shall have any duty to the other Backstop Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Backstop Parties any information relating to the Company or any of the other Debtors that may have been communicated to or obtained by such Backstop Party or any of its Affiliates in any capacity and (ii) no Backstop Party may rely, and confirms that it has not relied, on any due diligence investigation that any other Backstop Party or any Person acting on behalf of such other Backstop Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities and (d) each Backstop Party acknowledges that no other Backstop Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Backstop Securities.

Section 10.12   Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and the Backstop Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement.

Section 10.13   Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a proceeding to approve or enforce the terms of this Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

VALARIS PLC

By:	/s/ Jonathan H. Baksht
Name:	Jonathan H. Baksht
Title:	Authorized Signatory

Alpha Achiever Company
Alpha Admiral Company
Alpha Archer Company
Alpha Offshore Drilling Services Company
Alpha Orca Company
Atlantic Maritime Services LLC
Atwood Australian Waters Drilling Pty Ltd
Atwood Deep Seas, Ltd.
Atwood Oceanics Australia Pty. Limited
Atwood Oceanics LLC
Atwood Oceanics Pacific Limited
Atwood Offshore Drilling Limited
Atwood Offshore Worldwide Limited
Ensco (Thailand) Limited
ENSCO Asia Pacific Pte. Limited
Ensco Associates Company
Ensco Australia Pty Limited
ENSCO Capital Limited
ENSCO Corporate Resources LLC
ENSCO Development Limited
Ensco do Brasil Petroleo E Gas Ltda.
Ensco Drilling I Ltd.
ENSCO Drilling Mexico LLC
Ensco Endeavors Limited
ENSCO Global GmbH
ENSCO Global Investments LP
Ensco Global IV Ltd
ENSCO Global Resources Limited
ENSCO Holding Company
Ensco Holdings I Ltd.
Ensco Holland B.V.
ENSCO Incorporated
ENSCO Intercontinental GmbH
ENSCO International Inc.

 [Debtors Signature Page to Backstop Commitment Agreement]

Ensco International Ltd.
ENSCO Investments LLC
ENSCO Jersey Finance Limited
ENSCO Limited
Ensco Management Corp.
ENSCO Maritime Limited
Ensco Mexico Services, S. de R.L. de C.V.
Ensco Ocean 2 Company
ENSCO Oceanics Company LLC
Ensco Oceanics International Company
Ensco Offshore Company
ENSCO Offshore International Company
ENSCO Offshore International Holdings Limited
Ensco Offshore International Inc.
ENSCO Offshore U.K. Limited
ENSCO Overseas Limited
ENSCO Transcontinental II LP
Ensco Transnational I Limited
Ensco UK Drilling Limited
ENSCO United Incorporated
ENSCO Universal Limited
Ensco Vistas Limited
ENSCO Worldwide GmbH
Great White Shark Limited
Green Turtle Limited
Offshore Drilling Services LLC
Pride Foramer S.A.S.
Pride Forasol S.A.S.
Pride Global II Ltd.
Pride International LLC
Pride International Management Company LP
Ralph Coffman Limited
Ralph Coffman Luxembourg S.a r.l.
RCI International, Inc.
RD International Services Pte. Ltd.
RDC Arabia Drilling, Inc.
RDC Holdings Luxembourg S.a r.l.
RoCal Cayman Limited
Rowan Companies Limited
Rowan Companies LLC
Rowan Drilling (Trinidad) Limited
Rowan Drilling (U.K.) Limited

[Debtors Signature Page to Backstop Commitment Agreement]

Rowan Drilling, S. de R.L. de C.V.
Rowan International Rig Holdings S.a r.l.
Rowan Marine Services, LLC
Rowan N-Class (Gibraltar) Limited
Rowan No. 1 Limited
Rowan Norway Limited
Rowan Offshore (Gibraltar) Limited
Rowan Offshore Luxembourg S.a r.l.
Rowan Rex Limited
Rowan Rigs S.a r.l.
Rowan Services LLC
Rowan, S. de R.L. de C.V.
Rowandrill, LLC

By:	/s/ Jonathan H. Baksht
	Name:	Jonathan H. Baksht
	Title:	Authorized Signatory

[Debtors Signature Page to Backstop Commitment Agreement]

[Consenting Backstop Party SIGNATURE PAGEs OMITTED]

By:
Name:
Title:

Notice Information [Address]

[Email address]

[Attention to:]

[Backstop Party Signature Page to Backstop Commitment Agreement]

Exhibit A

Form of Joinder Agreement - Backstop Parties

JOINDER AGREEMENT

This joinder agreement (this “Joinder Agreement”) to the Backstop Commitment Agreement, dated August 18, 2020 (as amended, supplemented or otherwise modified from time to time, the “Backstop Agreement”), between the Valaris plc, the other Debtors (as defined in the Backstop Agreement) and the Backstop Parties (as defined in the Backstop Agreement) is executed and delivered by [●] (the “Joining Party”) as of [●]. Each capitalized term used but not defined herein shall have the meaning set forth in the Backstop Agreement.

Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Backstop Agreement, a copy of which is attached to this Joinder Agreement as Exhibit A (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof), as a Backstop Party for all purposes under the Backstop Agreement.

Representations and Warranties. The Joining Party hereby severally and jointly makes the representations and warranties given by the Backstop Parties set forth in Article V of the Backstop Agreement to the Debtors as of the date of this Joinder Agreement and as of the Closing Date.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

Exhibit B

Form of Joinder Agreement - Issuer

JOINDER AGREEMENT

This joinder agreement (this “Joinder Agreement”) to the Backstop Commitment Agreement, dated August 18, 2020 (as amended, supplemented or otherwise modified from time to time, the “Backstop Agreement”), between the Valaris plc, the other Debtors (as defined in the Backstop Agreement) and the Backstop Parties (as defined in the Backstop Agreement) is executed and delivered by [●] (the “Joining Party”) as of [●]. Each capitalized term used but not defined herein shall have the meaning set forth in the Backstop Agreement.

Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Backstop Agreement, a copy of which is attached to this Joinder Agreement as Exhibit A (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof), as Issuer for all purposes under the Backstop Agreement.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

Exhibit 4

Release and Exculpation Provisions1

Definitions
Released Party	Collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor (including Newco Valaris); (c) each Agent/Trustee; (d) the DIP Agent; (e) each DIP Lender; (f) each Consenting Noteholder; (g) each Backstop Party; (h) the Administrator; (i) all holders of Claims and/or Interests; (j) each current and former Affiliate of each Entity in the foregoing clause (a) through the following clause (k); and (k) each Related Party of each Entity in the foregoing clause (a) through this clause (k); provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”
Releasing Parties	Collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor (including Newco Valaris); (c) each Agent/Trustee; (d) the DIP Agent; (e) each DIP Lender; (f) each Consenting Noteholder; (g) each Backstop Party; (h) the Administrator; (i) all holders of Claims; (j) all holders of Interests; (k) each current and former Affiliate of each Entity in foregoing clause (a) through the following clause (l); and (l) each Related Party of each Entity in the foregoing clause (a) through this clause (l); provided that, in each case, an Entity shall not be a Releasing Party if it: (x) elects to opt out of the releases contained in the Plan; or (y) timely objects to the releases contained in the Plan and such objection is not resolved before Confirmation; provided further that any such Entity shall be identified by name as a non-Releasing Party in the Confirmation Order.
Exculpated Party	Collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) any statutory committees appointed in the Chapter 11 Cases and each of their respective members; (d) each current and former Affiliate of each Entity in the foregoing clause (a) through the following clause (e); and (e) each Related Party of each Entity in the foregoing clause (a) through this clause (e).
Related Party	Each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.
Releases and Exculpation
Debtor Release	Effective as of the Plan Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the Financing Order, the Rights Offering, the Credit Facility, the Senior Notes, the Intercompany Funding, the RCF Guarantee, the Merger Transactions, the Pari Passu Transaction, the Harris County Litigation, the Pride Allegations, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the DIP Documents, the New Corporate Governance Documents, the Plan, the Backstop Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, Disclosure Statement, DIP Credit Agreement, the New Organizational Documents, the Backstop Agreement, the Intercompany Funding, the RCF Guarantee, the Merger Transactions, the Pari Passu Transaction, the Harris County Litigation, the Pride Allegations, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan or (2) any retained Causes of Action.

1        Capitalized terms used in this Exhibit 4 not otherwise defined in this Restructuring Term Sheet shall have the meanings given to them in the Plan.

1

Third-Party Release	Effective as of the Plan Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Financing Orders, the Rights Offering, the Credit Facility, the Senior Notes, the Intercompany Funding, the RCF Guarantee, the Merger Transactions, the Pari Passu Transaction, the Harris County Litigation, the Pride Allegations, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the DIP Documents, the New Corporate Governance Documents, the Plan, the Backstop Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, Disclosure Statement, DIP Credit Agreement, the New Corporate Governance Documents, the Backstop Agreement, the Intercompany Funding, the RCF Guarantee, the Merger Transactions, the Pari Passu Transaction, the Harris County Litigation, the Pride Allegations, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.
Exculpation	Effective as of the Plan Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the Disclosure Statement, the Plan, the DIP Facility, the DIP Financing Orders, the Rights Offering, the Credit Facility, the Senior Notes, the Intercompany Funding, the Merger Transactions, the Pari Passu Transaction, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the DIP Facility, the DIP Financing Orders, the Rights Offering, the Credit Facility, the Senior Notes, the Disclosure Statement, the Intercompany Funding, the Merger Transactions, the Pari Passu Transaction, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

2

Exhibit 5

Bondholder Recovery Split

Exhibit 6

Management Incentive Plan Term Sheet

VALARIS PLC

MANAGEMENT INCENTIVE PLAN

The following summarizes the principal emergence related arrangements for Valaris (the “Company”).

Management Arrangements

Management Incentive Plan	The post-emergence board of directors of the Company or the Company’s ultimate parent company (such entity is referred to as “Holdco”) will adopt a Management Incentive Plan (the “MIP”) post-emergence for awards made to directors and employees of Holdco and its subsidiaries. Holdco will reserve a pool of shares of Common Stock of Holdco (“Common Stock”) representing between 5% and 10% of Holdco’s Common Stock, determined on a fully diluted and fully distributed basis (i.e., assuming conversion of all outstanding convertible securities and full distribution of the MIP Pool). The Ad Hoc Group of Noteholders will engage a compensation consultant before Emergence to advise on the form, amount, and terms and conditions of awards made from the MIP.

Executive Employment Agreements

The Company will assume as applicable (i) all existing employment and change in control agreements, (ii) all existing severance arrangements, including the Executive Severance Plan and (iii) all existing incentive awards denominated in cash, with the following modifications:

•            The Employment Agreement for T. Burke will be amended to replace Section 2(d)(i)  with the agreed upon terms under the MIP and to amend the definition of “Good Reason” to eliminate a material reduction in his annual equity award as in effect as of the Effective Time. Good Reason also will be amended to include his dissatisfaction with his MIP award, as described below.

•            Upon a severance-eligible termination under the Company’s Executive Severance Plans, the cash severance entitlement of each executive set forth on Exhibit A (an “Executive”) will be based on the sum of the Executive’s base salary and target annual bonus (determined in each case without regard to any reductions implemented without the Executive’s consent), with the appropriate multiple provided under the plan to be applied.

•            A severance-eligible termination under the Company’s Executive Severance Plans for each Executive will include a termination by the Executive for Good Reason as defined in such Executive’s existing Change in Control Severance Agreement (but disregarding any reference to a Change in Control therein), with Good Reason including (i) a relocation of the Executive’s primary place of employment to a location that increases the Executive’s normal commute by more than thirty-five (35) miles (but excluding a relocation from or to the Houston metropolitan area to or from the London Metropolitan area); and (ii) in the event that (A) an Executive resigns following a failure by the Company to make an award satisfactory to the Executive under the MIP within one hundred and twenty (120) days after Emergence, (B) such Executive provides written notice within thirty (30) days after such event, (C) the Company fails to cure such event within thirty (30) days of giving of such notice and (D) the Executive terminates employment within thirty (30) days following the expiration of the Company’s cure period, then such Executive shall be entitled to the severance pay and benefits payable in the event of a termination by the Company without Cause (subject to the conditions thereto); provided, in the event of any termination for Good Reason pursuant to clause (ii), that (A) any awards to such Executive under the MIP shall not accelerate and shall instead be cancelled and forfeited without consideration and (B) the severance payable to the Executive will be determined in the manner described above.

•            The severance arrangements applicable to any Executive may not be amended without the written consent of such Executive.

•            The effective date of a Plan of Reorganization will not constitute a “change in control” (or similar term) for purposes of any compensation arrangement.

•            The Company will reimburse an Executive for reasonable legal expenses incurred in negotiating contractual arrangements to reflect the terms set forth herein.

•            In the event of any dispute between the Company and an Executive, the Company will reimburse each Executive for related costs and expenses (including reasonable attorney fees) if the executive prevails on any material issue.

Exhibit A

Name (Title & Position)
Jonathan Baksht (EVP & CFO)
Gilles Lucca (SVP & COO)
Alan Quintero (SVP, Business Development)
Michael T. McGuinty (SVP, General Counsel and Secretary)

Exhibit B

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________, 2020 (the “Agreement”),1 by and among Valaris plc and its affiliates and subsidiaries bound thereto and the Consenting Noteholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

______________________________________

Name:

Title:

Address:

E-mail address(es):

principal amount of beneficially owned Valaris Bonds: $_____________

principal amount of beneficially owned Legacy Rowan Bonds: $_____________

principal amount of beneficially owned Jersey Bonds: $_____________

principal amount of beneficially owned Pride Bonds: $_____________

principal amount of beneficially owned Ensco International Bonds: $_____________

Credit Facility Claims: $_____________

Equity Interests in VAL: $_____________

1        Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit C

Provision for Joinder Agreement

The undersigned (“Joinder Agreement”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________, 2020 (the “Agreement”),1 by and among Valaris plc and its affiliates and subsidiaries bound thereto and the Consenting Noteholders, and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof.

Date Executed:

______________________________________

Name:

Title:

Address:

E-mail address(es):

principal amount of beneficially owned Valaris Bonds: $_____________

principal amount of beneficially owned Legacy Rowan Bonds: $_____________

principal amount of beneficially owned Jersey Bonds: $_____________

principal amount of beneficially owned Pride Bonds: $_____________

principal amount of beneficially owned Ensco International Bonds: $_____________

Credit Facility Claims: $_____________

Equity Interests in VAL: $_____________

1        Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit D

Company Parties

Valaris plc

Alpha Achiever Company

Alpha Admiral Company

Alpha Archer Company

Alpha Offshore Drilling Services Company

Alpha Orca Company

Atlantic Maritime Services LLC

Atwood Australian Waters Drilling Pty Ltd

Atwood Deep Seas, Ltd.

Atwood Oceanics Australia Pty. Limited

Atwood Oceanics LLC

Atwood Oceanics Pacific Limited

Atwood Offshore Drilling Limited

Atwood Offshore Worldwide Limited

Ensco (Thailand) Limited

ENSCO Asia Pacific Pte. Limited

Ensco Associates Company

Ensco Australia Pty Limited

ENSCO Capital Limited

ENSCO Corporate Resources LLC

ENSCO Development Limited

Ensco do Brasil Petroleo E Gas Ltda.

Ensco Drilling I Ltd.

ENSCO Drilling Mexico LLC

Ensco Endeavors Limited

ENSCO Global GmbH

ENSCO Global Investments LP

Ensco Global IV Ltd

ENSCO Global Resources Limited

ENSCO Holding Company

Ensco Holdings I Ltd.

Ensco Holland B.V.

ENSCO Incorporated

ENSCO Intercontinental GmbH

ENSCO International Inc.

Ensco International Ltd.

ENSCO Investments LLC

ENSCO Jersey Finance Limited

ENSCO Limited

Ensco Management Corp.

ENSCO Maritime Limited

Ensco Mexico Services, S. de R.L. de C.V.

Ensco Ocean 2 Company

ENSCO Oceanics Company LLC

Ensco Oceanics International Company

Ensco Offshore Company

ENSCO Offshore International Company

ENSCO Offshore International Holdings Limited

Ensco Offshore International Inc.

ENSCO Offshore U.K. Limited

ENSCO Overseas Limited

ENSCO Transcontinental II LP

Ensco Transnational I Limited

Ensco UK Drilling Limited

ENSCO United Incorporated

ENSCO Universal Limited

Ensco Vistas Limited

ENSCO Worldwide GmbH

Great White Shark Limited

Green Turtle Limited

Offshore Drilling Services LLC

Pride Foramer S.A.S.

Pride Forasol S.A.S.

Pride Global II Ltd.

Pride International LLC

Pride International Management Company LP

Ralph Coffman Limited

Ralph Coffman Luxembourg S.a r.l.

RCI International, Inc.

RD International Services Pte. Ltd.

RDC Arabia Drilling, Inc.

RDC Holdings Luxembourg S.a r.l.

RoCal Cayman Limited

Rowan Companies Limited

Rowan Companies LLC

Rowan Drilling (Trinidad) Limited

Rowan Drilling (U.K.) Limited

Rowan Drilling, S. de R.L. de C.V.

Rowan International Rig Holdings S.a r.l.

Rowan Marine Services, LLC

Rowan N-Class (Gibraltar) Limited

Rowan No. 1 Limited

Rowan Norway Limited

Rowan Offshore (Gibraltar) Limited

Rowan Offshore Luxembourg S.a r.l.

Rowan Rex Limited

Rowan Rigs S.a r.l.

Rowan Services LLC

Rowan, S. de R.L. de C.V.

Rowandrill, LLC